OFFER DOCUMENT AND INFORMATION MEMORANDUM

Offer to acquire all the issued and outstanding shares of

Skeie Drilling & Production ASA

by

Rowan Companies, Inc.

Exchange Offer period:
From and including August 24, 2010
to September 14, 2010 at 16:30 (Norwegian time)

This offer document and information memorandum containing equivalent information as a prospectus (the “Document”) has been prepared by Rowan Companies, Inc. (“Rowan”, or the “Company”) in connection with (i) its offer (the “Exchange Offer“) to purchase all issued and outstanding shares of Skeie Drilling & Production ASA (“SKDP”), not already owned by Rowan and (ii) the offer of common stock of Rowan (the “Consideration Shares”) to be issued as consideration for the SKDP shares in the Exchange Offer.

Receiving Agent:

August 23, 2010

Unless otherwise indicated, all references in this Document to “Rowan”, the “Offeror”, the “Company”, “we” or “our” are to Rowan Companies, Inc. and all references to “SKDP” are to Skeie Drilling & Production ASA. For the definitions of certain terms used throughout this Document, see Section 16 (“Definitions used in the Document”).

This Document has been prepared in connection with Rowan’s offer to purchase all issued and outstanding shares of SKDP not already owned by Rowan (the “SKDP Shares”) against consideration payable in common stock of Rowan  (the “Consideration Shares”) on the terms and conditions described in this Document. This Document has been prepared to comply with chapter 7 of the Norwegian Securities Trading Act. This Document has been reviewed by the Norwegian Financial Supervisory Authority. A prospectus has not been prepared in connection with the Exchange Offer in reliance on the exemption from the obligation to prepare a prospectus provided by section 7-4 no. 6 of the Norwegian Securities Trading Act. The issuer of this Document is Rowan.

The delivery of this Document does not, at any time, imply that any information contained herein is correct or complete at any time subsequent to the date hereof. There may have been changes in matters affecting Rowan subsequent to the date of this Document.

All inquiries relating to this Document should be directed to Pareto Securities AS (the “Receiving Agent”). Copies of this Document can be obtained from Rowan or from the Receiving Agent. This Document is sent to all SKDP Shareholders with known addresses appearing in the shareholder register maintained by the Norwegian Central Securities Depository (“VPS”) as of August 20, 2010, except for SKDP Shareholders in jurisdictions where this Document may not be lawfully distributed.

Each SKDP Shareholder considering to accept the Exchange Offer must comply with all applicable laws and regulations in force in any jurisdiction in which such shareholder purchases, subscribes, offers or sells SKDP Shares or the Consideration Shares obtained under the Exchange Offer, or possesses or distributes this Document, and must obtain any consent, approval or permission required by such shareholder for accepting the Exchange Offer, and neither Rowan nor the Receiving Agent shall have any responsibility for these obligations. This Document may not be used for the purpose of, and does not constitute, an offer to sell or issue, or an invitation to buy or subscribe for, any securities in or into Australia, Canada, Japan or any other jurisdiction in which it would not be permissible to do so. For further information, see Section 5.18 (“Restrictions”).

Notice to Investors in the United States: This Exchange Offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this Document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since SKDP is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company or its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that Rowan may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

The Receiving Agent does not accept any responsibility, for whatever reason, for any legal or financial liability related to the completeness or accuracy of this Document or investment decisions made based on information presented herein. Prospective investors in Rowan acknowledge that they have not relied on the Receiving Agent in connection with their investigation of the accuracy of this information or the Exchange Offer. As of the date of this Document, the Receiving Agent and its affiliates do not own any Rowan Shares or SKDP Shares.

The contents of this Document are not to be construed as legal, business or tax advice. SKDP Shareholders should consult their own legal, business and tax advisors as to legal, business and tax matters. In making a decision on the Exchange Offer, investors must rely on their own examination of Rowan and the terms of the Exchange Offer, including the merits and risks involved. For a description and discussion of certain risk factors relevant to the Exchange Offer and an investment in Rowan, see Section 2 (“Risk Factors”).

Any disputes that might arise regarding this Document or the Exchange Offer described herein are subject to Norwegian law and the exclusive jurisdiction of the Norwegian courts, except for the issuance of Rowan Shares which shall be governed by the laws of the State of Delaware, the securities laws of the United States of America (“U.S.”) and the jurisdiction of the courts of Delaware.

This Document has been prepared in the English language, with a Norwegian summary in Section 15.

TABLE OF CONTENTS

TABLE OF CONTENTS			4

1.	SUMMARY		9
	1.1	About Rowan	9
	1.2	Key Financial Information	9
	1.3	Trend Information	10
	1.4	The Exchange Offer	11
	1.5	Summary of Risk Factors	12
	1.6	Directors, Senior Management and Employees	13
	1.7	Shares	14
	1.8	Auditor and Advisors	14
	1.9	Documents on Display	14

2.	RISK FACTORS		15

3.	RESPONSIBILITY FOR THE DOCUMENT		24

4.	CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		25

5.	THE EXCHANGE OFFER		27
	5.1	Introduction	27
	5.2	Background to the Exchange Offer	27
	5.3	Consideration – Exchange Ratio	28
	5.4	Resolution to issue the Consideration Shares	28
	5.5	The Offer Period	29
	5.6	Conditions to the Completion of the Exchange Offer	29
	5.7	Procedure for accepting the Exchange Offer	29
	5.8	Settlement	31
	5.9	Listing of the Consideration Shares	31
	5.10	Announcements	32
	5.11	Costs	32
	5.12	Purchases Outside the Exchange Offer	32
	5.13	Tax	32
	5.14	Governing Law and Jurisdiction	32
	5.15	Timetable	33
	5.16	Compulsory Acquisition	33
	5.17	Discontinuation of the OTC Listing	34
	5.18	Restrictions	34
	5.19	Tag-Along Rights	36

6.	BUSINESS OF ROWAN		39
	6.1	Introduction and background	39
	6.2	Drilling operations	39

		6.2.1	Offshore Operations	39
		6.2.2	Onshore Operations	41
		6.2.3	Contracts	41
		6.2.4	Competition	42
		6.2.5	Regulations and Hazards	42
	6.3	Manufacturing Operations		44
		6.3.1	Drilling Products and Systems	44
		6.3.2	Mining, Forestry and Steel Products	45
		6.3.3	Raw Materials	46
		6.3.4	Competition	46
		6.3.5	Regulations and Hazards	46
	6.4	Trend Information		47
	6.5	Employees		49
	6.6	Customers		49
	6.7	Properties		49
	6.8	Drilling Rigs		49
	6.9	Manufacturing Facilities		52
	6.10	The significance of the Exchange Offer for Rowan		53

7.	OPERATING AND FINANCIAL INFORMATION			55
	7.1	Introduction		55
	7.2	Critical Accounting Policies and Management Estimates		55
	7.3	Consolidated Statement of Income		59
	7.4	Consolidated Balance Sheets		60
	7.5	Consolidated Statements of Changes in Stockholders’ Equity		61
	7.6	Consolidated Statements of Cash Flows		62
	7.7	Segment Information		62

8.	OPERATING AND FINANCIAL REVIEW			64
	8.1	Summary		64
	8.2	Results of Operations		65
		8.2.1	Drilling Operations	66
	8.3	Manufacturing Operations		76
	8.4	Liquidity and Capital Resources		82
	8.5	Funding and treasury policies		89
		8.5.1	Cash and Cash Equivalents and Currency Risk	89
		8.5.2	Credit Risk	89
		8.5.3	Funding	89
		8.5.4	Financial Instruments	89
	8.6	Capitalization and Indebtedness		89
	8.7	Working Capital Statement		91
	8.8	New Accounting Standards		91
	8.9	No Significant Change		91

9.	BOARD OF DIRECTORS AND MANAGEMENT			92
	9.1	Board of Directors		92
	9.2	Committees of the Board of Directors		96

	9.3	Executive Officers		98
	9.4	Shares and stock options held by Directors and Executive Officers		100
	9.5	Benefits upon Termination of Employment		101
	9.6	Corporate governance		104

10.	DESCRIPTION OF THE SHARES AND SHAREHOLDER MATTERS			105
	10.1	Share Capital		105
	10.2	Share Capital History		105
	10.3	The Shares		105
	10.4	Voting Rights		106
	10.5	Listing		106
	10.6	Share Price Development		106
	10.7	Principal stockholders		107
	10.8	Treasury Shares		108
	10.9	Rights to acquire Shares		108
	10.10	Dividends and Dividend Policy		112

11.	INFORMATION ABOUT SKDP			113
	11.1	Introduction		113
	11.2	History		113
	11.3	Business		113
	11.4	Selected Financial Information about SKDP		114
		11.4.1	Consolidated statement of income	115
		11.4.2	Consolidated balance sheet	117
		11.4.3	Statement in changes of equity	119
	11.5	Shares and Share Capital		119
	11.6	Shareholders		119
	11.7	Board of Directors, Management, Employees		120
	11.8	Auditor		121
	11.9	No Significant Change		121
	11.10	Legal and Arbitration Proceedings		121

12.	NORWEGIAN TAXATION			122
	12.1	General		122
	12.2	Tax Consequences for Accepting the Exchange Offer		122
	12.3	Tax Consequences Related to Owning Rowan Shares		123

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES			127
	13.1	General		127
	13.2	Consequences to SKDP Shareholders of Exchanging Shares under the Exchange Offer		129
	13.3	Consequences to Non-U.S. Holders of Owning and Disposing of Rowan Shares		132

14.	ADDITIONAL INFORMATION			135
	14.1	Name, Incorporation and Registered Office		135
	14.2	Legal Structure		135
	14.3	Legal and Arbitration Proceedings		136

	14.4	Material Contracts		138
	14.5	Auditor and Advisors		141
	14.6	Statement regarding Sources		141
	14.7	Documents on Display		141
	14.8	Incorporation by Reference		141

15.	NORWEGIAN SUMMARY			144
	15.1	Tilbudet		144
		15.1.1	Innledning	144
		15.1.2	Nærmere om Tilbudet	144
		15.1.3	Vederlag – Bytteforhold	145
		15.1.4	Betingelser for Tilbudet	145
		15.1.5	Tilbudsperioden	146
	15.2	Aksept av Tilbudet		146
		15.2.1	Aksept av Tilbudet	146
		15.2.2	Oppgjør	147
		15.2.3	Medsalgsrett	147
	15.3	Strykning fra OTC		148
	15.4	Informasjon om SKDP		148
	15.5	Informasjon om Rowan		149
		15.5.1	Introduksjon og bakgrunn	149
		15.5.2	Sammendrag av finansiell informasjon for Rowan	149
		15.5.3	Informasjon om trender	150
	15.6	Sammendrag av risikofaktorer		151
	15.7	Styre, ledelse og ansatte		152
	15.8	Aksjekapital og aksjonærer		153
	15.9	Revisor og rådgivere		153
	1.9	Tilgjengelige dokumenter		153

16.	DEFINITIONS USED IN THE DOCUMENT			155

LIST OF APPENDICES

1.	Provisions from Share Purchase Agreement

2.	Acceptance Form – English Language Version

3.	Acceptance Form – Norwegian Language Version

4.	US Tax Form – IRS Form W-9

5.	US Tax Form – IRS Form W-8BEN

6.	Bylaws

1.	SUMMARY

This summary is only an introduction to this Document, and is qualified in its entirety by the more detailed information and the Appendices appearing elsewhere in this Document. Any decision to accept the Exchange Offer and to invest in Rowan Shares should be based on a consideration of the Document as a whole.

Civil liability in respect of this summary will attach to Rowan in any Member State of the European Economic Area (“EEA”) in which the relevant provisions of the Prospectus Directive (Directive 2003/71/EC) have been implemented, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this Document. Where a claim relating to the information contained in this Document is brought before a court in such a Member State, the plaintiff may, under the national legislation of that Member State, be required to bear the costs of translating this Document before the legal proceedings are initiated.

1.1	About Rowan

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. Rowan also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. Organized in 1947 as a Delaware corporation under the name Rowan Drilling Company, Inc., Rowan is a successor to a contract drilling business conducted since 1923.

Rowan provides contract drilling services utilizing a fleet of 24 self-elevating mobile offshore drilling platforms (“jack-up rigs”) and 29 marketed deep-well land drilling rigs.  Our primary focus is on high-specification and premium jack-up rigs, which our customers use for offshore exploratory and development drilling and, in certain areas, well workover operations.

We conduct offshore drilling operations in various markets throughout the world, and onshore drilling operations in the United States. At July 26, 2010 we had nine offshore rigs in the Middle East, nine in the U.S. Gulf of Mexico, two in the North Sea, one en-route to the North Sea from West Africa and one each offshore Eastern Canada, Mexico and Egypt. At that date, we had 19 marketed land rigs in Texas, nine in Louisiana, and one in Alaska.

1.2	Key Financial Information

The financial information included in this section should be read in conjunction with the financial statements as incorporated by reference in this Prospectus (see Section 14.8) and the other Sections of this Prospectus, including Sections 7 (“Operating and Financial Information”) and 8 (“Operating and Financial Review”).

The following table include a summary of historical financial data for Rowan on a consolidated basis as of and for each of the three years ended December 31, 2009, 2008 and 2007 and as of and for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
(In thousands except per share amounts and ratios)
Operations
Revenues	$490 036	$482 160	$922 441	$976 968	$1 770 180	$2 212 736	$2 095 021
Costs and expenses	359 679	351 617	693 980	648 180	1 269 167	1 554 613	1 361 148
Income from operations	130 357	130 543	228 461	328 788	501 013	658 123	733 873
Other income (expense) — net	(6 441)	2 509	(10 394)	3 875	78	(4 032)	5 213
Income before income taxes	123 916	133 052	218 067	332 663	501 091	654 091	739 086
Provision for income taxes	33 000	36 469	62 528	104 380	133 587	226 463	255 286
Net income	$90 916	$96 583	$155 539	$228 283	$367 504	$427 628	$483 800

Basic income per common share	$0,80	$0,85	$1,38	$2,01	$3,24	$3,80	$4,36
Diluted income per common share	$0,79	$0,85	$1,36	$1,99	$3,24	$3,77	$4,31

Cash Flows
Operating activities	$220 473	$147 654	$210 285	$224 930	$544 094	$694 469	$432 543
Investing activities	(120 252)	(116 472)	(209 505)	(204 793)	(557 791)	(681 498)	(310 757)
Financing activites	(11 428)	(10 113)	(29 522)	(28 704)	430 950	(75 001)	(95 369)
Increase (decrease) in cash and cash equivalents	$88 793	$21 069	$(28 742)	$(8 567)	$417 253	$(62 030)	$26 417

Financial Position (at period end)
Cash and cash equivalents	$610 939	$213 861	$610 939	$213 861	$639 681	$222 428	$284 458
Property, plant and equipment — net	$3 698 442	$3 327 878	$3 698 442	$3 327 878	$3 579 485	$3 147 528	$2 487 811
Total assets	$5 238 563	$4 599 017	$5 238 563	$4 599 017	$5 210 694	$4 548 892	$3 875 305
Long-term debt, less current portion	$761 552	$323 099	$761 552	$323 099	$787 490	$355 560	$420 482
Stockholders’ equity	$3 272 829	$2 897 372	$3 272 829	$2 897 372	$3 110 370	$2 659 816	$2 348 438

During 2009, our drilling operations generated revenues of $1,214.9 million and income from operations of $472.1 million, compared with $1,451.6 million and $670.1 million, respectively, in 2008.

Our manufacturing operations are conducted by LeTourneau Technologies, Inc. (“LeTourneau”), a wholly-owned subsidiary of the Company headquartered in Longview, Texas.  LeTourneau has two operating segments: Drilling Products and Systems and Mining, Forestry and Steel Products, each of which serves markets that require large-scale, steel-intensive, high load-bearing products and related parts and services.

In 2009, our manufacturing operations reported external revenues (sales to customers other than Rowan) of $555.3 million and income from operations of $28.9 million, compared with external revenues of $761.1 million and a loss from operations of $12.0 million in 2008. Results for 2008 included material charges and other operating expenses of $86.5 million. Our backlog of external manufacturing orders totaled approximately $413 million at December 31, 2009, nearly all of which was scheduled for delivery in 2010, compared with $562 million at December 31, 2008.

1.3	Trend Information

In May 2010, the Company took delivery of the first newly constructed EXL-Class rig.  The EXL#1 commenced operations in the U.S. Gulf of Mexico in late May under the first of two contracts for work through approximately July 2011. In June, we obtained a contract extension for the Gorilla V in the North Sea for an additional two years.  We recently obtained a contract for one of our rigs currently under construction, the EXL#2, as more fully discussed below.

Although utilization of the Company’s offshore rigs improved in the first and second quarters of 2010 over the fourth quarter of 2009, leading day rates have yet to show significant improvement and remain well below peak levels, and our results of operations have continued to benefit from contracts executed prior to the global downturn that began in mid-2008.  Although we have made significant increases to our drilling backlog in recent weeks, we can provide no assurance that we will continue to do so.

As of July 26, 2010, we had nine offshore rigs in the Middle East, nine in the U.S. Gulf of Mexico, two in the North Sea plus another en-route to the North Sea from West Africa, one each offshore Eastern Canada, Mexico and Egypt, and four under construction.  Additionally, we had 29 actively marketed land rigs located in Texas, Louisiana and Alaska.

The Company’s second EXL-Class rig, which is currently under construction with expected delivery in September 2010, is expected to commence operations in Trinidad during the fourth quarter under a three-year contract following completion of construction in Brownsville, Texas, inspections and acceptance.

As previously reported, following the Deepwater Horizon incident, the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly known as the Minerals Management Service) issued two Notices to Lessees (NTLs) implementing new safety regulations and information requirements applicable to shallow water drilling operations in the U.S. Gulf of Mexico.  These NTLs impact the ability of our customers to obtain new permits on a timely basis and continue operations uninterrupted under existing permits.  Although utilization of our rigs in the Gulf of Mexico declined slightly in the second quarter of 2010 as compared to the 2010 first quarter, we do not believe that our operations to date have been materially impacted by the issuance of these NTLs or the current regulatory environment. One of our Gulf rigs is under contract but is waiting on a permit.  Another has been released from its contract, and we expect it to return to work in the Gulf on a well-to-well basis. The Company currently has nine jack-up drilling rigs located in the U.S. Gulf of Mexico which may be impacted from time to time by the requirements of these recent NTLs. We are working with our customers to meet these requirements. See further discussion under Section 6.4 (“Trend Information”).

1.4	The Exchange Offer

The table below sets out the key terms of the Exchange Offer:

Offeror:	Rowan Companies, Inc.

Target:	Skeie Drilling & Production ASA

Consideration:
0.00574167 Rowan Shares for each SKDP Share validly tendered in the Exchange Offer. Fractions of Consideration Shares will not be allotted and issued to SKDP Shareholders pursuant to the Exchange Offer. Fractional entitlements of Consideration Shares will be paid net of transfer costs in cash.

Offer Period:	The Offer Period in the Exchange Offer starts on August 24, 2010 and expires on September 14, 2010 at 16:30 CET, subject to extensions.

Receiving Agent:	Pareto Securities AS

Procedure for accepting the Exchange Offer:	A properly completed and duly executed Acceptance Form and applicable U.S. tax form must be delivered to the Receiving Agent before 16:30 (CET) on the expiration date of the Offer Period.

Conditions for the completion of the Exchange Offer:	The Exchange Offer is unconditional.

Settlement:
Settlement of SKDP Shares tendered and received by the Receiving Agent from August 24, 2010 to and including September 7, 2010 will take place on September 10, 2010. Thereafter, settlement for the rest of the SKDP Shares tendered under the Exchange Offer will take place promptly after the expiry of the Offer Period and no later than 14 calendar days after such expiry.

Further details on the Exchange Offer are included in Section 5 (“The Exchange Offer”).

1.5	Summary of Risk Factors

The following is a summary of the risk factors. This list is not exhaustive, and SKDP Shareholders should read Section 2 (“Risk Factors”) for a more detailed description of the risks associated with an acceptance of the Exchange Offer.

•	The acquisition of SKDP will result in us incurring substantially more debt. This could further increase our leverage and attendant risks.

•	Reduction of our credit ratings could have a material adverse effect on our business and our ability to attract capital investment.

•	We operate in volatile businesses that are heavily dependent upon commodity prices and other factors beyond our control.

•	The delivery of new offshore drilling rigs currently under construction may further reduce our rig utilization and day rates and could lead to impairment charges.

•	Our markets are highly competitive, and satisfactory price levels are difficult to maintain.

•
Our inability to enter into drilling contracts for our idle rigs or rigs under construction will materially adversely affect our results of operations.  Three of our four rigs under construction do not yet have drilling contracts.

•	Many of our drilling rigs are subject to damage or destruction by severe weather, and our business may be affected by the threat of severe weather.

•	Our insurance coverage for windstorms may be inadequate, has become more expensive, and may become unavailable or cost-prohibitive.

•	Taxing authorities may challenge our tax positions, and we may not be able to realize expected benefits.

•	Our foreign operations typically present additional risk, and operations in certain foreign areas present higher costs.

•	Most of our contracts are fixed-price contracts, and increases in our operating costs or the impact of any general inflation could have an adverse effect on the profitability of those contracts.

•	High costs associated with maintaining idle rigs may cause us to experience losses, and cold-stacking rigs may result in impairment charges.

•	We will experience reduced profitability if our customers terminate or seek to renegotiate our drilling contracts.

•	Weakness in global capital markets may limit our ability to meet our future capital needs.

•
We are subject to operating risks such as blowouts and well fires that could result in environmental damage, property loss, personal injury and death, some of which may not be covered by insurance or recoverable indemnification.

•	If we are unable to acquire or renew permits and approvals required for our operations, we may be forced to suspend or cease our operations, and our revenues from offshore operations may be reduced.

•	Changes to our inventory valuation allowances may reduce our future operating results.

•
Rig upgrades, enhancements and new construction projects are subject to risks which could cause delays or cost overruns and adversely affect our financial position, results of operations and cash flows.

•	Our customers may be unable to indemnify us.

•	We are subject to governmental laws and regulations that could cause significant costs and liability on us for environmental and natural resource damages.

•	Regulation of greenhouse gases and climate change could have a negative impact on our business.

1.6	Directors, Senior Management and Employees

As of the date of this Document, the board of directors of Rowan (the “Board of Directors”) is comprised of H. E. Lentz (Chairman), Robert G. Croyle, William T. Fox III, Sir Graham Hearne, Thomas R. Hix, Robert E. Kramek, Frederick R. Lausen, Lord Moynihan, P. Dexter Peacock, John J. Quicke and W. Matt Ralls.

As of the date of this Document, our executive officers are:

W. Matt Ralls	President and Chief Executive Officer

John L. Buvens	Executive Vice President, Legal

Mark A. Keller	Executive Vice President, Business Development

David P. Russell	Executive Vice President, Drilling Operations

Thomas P. Burke	President and Chief Executive Officer, LeTourneau Technologies, Inc.

J. Kevin Bartol	Senior Vice President, Corporate Development

William H. Wells	Senior Vice President, Chief Financial Officer and Treasurer

Barbara A. Carroll	Vice President, Health, Safety and Environmental Affairs

Michael J. Dowdy	Vice President, Engineering

Lisa Gauthier	Vice President and Chief Information Officer

Gregory M. Hatfield	Vice President and Controller

Melanie M. Trent	Vice President and Corporate Secretary

Terry D. Woodall	Vice President, Human Resources

George C. Jones	Compliance Officer

As of December 31, 2009, Rowan had 4,846 employees worldwide.

1.7	Shares

The shares of our common stock have been issued and created under the laws of the State of Delaware, and are denominated in US$. The par value of the shares of our common stock is US$ 0.125.

The Rowan Shares offered in the Exchange Offer will be issued pursuant to Rule 802 under the U.S. Securities Act of 1933, which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as SKDP.

The total number of shares of capital stock which Rowan has the authority to issue is one hundred fifty five million (155,000,000) of which five million (5,000,000) shares, par value one dollar ($1.00) per share, shall be preferred stock, and of which one hundred fifty million (150,000,000) shares, par value twelve and one-half cents ($.125) per share, shall be common stock.  As of July 31, 2010, there were 114,632,793 shares of common stock outstanding.

On July 31, 2010, Rowan had 1284 stockholders of record.

1.8	Auditor and Advisors

The Company’s independent registered public accounting firm is Deloitte & Touche LLP of 1111 Bagby Street, Suite 4500, Houston, Texas, 77002. Deloitte & Touche LLP has been the Company’s auditor for the period covered by the historical financial information included in this Document. Deloitte & Touche LLP is registered with the Public Company Accounting Oversight Board.

Pareto Securities, of Dronning Mauds gate 3, PO Box 1411 Vika, NO-0115 Oslo, Norway, acts as financial advisor to and Receiving Agent for Rowan in connection with the Exchange Offer.

Latham & Watkins LLP of 717 Texas Avenue, 16th floor, Houston TX 77002, acts as US counsel to Rowan in connection with the Exchange Offer.

Wiersholm, Mellbye & Bech advokatfirma AS of Ruseløkkveien 26, N-0115 Oslo, Norway, acts as Norwegian counsel to Rowan in connection with the Exchange Offer.

1.9	Documents on Display

Copies of the following documents will be available for inspection at Rowan’s principal executive offices at 2800 Post Oak Boulevard, Suite 5450, Houston, TX 77056, United States during normal business hours Monday through Friday each week (except public holidays) for a period of 12 months from the date of this Document:

•	the Company’s Amended and Restated Bylaws;

•	the Company’s Restated Certificate of Incorporation;

•
the consolidated audited financial statements of the Company as of, and for the years ended, December 31, 2009, 2008, 2007 and the Company’s unaudited condensed consolidated financial statements as of, and for the three and six months ended June 30, 2010 (with comparable figures as of, and for the three and six months ended June 30, 2009); and

•	this Document

2.	RISK FACTORS

SKDP Shareholders should carefully consider the following risk factors in addition to the other information in this Document before making a decision to accept the Exchange Offer. Any of these risks could have a material adverse effect on our business, operating results and financial condition. Furthermore, the risks and uncertainties described below may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations in the future.

The delivery of this Document does not, at any time, imply that any information contained herein is correct or complete at any time subsequent to the date hereof. There may have been changes in matters affecting us subsequent to the date of this Document.

The acquisition of SKDP will result in us incurring substantially more debt. This could further increase our leverage and attendant risks.

In connection with the acquisition of SKDP, we plan to assume approximately $530 million of first and second lien debt secured by the three SKDP rigs under construction, which bears interest well above the average rate on our existing debt. We can provide no assurances that we can refinance this debt on more favorable terms. In addition, we may be able to incur substantial additional indebtedness in the future. The approximately $530 million of SKDP debt and any additional debt we incur will increase our leverage and may adversely affect our financial condition and our ability to access capital markets on favorable terms. An increase in our leverage may also result in us conducting an offering of our equity securities, which would dilute our existing stockholders.

Reduction of our credit ratings could have a material adverse effect on our business and our ability to attract capital investment.

Rowan currently has an investment grade credit rating. Credit rating agencies monitor our financial position, the overall oil and gas industry and the level of demand for drilling services. Our increased leverage from our assumption of SKDP’s debt may result in a reduction of our current credit ratings, which may reduce our access to the debt markets and unfavorably impact our overall cost of borrowing.  Downgrades of our current credit ratings or significant worsening of our financial condition could also result in increased demands by our suppliers for accelerated payment terms or other more onerous contract terms.

We operate in volatile businesses that are heavily dependent upon commodity prices and other factors beyond our control.

The success of our drilling operations depends heavily upon conditions in the oil and gas industry and the level of demand for drilling services. Demand for our drilling services is vulnerable to declines that are typically associated with depressed oil and natural gas prices. Even the perceived risk of a decline in oil or natural gas prices may cause oil and gas companies to reduce their spending, in which case demand for our drilling services could decrease and our drilling revenues may be adversely affected by lower rig utilization and/or day rates. Oil and natural gas prices have historically been very volatile, and our drilling operations have in the past suffered through long periods of weak market conditions.

Demand for our drilling services also depends on additional factors that are beyond our control, including:

•	fluctuations in worldwide demand for oil and natural gas;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or “OPEC”, to limit production levels and influence prices;

•	political and military conflicts in oil-producing areas and the effects of terrorism;

•	the level of production in non-OPEC countries;

•	laws, regulations and policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	domestic and international tax policies;

•	disruption of exploration and development activities due to hurricanes and other severe weather conditions;

•	advances in exploration and development technology; and

•	further consolidation of our customer base.

Our drilling operations have been and will continue to be adversely affected by dramatic declines in oil and natural gas prices, as occurred in late 2008 and early 2009, but we cannot predict the extent of that effect. Nor can we assure you that a reduction in offshore drilling activity will not occur for other reasons. Our manufacturing operations are also dependent on commodity prices and financial market conditions which affect demand for rigs and related components, mining and timber equipment and after-market parts.

The delivery of new offshore drilling rigs currently under construction may further reduce our rig utilization and day rates and could lead to impairment charges.

We believe there are currently 52 jack-up rigs under construction worldwide, or approximately 11% of the existing fleet. Most of these rigs do not have drilling contracts in place, and their delivery will increase the supply of available rigs competing for work, which could further reduce rig utilization and day rates. In addition, many of these rigs will likely enter the market at a time of excess capacity and low day rates. Prolonged periods of low rig utilization require us to accept lower day rates, or may cause us to temporarily take rigs out of service, or “stack” rigs, which would adversely affect our operating results and cash flows. We may be required to recognize impairment charges on our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that their carrying values may not be recoverable.

Our markets are highly competitive, and satisfactory price levels are difficult to maintain.

Our drilling and manufacturing markets are highly competitive, and no single participant is dominant. Drilling contracts are often awarded on a competitive bid basis, with intense price competition frequently being the primary factor determining which qualified contractor is awarded the job. Relocation of offshore rigs from areas of lower activity, such as the Gulf of Mexico, to more active international markets has further increased the competition among rigs seeking contractual commitments in those areas. The anticipated delivery of 52 new jack-ups over the next three years and ongoing consolidation by oil and gas exploration and production companies will further increase the supply of rigs while reducing the number of available customers. This consolidation has also resulted in drilling projects being delayed. We may have to further reduce our prices in order to remain competitive, which would have an adverse effect on our operating results.

Our inability to enter into drilling contracts for our idle rigs or rigs under construction will materially adversely affect our results of operations.  Three of our four rigs under construction do not yet have drilling contracts.

The results of our operations could be materially adversely affected if we are unable to enter into contracts for our idle rigs or for our three rigs under construction (or six rigs including the three rigs under construction by SKDP).

Many of our drilling rigs are subject to damage or destruction by severe weather, and our business may be affected by the threat of severe weather.

Much of the Gulf of Mexico, the North Sea and offshore eastern Canada frequently experience hurricanes or other extreme weather conditions. Many of our offshore drilling rigs are located in these areas and are thus subject to potential damage or destruction by such conditions. Damage caused by high winds and turbulent seas could cause us to suspend operations on drilling rigs for significant periods of time until the damage can be repaired. Even if our drilling rigs are not damaged by such conditions, we may still experience disruptions in our operations due to damage to our customers’ platforms and other related facilities in these areas. Additionally our customers may choose not to contract our rigs for use during hurricane season, particularly our conventional rigs in the Gulf of Mexico. During Hurricanes Katrina and Rita in 2005, we lost four jack-up rigs and another was significantly damaged. During Hurricane Ike in 2008, we lost one jack-up rig. Future storms could result in the loss or damage of additional rigs, which would adversely affect our financial position, results of operations and cash flows.

Our insurance coverage for windstorms may be inadequate, has become more expensive, and may become unavailable or cost-prohibitive.

Hurricanes (or “windstorms”) have caused tremendous damage to drilling and production equipment and facilities throughout the Gulf Coast in recent years, and insurance companies have incurred substantial losses as a result. Accordingly, insurance companies have substantially reduced the levels of windstorm coverage available and have dramatically increased the cost of such coverage. Coverage for potential liabilities to third parties associated with property damage and personal injuries, as well as coverage for environmental liabilities and removal of wreckage and debris associated with hurricane losses has also been limited.

As a result of the increased cost and reduced availability of coverage, in 2009 we decided to discontinue windstorm physical damage coverage on four of our older, less capable jack-up rigs, and our current coverage for removal of wreckage is subject to a $100 million per occurrence deductible. Currently, our windstorm physical damage coverage is subject to a $50 million per occurrence deductible with an annual aggregate limit of $150 million and covers only the Gorilla II, the Bob Palmer, the Ralph Coffman and the Rowan EXL #1. Losses due to future windstorms not covered by insurance could adversely affect our financial position, results of operations and cash flows. We renew our rig insurance policies annually each April. The level of coverage that we maintain is reevaluated each year based on a variety of factors, and we can provide no assurance that we will maintain future coverage at current levels.

Taxing authorities may challenge our tax positions, and we may not be able to realize expected benefits.

In 2009, we recognized tax benefits of $25 million as a result of applying our facts to a recent third-party tax case that provides a more favorable tax treatment for certain foreign contracts entered into in prior years. Our income tax returns are subject to audit by U.S. federal, state, and foreign tax authorities. Determinations by such taxing authorities that differ materially from our recorded estimates, either favorably or unfavorably, may have a material impact on our results of operations, financial position and cash flows.

Our foreign operations typically present additional risk, and operations in certain foreign areas present higher costs.

In recent years, we have significantly expanded our operations internationally. Foreign operations are often subject to political, economic and other uncertainties not typically encountered in domestic operations, including arbitrary taxation policies, onerous customs restrictions, foreign currency exchange fluctuations, security threats including terrorism, and the risk of asset expropriation due to foreign sovereignty over operating areas. With regard to the risk that our customer may terminate contracts without cause on short notice, contractually or by governmental action, we assume greater risks of such events in foreign areas, where legal protections may be less available to the Company. Any such unforeseen events could have a material adverse effect on our financial position, results of operations and cash flows. Additionally, operations in certain foreign areas, such as the North Sea, are highly regulated and have higher compliance and operating costs in general.

Most of our contracts are fixed-price contracts, and increases in our operating costs or the impact of any general inflation could have an adverse effect on the profitability of those contracts.

Most of our drilling contracts provide for the payment of a fixed day rate during periods of operation, and reduced day rates during periods of other activities, and our manufacturing contracts typically provide for a fixed price. Many of our operating costs are unpredictable and can vary based on events beyond our control. Our gross margins will therefore vary over the terms of our contracts. If our costs increase or we encounter unforeseen costs, we may not be able to recover them from our customers, which could adversely affect our financial position, results of operations and cash flows.

High costs associated with maintaining idle rigs may cause us to experience losses, and cold-stacking rigs may result in impairment charges.

In the past, Rowan generally has not cold-stacked its offshore drilling rigs during extended idle periods, as the long-term costs of rehiring and retraining personnel and restarting equipment typically negate any short-term savings. However, we have recently cold-stacked the Rowan-Juneau, one of our oldest rigs. Should we cold-stack additional idle rigs, we could be exposed to additional severance costs and potential impairment charges from reductions in the fair value of our equipment.

We will experience reduced profitability if our customers terminate or seek to renegotiate our drilling contracts.

Some of our drilling contracts are cancellable by the customer upon specific notice, or upon the occurrence of events beyond our control, such as the loss or destruction of the rig due to weather, or the suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment. Not all of our contracts require the customer to make an early termination payment upon cancellation. Any early termination payments that may be required under our contracts may not be sufficient to fully compensate us for the loss of the contract and could result in the rig becoming idle for an extended period of time. Additionally, in weak market conditions, a customer may be able to obtain a comparable rig at a lower day rate and seek to renegotiate the terms of its existing drilling contract with us.

Weakness in global capital markets may limit our ability to meet our future capital needs.

At June 30, 2010, we had approximately $611 million of cash and equivalents plus a $155 million revolving credit facility to be used, if necessary, for general corporate purposes, including capital expenditures and debt service requirements. Given the volatility in global capital markets, it is possible our credit facility will not be available when and if required. Lack of access to capital may limit our ability to expand our businesses, engage in acquisitions or otherwise take advantage of business opportunities.

We are subject to operating risks such as blowouts and well fires that could result in environmental damage, property loss, personal injury and death, some of which may not be covered by insurance or recoverable indemnification.

Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

•	costly delays or cancellations of drilling operations;

•	serious damage to or destruction of equipment;

•	personal injury or death;

•	significant impairment of producing wells, leased properties or underground geological formations; and

•	major environmental damage.

Our offshore drilling operations are also subject to marine hazards, whether at drilling sites or while equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs and drilling into high pressure formations are complex, hazardous activities, and we frequently encounter problems. Any ongoing change in weather patterns or climate could increase the adverse impact of marine hazards.

Our manufacturing processes could pollute the air, land, and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death.

We have experienced some of the types of incidents described above, including high-pressure drilling accidents resulting in lost or damaged drilling formations and towing accidents resulting in lost drilling equipment. Any future such events could result in operating losses and have a significant adverse impact on our business.

If we are unable to acquire or renew permits and approvals required for our operations, we may be forced to suspend or cease our operations, and our revenues from offshore operations may be reduced.

Crude oil and natural gas exploration and production operations in the United States and the Gulf of Mexico require numerous permits and approvals of Rowan and its customers from governmental agencies. If we or our customers are not able to obtain necessary permits and approvals, our operations will be adversely affected. Obtaining all necessary permits and approvals may necessitate substantial expenditures to comply with the requirements of these permits and approvals, future changes to these permits or approvals, or any adverse change in the interpretation of existing permits and approvals.  In addition, such regulatory requirements and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations and may create a risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements.

On April 20, 2010, the Deepwater Horizon, a semi-submersible drilling rig owned by a competitor, exploded while working in the deepwater sector of the U.S. Gulf of Mexico, resulting in an oil spill. In response to this incident, the U.S. Secretary of the Interior on May 27, 2010, announced a moratorium on U.S. offshore deepwater drilling, which was enjoined by a U.S. district court on June 22, 2010.  On July 12, 2010, the Secretary issued a revised moratorium, which is now the subject of litigation in the U.S. courts. In addition, the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly known as the Minerals Management Service) has issued Notices to Lessees (NTLs) implementing new safety regulations and information requirements applicable to drilling operations in the Gulf of Mexico. These NTLs are also the subject of litigation in the U.S. courts. These NTLs adversely impact the ability of our customers to obtain necessary permits and approval on a timely basis and/or to continue operations uninterrupted under existing permits. As a result, both shallow water and deepwater drilling permits have been delayed. Compliance with the new regulatory requirements may result in interruption of operations and reduce revenues from our offshore operations. At July 26, 2010, we had nine rigs located in the U.S. Gulf of Mexico.

Changes to our inventory valuation allowances may reduce our future operating results.

We recognize valuation allowances against our inventories based on historical usage of inventory on hand, assumptions about future demand based on market conditions, and estimates about potential alternative uses, which are usually limited. Our inventories generally consist of spare parts, work in process, and raw materials to support ongoing manufacturing operations and our installed base of drilling, mining and timber equipment. Customers rely on us to stock these specialized items to ensure that their equipment can be repaired and serviced in a timely manner. The estimated carrying values of our inventories are therefore indirectly affected by demand for oil, natural gas and other commodities, general economic conditions worldwide, and the potential obsolescence of various types of equipment we sell, among other factors. As a result of the 2008 declines in oil and natural gas prices, the onset of global recession and weakness in capital markets, we reduced our estimates of future usage of our inventories and significantly increased our inventory reserves at December 31, 2008. Facing reduced demand for our manufactured drilling equipment, we further reduced our estimates of future usage of our inventories and significantly increased our inventory reserves again at March 31, 2010.

Further deterioration in worldwide demand for oil, natural gas and certain other commodities, or the development of new technologies which make older drilling, mining and timber technologies obsolete, could require us to record additional reserves to reduce the value of our inventory and reduce our future operating results.

Rig upgrades, enhancements and new construction projects are subject to risks which could cause delays or cost overruns and adversely affect our financial position, results of operations and cash flows.

New drilling rigs may experience start-up complications following delivery or other unexpected operational problems that could result in significant uncompensated downtime, reduced day rates or the cancellation or termination of drilling contracts. Rig construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment or shipyard construction;

•	failure of equipment to meet quality and/or performance standards;

•	financial or operating difficulties of equipment vendors or the shipyard;

•	unanticipated actual or purported change orders;

•	inability to obtain required permits or approvals;

•	unanticipated cost increases between order and delivery, which can be up to two years;

•	adverse weather conditions and other events of force majeure;

•	design or engineering changes; and

•	work stoppages and other labor disputes.

Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that rig, which also could adversely affect our financial position, results of operations and cash flows.

Our customers may be unable to indemnify us.

Consistent with standard industry practice, we typically obtain contractual indemnification from our customers whereby they generally agree to protect and indemnify us for liabilities resulting from various hazards associated with the drilling industry, including damages resulting from the wellbore. We can provide no assurance, however, that our customers will be financially able to meet these indemnification obligations. The failure of a customer to meet such obligations, the failure of one or more of our insurance providers to meet claim obligations, or losses or liabilities resulting from unindemnified, uninsured or underinsured events could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to governmental laws and regulations that could cause significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are subject to governmental regulation in the areas of equipping and operating vessels, drilling practices and methods, and taxation. In addition, the United States and other countries in which we operate have regulations relating to environmental protection and pollution control. Rowan could become liable for damages resulting from pollution of offshore waters and, under United States regulations, we must document financial responsibility. Generally, we are substantially indemnified under our drilling contracts for pollution damages, except in certain cases of pollution emanating above the surface of land or water from spills of pollutants, or pollutants emanating from our drilling rigs. We can provide no assurance, however, that such indemnification provisions can be enforced.

In late 2007, we entered into a plea agreement with the Environmental and Natural Resources Division, Environmental Crimes Section of the U.S. Department of Justice, as amended, under which we paid fines and made community service payments totaling $9 million. Additionally, we agreed to be subject to unsupervised probation for a period of three years in connection with a criminal investigation of environmental matters involving several of our offshore drilling rigs that at various times operated in the Gulf of Mexico. During the probation period we must ensure that we commit no further criminal violations of federal, state, or local laws or regulations and must also continue to implement our comprehensive Environmental Management System Plan.

In the United States, Rowan is subject to the requirements of the Occupational Safety and Health Administration (“OSHA”) and comparable state statutes. OSHA requires us to provide our employees with information about the chemicals used in our operations. There are comparable requirements in other non-U.S. jurisdictions in which we operate.

In addition to the federal, state, and foreign regulations that directly affect our operations, regulations associated with the production and transportation of oil and gas affect the operations of our customers and thereby could potentially impact demand for our services.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Some scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHGs”) and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere and other climatic changes. In response to such studies, the issue of climate change and the effect of GHG emissions, in particular emissions from fossil fuels, is attracting increasing attention worldwide. Legislative and regulatory measures to address concerns that emissions of GHGs are contributing to climate change are in various phases of discussions or implementation at the international, national, regional and state levels.

In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change (the “Kyoto Protocol”), which established emission targets for GHGs, became binding on the countries that had ratified it. We currently operate one of our rigs in eastern Canada, which is one of the countries that ratified the Kyoto Protocol. International discussions are underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2012.

In the United States, federal legislation imposing restrictions on GHGs is under consideration. Proposed legislation has been introduced that would establish an economy-wide cap on emissions of GHGs and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions. In addition, the US Environmental Protection Agency (the “EPA”) is taking steps that would result in the regulation of GHGs as pollutants under the Clean Air Act (“CAA”). To date, the EPA has issued (i) a “Mandatory Reporting of Greenhouse Gases” final rule, effective December 29, 2009, which establishes a new comprehensive scheme requiring operators of stationary sources in the United States emitting more than established annual thresholds of carbon dioxide-equivalent GHGs to inventory and report their GHG emissions annually; and (ii) an “Endangerment Finding” final rule, effective January 14, 2010, which states that current and projected concentrations of six key GHGs in the atmosphere, as well as emissions from new motor vehicles and new motor vehicle engines, threaten public health and welfare, allowing the EPA to finalize motor vehicle GHG standards (the effect of which could reduce demand for motor fuels refined from crude oil). Finally, according to the EPA, the final motor vehicle GHG standards will trigger construction and operating permit requirements for stationary sources. As a result, the EPA has proposed to tailor these programs such that only large stationary sources will be required to have air permits that authorize GHG emissions.

Because our business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have an adverse impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and natural gas or otherwise result in reduced economic activity generally. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have an adverse impact on our business. In addition to potential impacts on our business directly or indirectly resulting from climate-change legislation or regulations, our business also could be negatively affected by climate-change related physical changes or changes in weather patterns. An increase in severe weather patterns could result in damages to or loss of our rigs, impact our ability to conduct our operations and/or result in a disruption of our customer’s operations.

Also, on June 26, 2009, the U.S. House of Representatives passed “American Clean Energy and Security Act of 2009” or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of “greenhouse gases.” The net effect of ACESA would be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions, and the Obama Administration has indicated its support of legislation to reduce greenhouse gas.

3.	RESPONSIBILITY FOR THE DOCUMENT

This Document has been prepared by Rowan Companies, Inc. to provide information to the SKDP Shareholders in connection with the Exchange Offer.

The Board of Directors of Rowan Companies, Inc accepts responsibility for the information contained in this Document. The Board of Directors hereby declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Document is, to the best of its knowledge, in accordance with the facts and contains no omissions likely to affect its import.

August 23, 2010

Board of Directors of Rowan Companies, Inc.

H. E. Lentz, Chairman	Robert G. Croyle	William T. Fox III

Sir Graham Hearne	Thomas R. Hix	Robert E. Kramek

Frederick R. Lausen	Lord Moynihan	P. Dexter Peacock

John J. Quicke	W. Matt Ralls

4.	CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Document contains “forward-looking statements” as defined by the US Securities and Exchange Commission (“SEC”). Such statements are those concerning contemplated transactions and strategic plans, expectations and objectives for future operations. These include, without limitation:

•	statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

•	statements relating to future financial performance, future capital sources and other matters; and

•
any other statements preceded by, followed by or that include the words “anticipates,” “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may,” or similar expressions.

Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Document are reasonable, we can give no assurance that such plans, intentions and expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control.

You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are the following:

•	demand for drilling services, in the United States and abroad

•	demand and prices for oil, natural gas and other commodities

•	the level of exploration and development expenditures by energy companies

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices

•	the level of production in non-OPEC countries

•	the general economy, including inflation

•	the condition of global capital markets

•	weather and climate conditions in our principal operating areas, including possible disruption of exploration and development activities due to hurricanes and other severe weather conditions

•	environmental and other laws and regulations

•	policies of various governments regarding exploration and development of their oil and natural gas reserves

•	domestic and international tax policies

•	political and military conflicts in oil-producing areas and the effects of terrorism

•	advances in exploration and development technology

•	further consolidation of our customer base

All forward-looking statements contained in this Document speak only as of the date of this Document. We undertake no obligation to update or revise publicly any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Document, or to reflect the occurrence of unanticipated events. Other relevant factors are included in Section 2, (“Risk Factors”) of this Document.

5.	THE EXCHANGE OFFER

5.1	Introduction

Rowan hereby presents an offer to the SKDP Shareholders to purchase all issued and outstanding SKDP Shares which are not already owned by Rowan or purchased under the Share Purchase Agreement.

This Document is sent to all SKDP Shareholders with known addresses appearing in SKDP’s shareholder register in the VPS as of August 20, 2010, except for SKDP Shareholders in jurisdictions where this Document may not be lawfully distributed. See Section 5.18 (“Restrictions”) below for further information.

For definitions of certain terms used in this Section, see Section 16 (“Definitions used in the Document”).

5.2	Background to the Exchange Offer

On July 1, 2010 Rowan announced that it had entered into a share purchase agreement (the “Share Purchase Agreement”) with Skeie Technology AS, Skeie Tech Invest AS and Wideluck Enterprises Limited and had obtained irrevocable commitments from Skeie Holding AS and Trafalgar AS (collectively, the “Sellers”) enabling Rowan to purchase all the SKDP Shares of the Sellers.

The Sellers collectively own 1,037,006,792 ordinary shares of SKDP, or 48.8% of the total ordinary shares outstanding. Rowan had previously acquired approximately 1.5% of SKDP’s outstanding ordinary shares. On July 19, Rowan received the shares from Skeie Holding AS and Trafalgar AS pursuant to its notice of exercise under the irrevocable commitments.

Under the terms of the Share Purchase Agreement and irrevocable commitments from the Sellers, Rowan will issue 0.00574167 Rowan Shares for each SKDP Share held by the Sellers (or 5,741.67 Rowan Shares per one million SKDP shares), for a total of approximately 5,954,151 Rowan Shares.  This exchange ratio was agreed based on an SKDP equity valuation of one NOK per SKDP Share, a Rowan stock price of US$ 27.30 per share and a US$/NOK exchange rate of 6.38.  The SKDP Shares acquired or to be acquired from the Sellers together with the SKDP Shares previously acquired by Rowan constitute 50.3% of SKDP’s outstanding ordinary shares.

The Share Purchase Agreement became unconditional on July 19, 2010. Closing of the Share Purchase Agreement will take place on September 10, 2010 which is concurrent with the date on which settlement takes place for SKDP Shareholders who tender their SKDP Shares during the first 14 days of the Offer Period.

Under the Share Purchase Agreement, Rowan undertook to launch this unconditional public tender offer for the remaining SKDP ordinary shares on the same terms. The Share Purchase Agreement provides that the per share consideration offered in such public tender offer shall be equal to the per share consideration due to the Sellers.

During August 2010, Rowan has entered into agreements to acquire a further 387.3 million SKDP Shares, equal to approx 18.2% of SKDP’s outstanding ordinary shares. These shares were acquired for the same consideration as agreed with the Sellers under the Share Purchase Agreement and the irrevocable commitments referred to above. Together with the SKDP Shares previously acquired or agreed to be acquired by Rowan, this represents 68.5% of SKDP’s outstanding ordinary shares.

5.3	Consideration – Exchange Ratio

As consideration under the Exchange Offer, Rowan offers to issue 0.00574167 Rowan Share (the “Consideration Shares”) for each SKDP Share validly tendered into the Exchange Offer. Please see Section 10.3 (“The Shares”) for a description of the Rowan Shares.

Fractions of Consideration Shares will not be allotted and issued to SKDP Shareholders pursuant to the Exchange Offer. Fractional entitlements of Consideration Shares will be paid net of transfer costs in cash based on a price per share of the Rowan Shares of US$ 27.30 per share and a US$/NOK exchange rate of 6.38.

This is the same exchange ratio as has been agreed under the Share Purchase Agreement, see Section 5.2 (“Background to the Exchange Offer”).

Based on the closing price of the Rowan Shares on the New York Stock Exchange on August 19, 2010 of  US$ 25.21 and a US$/NOK exchange rate of 6.19, the exchange ratio values the total equity of SKDP at approximately NOK 1,904 million.

No interest compensation will be paid to tendering SKDP Shareholders.

The Consideration Shares will all carry full stockholder rights, such as rights to dividends, from the time of their delivery to the tendering SKDP Shareholders at the settlement of the Exchange Offer. See Section 10.3 (“The Shares”) for a description of the Consideration Shares and potential restrictions on the free transferability of the Consideration Shares.  See Section 10.4 (“Voting Rights”) for a description of voting rights of the Consideration Shares.  See Section 5.9 (“Listing of the Consideration Shares”) for a description of the listing of the Consideration Shares on the New York Stock Exchange.

Accepting Rowan Shares in the Exchange Offer may result in a taxable capital gain or a deductible loss in the year of realization for SKDP Shareholders, see Section 12 (“Norwegian Taxation“) for brief description of certain tax implications of the Exchange Offer for SKDP Shareholders who are subject to Norwegian tax laws. In addition, see Section 13 (“Material U.S. Federal Income Tax Consequences”) for a discussion of certain material U.S. federal income tax consequences to (1) SKDP Shareholders of participating in the Exchange Offer and (2) non-U.S. stockholders of owning and disposing of Rowan Shares received under the Exchange Offer.

5.4	Resolution to issue the Consideration Shares

On July 15, 2010, Rowan’s Board of Directors passed the following resolution approving the issuance of the Consideration Shares to the tendering SKDP Shareholders:

WHEREAS, on July 1, 2010, Rowan entered into a Share Purchase Agreement (the “Purchase Agreement”) with Skeie Technology AS, Skeie Tech Invest AS and Wideluck Enterprises Limited and obtained irrevocable commitments from Skeie Holding AS and Trafalgar AS (collectively, the “Sellers”) enabling Rowan to purchase each ordinary share held by the Sellers in Skeie Drilling & Production ASA (“SKDP”);

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby gives final approval for the Purchase Agreement between the Company, Skeie Technology AS, Skeie Tech Invest AS and Wideluck Enterprises Limited and the obligations, covenants and undertakings therein;

FURTHER RESOLVED, that the Board of Directors hereby gives final approval for the Company to exercise its option to purchase the SKDP ordinary shares held by Skeie Holding AS and Trafalgar AS pursuant to and in accordance with the terms of the Company’s irrevocable commitments with Skeie Holding AS and Trafalgar AS;

FURTHER RESOLVED, that under the terms of the Purchase Agreement and irrevocable commitments, the Company will pay total consideration of 0.00574 shares of the Company’s common stock, par value US$0.125, for each ordinary share of SKDP held by the Sellers, which in the case of the Sellers equals approximately 5,954,151 shares of the Company’s common stock;

FURTHER RESOLVED, that the Company is authorized to prepare a prospectus and launch a tender offer to purchase the remaining SKDP ordinary shares on the same terms;

FURTHER RESOLVED, that the issuance of the Company’s shares exchanged in consideration for the SKDP shares (the “Shares”) in accordance with these resolutions is hereby authorized, and upon such issuance, such Shares will be validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the Company is authorized to file with the Securities and Exchange Commission one or more Registration Statements on Form S-3 and any necessary amendments, pursuant to which the SKDP shareholders may resell the Shares;

5.5	The Offer Period

The Offer Period starts on August 24, 2010 and expires on September 14, 2010 at 16:30 CET.

Rowan may extend the Offer Period one or more times, however, not beyond November 2, 2010. Any extensions of the Offer Period shall be announced prior to the expiration of the Offer Period in the manner described in Section 5.10 (“Announcements”) below. Any acceptance of the Exchange Offer received by the Receiving Agent is binding on the tendering SKDP Shareholders even if the Offer Period is extended.

5.6	Conditions to the Completion of the Exchange Offer

The Exchange Offer is unconditional.

5.7	Procedure for accepting the Exchange Offer

In order for a SKDP Shareholder to accept the Exchange Offer, an Acceptance Form (included in English language version as Appendix 2 and in Norwegian language version in Appendix 3) (or a copy thereof) and an applicable U.S. tax form (IRS Form W-9, for U.S. persons, or IRS Form W-8BEN (or other appropriate Form W-8), for non-U.S. persons) (or a copy thereof), both forms properly completed and duly executed, must be received by the Receiving Agent on or prior to the Expiration Date, i.e., by 16:30 CET on September 14, 2010 or, in the event of an extension of the Offer Period, by 16:30 CET on the new Expiration Date. IRS Form W-9 is included as Appendix 4 and IRS Form W-8BEN is included as Appendix 5.

The Acceptance Form and the applicable U.S. tax form, duly completed and signed, can be sent by regular mail or fax or otherwise delivered, together with any other required documents, to the Receiving Agent at the following address:

Pareto Securities AS
Dronning Mauds gate 3
PO Box 1411 Vika
NO-0115 Oslo
Norway
Tel: +47 22 87 87 00
Fax: +47 22 83 43 09

If an SKDP Shareholder would like to accept the Exchange Offer in respect of less than all of the SKDP Shares registered on such shareholder’s account in the VPS, such shareholder should fill in paragraph 2 in the Acceptance Form. Unless otherwise explicitly stated, acceptance of the Exchange Offer by a SKDP Shareholder will be deemed an agreement to exchange all of such SKDP Shareholder’s SKDP Shares for Rowan Shares pursuant to the Exchange Offer.

SKDP Shareholders accepting the Offer are requested to fill in a Norwegian bank account number in the Acceptance Form to facilitate payment of the compensation for fractional entitlements of Consideration Shares (if any) which will be paid in cash net of transfer costs. Shareholders not inserting a Norwegian bank account number in the Acceptance Form will receive payment by way of bank credit transfer/cheque, note however that such payments only will be made to the extent that the compensation for fractional entitlements of Consideration Shares exceeds the transfer costs.

The acceptance of the Exchange Offer is irrevocable and may not be withdrawn, in whole or in part, before or after the Expiration Date. By returning the Acceptance Form to the Receiving Agent, the SKDP Shareholder is bound to accept and complete the Exchange Offer subject to the terms and conditions of this Document and the Acceptance Form, as from the moment the Receiving Agent has received the Acceptance Form and until the Exchange Offer is completed. Notwithstanding the above, the tendering SKDP Shareholders are not bound by their acceptances if settlement does not occur by December 31, 2010.

SKDP Shareholders holding SKDP Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person in the event that they wish to accept the Exchange Offer. Such broker, bank, agent, trustee, nominee, custodian or other manager must execute and deliver the appropriate Acceptance Form, the applicable U.S. tax form and any other documentation that may be required to establish the right of a SKDP Shareholder to participate in the Exchange Offer on behalf of such SKDP Shareholder.

SKDP Shares tendered under the Exchange Offer will be blocked in favor of the Receiving Agent on behalf of Rowan (and must be otherwise free of any third-party rights). Accordingly, it will not be possible for SKDP Shareholders to administer SKDP Shares tendered after the block has been established. This restriction will only apply for the tendered SKDP Shares, and SKDP Shareholders may freely administer any other securities registered on the current VPS account. Tendering SKDP Shareholders will retain ownership of their SKDP Shares and all shareholder rights until the completion of the Exchange Offer. By accepting the Exchange Offer, each SKDP Shareholder irrevocably authorizes the Receiving Agent to register such blocking of such SKDP Shareholder’s SKDP Shares and to transfer such SKDP Shares to Rowan upon settlement of the Exchange Offer.

Rowan is not required to honor Acceptance Forms that are received after the Expiration Date by the Receiving Agent but may do so at its sole discretion. Furthermore, Rowan reserves the right to treat an acceptance as valid, wholly or partially, even if incorrect or otherwise irregularly undertaken, not accompanied by an applicable U.S. tax form or other necessary document(s) or sent elsewhere than stated above, in which event the settlement (as defined herein) and/or delivery of the Consideration Shares will be completed when such acceptance is fully corrected and all necessary documents have been received, to the satisfaction of Rowan. All acceptances of the Exchange Offer must be unconditional. Rowan reserves the right to consider any conditional acceptance received as unconditional. Neither Rowan, the Receiving Agent nor any other person will be under any duty to give notification of any defects or irregularities with respect to any acceptances or incur any liability for not giving any such notification.

5.8	Settlement

Settlement of SKDP Shares tendered and received by the Receiving Agent from August 24, 2010 to and including September 7, 2010 will take place on September 10, 2010. Thereafter, settlement for the rest of the SKDP Shares tendered under the Exchange Offer will take place promptly after the expiry of the Offer Period. Such settlement is estimated to take place on or about September 21, 2010 and will no event take place later than 14 calendar days after the expiry of the Offer Period.

Upon settlement, the SKDP Shares validly tendered for sale under the Exchange Offer will be transferred to Rowan against issuance of the Consideration Shares. The Consideration Shares will be held on the records of Rowan’s transfer agent, Wells Fargo Bank N.A.  and each shareholder will be mailed a Direct Registration Statement evidencing their ownership of the Consideration Shares.

5.9	Listing of the Consideration Shares

An application has been made to list the Rowan Shares offered in the Exchange Offer on the New York Stock Exchange.  It is expected that the listing application will be granted and that the Rowan Shares offered in the Exchange Offer may commence trading on or about the settlement dates, i.e. on or about September 10, 2010 for SKDP Shareholders having tendered their SKDP Shares within September 7, 2010 and on or about September 21, 2010 for SKDP Shareholders having tendered their SKDP Shares within September 14, 2010 at 16:30 (Norwegian time).

The Rowan Shares have been created under the laws of the State of Delaware, and are denominated in US$. The par value of the Rowan Shares is US$ 0.125.

The Rowan Shares offered in the Exchange Offer will be issued pursuant to Rule 802 under the U.S. Securities Act of 1933, which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as SKDP.

Under the U.S. securities laws applicable to this Exchange Offer, if you hold restricted SKDP Shares, then you will receive Rowan Shares with a restricted legend. You may be considered to have restricted securities if you are an affiliate or significant shareholder of SKDP who acquired your SKDP shares in a transaction or chain of transactions not involving any public offering. Rowan has filed a registration statement with the U.S. Securities and Exchange Commission allowing any Rowan Shares issued with a restricted legend to be resold in the United States. You should contact the Receiving Agent to obtain the required documentation if you receive Rowan Shares with a restricted legend and wish to have your Rowan Shares registered under such registration statement. Such documentation will require you to provide your name, any position or material relationship you have had within the past three years with Rowan, the amount of Rowan shares you own prior to the filing of the registration statement, the amount of Rowan shares to be offered for your account, and the amount and (if one percent or more) the percentage of the class to be owned by you after completion of the offering. Such documentation will also require you to refrain from selling your Rowan Shares during certain blackout time periods which Rowan may declare in its discretion. To sell Rowan Shares, you will need to engage a broker who is able to settle trades in the U.S. in coordination with Wells Fargo, Rowan stock’s transfer agent, who is responsible for maintaining the central record of Rowan’s shareholders. The expected level of costs connected to being registered as a shareholder selling the Rowan Shares depends on factors including but not limited to choice of a broker and number of sales of Rowan Shares.

Please see Section 10.3 below, (“The Shares”) for further information about potential restrictions on the free transferability of the Rowan Shares.

5.10	Announcements

Without limiting the manner in which Rowan may choose to make any public announcements and subject to Rowan’s obligations under applicable law, announcements related to this Exchange Offer are deemed given when received by the Norwegian Securities Dealers Association and published through the electronic information system of the Norwegian Securities Dealers Association. Rowan will have no obligation to publish, advertise or otherwise communicate any public announcement other than by such release to the Norwegian Securities Dealers Association.

5.11	Costs

Rowan will pay commissions and transaction costs in VPS directly attributable to the Exchange Offer.

This means that SKDP Shareholders who accept the Exchange Offer will not be debited with brokers’ fees or similar costs in connection with the Exchange Offer. No other expenses, if any, incurred by the individual SKDP Shareholders for advisory services, including fees charged by a broker, bank, agent, trustee, nominee, custodian or other managers for the execution and delivery of the Acceptance Form, will be covered by Rowan.

Rowan’s current estimated costs and expenses in connection with the Exchange Offer are approximately US$7 million.

5.12	Purchases Outside the Exchange Offer

Rowan reserves the right to purchase, or make arrangements to purchase, SKDP Shares outside the Exchange Offer in accordance with applicable laws.

5.13	Tax

Each SKDP Shareholder is responsible for any taxes it incurs as a consequence of accepting the Exchange Offer. Rowan assumes no responsibility for any tax liability resulting from the acceptance of the Exchange Offer. A brief description of certain Norwegian tax implications of the Exchange Offer for SKDP Shareholders subject to Norwegian tax is included in Section 12 (“Norwegian Taxation”).  In addition, see Section 13 (“Material U.S. Federal Income Tax Consequences”) for a discussion of certain material U.S. federal income tax consequences to (1) SKDP Shareholders of participating in the Exchange Offer and (2) non-U.S. stockholders of owning and disposing of Rowan Shares received under the Exchange Offer.  SKDP Shareholders are urged to seek advice from their own tax consultants or advisors in order to determine the particular tax consequences to them from their acceptance of the Exchange Offer and the relevance or effect of any domestic or foreign tax laws or treaties.

5.14	Governing Law and Jurisdiction

The Exchange Offer and all acceptances thereof shall be governed by, and construed in accordance with the laws of Norway, save for the issuance of Rowan Shares which shall be governed by the laws of the State of Delaware and US securities laws. Any dispute arising out of or in connection with the Exchange Offer and/or the acceptance thereof which cannot be amicably resolved shall be subject to the exclusive jurisdiction of the courts of Norway with the agreed venue in Oslo, except for the issuance of Rowan Shares which shall be subject to the jurisdiction of the courts of Delaware.

5.15	Timetable

Below is the expected timetable for the Exchange Offer. Rowan reserves the right to change the dates indicated in the table at any time and in its sole discretion pursuant to Sections 5.5  and 5.10 (“The Offer Period” and “Announcements”) above. Further, potential delays may occur as a result of, inter alia, announcements being delayed or other necessary actions taking longer than anticipated.

Offer Period:	The Exchange Offer starts on August 24, 2010 and expires on September 14, 2010 at 16:30 CET, subject to extensions.

Settlement of the Exchange Offer:
Settlement of SKDP Shares tendered and received by the Receiving Agent from August 24, 2010 to and including September 7, 2010  will take place on September 10, 2010. Thereafter, settlement for the rest of the SKDP Shares tendered under the Exchange Offer will take place promptly after the expiry of the Offer Period.

Acceptances not binding if settlement does not occur by:	December 31, 2010.

5.16	Compulsory Acquisition

Rowan intends to complete a compulsory acquisition of the SKDP Shares in accordance with the provisions of the Norwegian Public Companies Act if it becomes the owner of more than 90 percent of the total number of outstanding shares and voting rights in SKDP.

The consideration due under a compulsory acquisition, will, in the absence of an agreement between Rowan and the affected SKDP Shareholders, be determined in accordance with section 4-25, second and third paragraph of the Norwegian Public Companies Act. Under these provisions, Rowan will be required to offer the SKDP Shareholders affected by the compulsory acquisition a price for their SKDP Shares. If Rowan presents the offer in writing to all affected SKDP Shareholders with a known address, and the offer is announced in the Norwegian Register of Business Enterprises’ electronic information system and in a newspaper generally read at SKDP's place of business, Rowan may set a time limit, of no less than two months, for each affected SKDP Shareholder to object to the price offered by Rowan. SKDP Shareholders who have not objected to the offer within this time limit will be deemed to have accepted the price offered by Rowan.  The consideration due to any SKDP Shareholder who does not accept such offer will, absent any agreement, be determined by a Norwegian court. The consideration offered by Rowan and accepted by those SKDP Shareholders who tender into the Exchange Offer is likely to be among the factors considered by such court.

5.17	Discontinuation of the OTC Listing

Following completion of the Exchange Offer Rowan will seek to deregister SKDP Shares from the OTC List maintained by the Norwegian Securities Dealers Association.

5.18	Restrictions

General

This section is intended as a general guide only. SKDP Shareholders are advised to consult their own legal counsel prior to accepting the Exchange Offer or making any offer, resale, pledge or other transfer of the Rowan Shares obtained under the Exchange Offer.

The distribution of this Document and the making of the Exchange Offer may be restricted by law in certain jurisdictions. No actions have been taken to register or qualify the Exchange Offer or the Consideration Shares in any jurisdiction outside of Norway. Rowan has filed a registration statement to register the resale of certain restricted Consideration Shares in the U.S. Persons in possession of this Document are required to inform themselves about and to observe such restrictions. This Document may not be used for the purpose of, and does not constitute, an offer to sell or issue, or an invitation to buy or subscribe for, any securities in or into Australia, Canada, Japan or any other jurisdiction in which it would not be permissible to do so.

Each SKDP Shareholder considering to accept the Exchange Offer must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, subscribes, offers or sells SKDP Shares or the Rowan Shares obtained under the Exchange Offer, or possesses or distributes this Document, and must obtain any consent, approval or permission required by it for accepting the Exchange Offer.

Each SKDP Shareholder accepting the Exchange Offer will be deemed to have acknowledged, by its delivery of an Acceptance Form, that Rowan and the Receiving Agent and their respective affiliates and other persons will rely on the accuracy of the acknowledgements, representations and agreements set forth herein. Rowan reserves the right, in its sole and absolute discretion, to reject any acceptance that it or its agents believe may give rise to a breach or violation of any law, rule or regulation.

Notice to Investors in the United States

This Exchange Offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this Document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since SKDP is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company or its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Rowan may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

Notice to New Hampshire Residents Only

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES, ANOTATED 1955, AS AMENDED (‘‘RSA 421-B’’) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Member States of the EEA

In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer of Rowan Shares under the Exchange Offer as described in this Document may not be made to the public in that Relevant Member State, except that an offer of Rowan Shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State: (1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (2) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than € 43 million; and (iii) an annual net turnover of more than € 50 million, as shown in its last annual or consolidated accounts; (3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or (4) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offers of Rowan Shares shall result in a requirement for the publication by Rowan or the Receiving Agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the immediately preceding paragraph, the expression an “offer of Rowan Shares to the public” in relation to any Rowan Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Rowan Shares to be offered so as to enable an investor to decide to accept the Exchange Offer, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The Exchange Offer is only being made to SKDP Shareholders in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (“FSMA”), and the Financial Advisors have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who are investments professionals falling within Article 19(5) of Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or in circumstances in which Section 21(1) of FSMA does not apply. All applicable provisions of FSMA have been and will be complied with in respect of anything done in relation to the SKDP Shares or the Rowan Shares in, from or otherwise involving or having an effect in the United Kingdom.

This Document is only being distributed to and is only directed at (i) persons who are  outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Order or (iii) persons falling within Article 43(2) of the Order, or (iv) to other persons to whom it may lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This Document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which any such communication relates is available only to relevant persons and will be engaged in only with relevant persons.

5.19	Tag-Along Rights

Section 8 of the articles of association of SKDP provides that each SKDP Shareholder shall have a tag-along right, as further described therein, to sell their SKDP Shares upon a sale by Skeie Technology AS or its respective Affiliates of more than 25 % of the entire issued share capital of SKDP. An English translation of section 8 of the articles of association is set out below:

“A transaction whereby Skeie Technology AS or its respective Affiliates, acting individually or together or with other shareholders, (the “Transferor”) has agreed to sell or otherwise transfer (directly or indirectly) an interest in more than 25% of the entire issued share capital of the Company (the “Sale Shares”) to a third party (“Transferee”) in a single transaction (or series of related transactions with the same Transferee on similar sale terms during a 3 month period) shall not be valid, and shall be subject to the consent of the Board of Directors which consent the board of directors shall not provide, unless the Transferor has observed the procedure set out in this Article. Consent cannot be withheld on any other basis if the procedures set out in this Article are observed.

The Transferor shall inform the Company of the proposed transfer at least 17 calendar days prior to its anticipated completion. The notification shall contain information on the identity of the Transferee, the number of Sale Shares, the price per Sale Share that the Transferee proposes to pay (and the manner in which the consideration is to be paid), any other material terms of the transfer and the estimated date of the transfer and shall be accompanied by a true and correct copy of the transfer agreement (the “Tag Along Notice”).

Upon receipt of a Tag Along Notice, the Company shall immediately, and no later than 3 calendar days after receipt of the Tag Along Notice, forward the notification to all other shareholders of the Company (other than the Transferor) whose address is known to the Company.

Each shareholder shall, within 14 calendar days after the Tag Along Notice is sent by the Company, notify the Company (by delivering to it a written counter-notice) that it wishes to sell a certain number of shares held by it at the proposed sale price (a “Participating Shareholder”).  The written counter notice shall specify the number of shares the Participating Shareholder wishes to sell.  The maximum number of shares that a Participating Shareholder can sell under this procedure shall be:

X/Y x Z

Where:

X is the number of shares held by the Participating Shareholder;

Y is the total number of shares of the Company;

Z is the number of shares which the Transferor wishes to sell.

Any shareholder who does not send a counter-notice to be received by the Company within the 14 calendar days period, shall be deemed to have specified that it does not want to sell any shares.

After expiry of 14 calendar days from the date that the Tag Along Notice was sent by the Company, the Transferor shall be entitled to sell the Sale Shares to the Transferee (on the terms notified to the Participating Shareholders) provided that at the same time, the Transferee also buys from the Participating Shareholders the number of shares they are entitled to sell on terms notified to the Participating Shareholders (unless the Transferee is not willing to purchase the shares of the Participating Shareholders in addition to the Sale Shares, in which case the Transferor shall sell to the Transferee the Sale Shares less any shares that the Participating Shareholders are entitled to sell).

No sale by the Transferor shall be made pursuant to a Tag Along Notice more than 3 months after service of that Tag Along Notice by the Company to its shareholders.

This article can be amended or deleted with the same majority as other changes in the articles of association.”

The agreement by Skeie Technology AS and Skeie Tech Invest AS to sell their SKDP Shares to Rowan under the Share Purchase Agreement triggers the tag-along rights set out in section 8 of the articles of association of SKDP. This Exchange Offer is made on the same exchange ratio on which Skeie Technology AS and Skeie Tech Invest AS are selling their SKDP Shares under the Share Purchase Agreement. Further the Exchange Offer is unconditional with an Offer Period of 21 calendar days, the SKDP Shareholders may sell some or all their SKDP Shares under the Exchange Offer and SKDP Shareholders who accept the Exchange Offer on day 1-14 of the Offer Period will receive settlement on the same day as Skeie Technology AS and Skeie Tech Invest AS. Therefore, Rowan, Skeie Technology AS, Skeie Tech Invest AS and SKDP are of the opinion that the making and completion of the Exchange Offer will satisfy tag-along rights of the SKDP Shareholders under section 8 of the articles of association. However, if any SKDP Shareholder wishes to formally exercise their tag along rights and sell a number of his or her SKDP Shares to Rowan on such terms, Rowan will enter into a separate share purchase agreement with such SKDP Shareholder in so far as its tag-along rights apply. In this connection, please note that the tag-along rights only entitle the SKDP Shareholders to sell a proportionate part and not all of their SKDP shares. An SKDP Shareholder who wishes to sell all of its SKDP shares to Rowan must therefore in any event sell some of its SKDP Shares in the Exchange Offer.

SKDP Shareholders who wish to enter into a separate share purchase agreement with Rowan must submit a written demand in this respect to Pareto Securities AS no later than September 14, 2010. The key consequences of entering into such share purchase agreement with Rowan instead of tendering SKDP Shares under the Exchange Offer will be:

•	that the selling SKDP Shareholder would be required to give the same representations and warranties to Rowan as have been given by Skeie Technology AS and Skeie Tech Invest AS;

•	that the selling SKDP Shareholder would have to undertake to indemnify Rowan for any breach of such representations and warranties, subject to certain limitations;

•	that Rowan would make certain limited representations and warranties to such SKDP Shareholder; and

•
that such SKDP Shareholder would receive restricted securities because this would be a private placement under the U.S. securities laws.  Restricted securities are typically held in physical certificated form because electronic databases are unable to display restrictions placed on shares.  Restricted securities cannot be reoffered, resold, pledged or otherwise transferred except pursuant to an applicable exemption under the U.S. Securities Act of 1933, as amended or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction. Rowan has filed a registration statement to allow other SKDP Shareholders to sell their restricted securities.

The relevant provisions are set out in Appendix 1 to this Document.

6.	BUSINESS OF ROWAN

6.1	Introduction and background

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. Rowan also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. Organized in 1947 as a Delaware corporation under the name Rowan Drilling Company, Inc., Rowan is a successor to a contract drilling business conducted since 1923.

Rowan provides contract drilling services utilizing a fleet of self-elevating mobile offshore drilling platforms (“jack-up rigs”) and deep-well land drilling rigs. Rowan’s primary focus is on high-specification, premium jack-up rigs, which Rowan’s customers use for exploratory and development drilling and, in certain areas, well workover operations. Rowan conducts offshore drilling operations in various markets throughout the world, and onshore drilling operations in the United States.

Rowan’s manufacturing operations has two operating segments: Drilling Products and Systems and Mining, Forestry and Steel Products, each of which serve markets that require large-scale, steel-intensive, high-load bearing products and related parts and services.

Further company specific information regarding Rowan is set forth in Section 14 (“Additional Information”).

6.2	Drilling operations

Rowan provides contract drilling services utilizing a fleet of 24 self-elevating mobile offshore drilling platforms (“jack-up rigs”) and 29 marketed deep-well land drilling rigs.  Our primary focus is on high-specification and premium jack-up rigs, which our customers use for offshore exploratory and development drilling and, in certain areas, well workover operations.

We conduct offshore drilling operations in various markets throughout the world, and onshore drilling operations in the United States.  At the date of this Document, we had nine offshore rigs in the Middle East, nine in the Gulf of Mexico, two in the North Sea, one en-route to the North Sea from West Africa and one each offshore in Eastern Canada, Mexico and Egypt.  At that date, we had 19 marketed land rigs in Texas, nine in Louisiana, and one in Alaska.

During 2009, our drilling operations generated revenues of $1,214.9 million and income from operations of $472.1 million, compared with $1,451.6 million and $670.1 million, respectively, in 2008.  Our results of operations are further discussed in Section 8 (“Operating and Financial Review”).

6.2.1	Offshore Operations

Rowan operates large jack-up rigs capable of drilling depths up to 35,000 feet in maximum water depths ranging from 250 to 550 feet, depending on rig size and location.  Our jack-ups are designed with a floating hull that is fully equipped to serve as a drilling platform supported by three independently elevating legs. The rig is towed to the drilling site where the legs are lowered until they penetrate the ocean floor, and the hull is jacked up to the elevation required to drill the well. All of our jack-ups have been designed or built by our manufacturing division.

We have aggressively grown our jack-up fleet over the past decade to better serve the needs of the industry for drilling in harsher environments, and we are particularly well positioned to serve the niche market for high-pressure/high-temperature (“HPHT”) wells.  All of our rigs feature top-drive drilling systems, solids-control equipment, AC power and mud pumps that greatly accelerate the drilling process.  Most have been designed or upgraded to handle the toughest environmental criteria.  At the date of this Document, our offshore drilling fleet was comprised of the following:

•
Twelve high-specification cantilever jack-up rigs, including one harsh-environment Gorilla class rig, four enhanced Super Gorilla class rigs, four Tarzan Class rigs, two 240C class rigs and one EXL class rig, as described below.  We use the term “high-specification” to describe the most capable jack-ups; i.e., those having a hook-load capacity of at least two million pounds to handle the casing strings required to drill beyond 30,000 feet.

•
Nine premium cantilever jack-up rigs, including two Gorilla class rigs and seven 116-C class rigs.  We use the term “premium jack-ups” to denote independent-leg cantilever rigs that can operate in at least 300 feet of water in benign environments.

•	Three conventional or slot jack-up rigs with skid-off capability, as described below.

Cantilever jack-ups can extend a portion of the sub-structure containing the drilling equipment over fixed production platforms to perform drilling operations with a minimum of interruption to production.  Our conventional jack-ups use “skid-off” technology, which allows the rig floor drilling equipment to be “skidded” out over the top of a fixed platform, enabling these slot type jack-up rigs to be used on drilling assignments that would otherwise require a cantilever jack-up or platform rig.

Our Gorilla class rigs, designed in the early 1980s as a heavier-duty class of jack-up rig, are capable of operating in water depths up to 328 feet in extreme hostile environments (winds up to 100 miles per hour and seas up to 90 feet) such as the North Sea and offshore eastern Canada.  Gorillas II and III can drill to 30,000 feet, and Gorilla IV is equipped to reach 35,000 feet.

Our four Super Gorilla class rigs were delivered during the period from 1998 to 2003 and are enhanced versions of our Gorilla class rigs featuring simultaneous drilling and production capabilities.  They can operate year-round in 400 feet of water south of the 61st parallel in the North Sea, within the worst-case combination of 100-year storm criteria for waves, wave periods, winds and currents.  The Bob Palmer is an enhanced version of the Super Gorilla class jack-up designated a Super Gorilla XL.  With 713 feet of leg, 139 feet more than the Super Gorillas, and 30% larger spud cans, this rig can operate in water depths to 550 feet in relatively benign environments like the Gulf of Mexico or in water depths to 400 feet in the hostile environments of the North Sea and offshore eastern Canada and West Africa.

Our four Tarzan Class rigs were specifically designed for deep-well, HPHT drilling in up to 300 feet of water in benign environments.

Our 240C class rigs are designed for HPHT drilling in water depths to 400 feet.  Construction of the first 240C, the Rowan-Mississippi, was completed in the fourth quarter of 2008, and the second rig, the Ralph Coffman, was delivered in the fourth quarter of 2009.  The third 240C jack-up, the Joe Douglas, is currently under construction with delivery expected in the third quarter of 2011.

Our EXL class rigs employ the latest technology to enable drilling of HPHT and extended-reach wells in most of the prominent jack-up markets throughout the world, and will be equipped with the hook-load and horsepower required to efficiently drill beyond 30,000 feet. Construction of the first EXL was completed in the second quarter of 2010. We have three EXL class rigs under construction at the Keppel AmFELS, Inc. (“Keppel”) shipyard in Brownswille, Texas, with expected deliveries in the third quarter of 2010, the first quarter of 2011 and the first quarter of 2012.

6.2.2	Onshore Operations

In addition to our offshore drilling operations, we provide drilling equipment and personnel on a contract basis for exploration and development of onshore areas.  At the date of this Document, our onshore fleet consisted of 29 marketed deep-well land rigs, 28 of which are 2,000 HP or greater and capable of drilling wells to 35,000 feet, and 19 of which are AC drive. These premium specifications are ideal for targeting shale and gas plays such as the Haynesville and Deep Bossier in Louisiana and Texas.

See Section 6.7 (“Properties”) of this Document for additional information with respect to the rigs in our fleets.

6.2.3	Contracts

Our drilling contracts generally provide for a fixed amount of compensation per day, known as the day rate, and are usually obtained either through competitive bidding or individual negotiations.

Our drilling contracts are either “well-to-well,” “multiple-well” or for a fixed term generally ranging from one month to four years. Well-to-well contracts are cancelable by either party upon completion of drilling.  Fixed-term contracts usually provide for termination by either party if drilling operations are suspended for extended periods as a result of events of force majeure.  While many fixed-term contracts are for relatively short periods, some can continue for periods longer than the original terms, and well-to-well contracts can be extended over multiple series of wells.  Many drilling contracts contain renewal or extension provisions exercisable at the option of the customer at mutually-agreeable rates and, in certain cases, such option rates are agreed upon at the outset of the contract.  Many of our drilling contracts provide for separate lump-sum payments for rig mobilization and demobilization, for which we recognize the revenues and related expenses over the primary contract term, and for reimbursement of certain other costs, for which we recognize both revenues and expenses when incurred.  Our contracts for work in foreign countries generally provide for payment in United States dollars except for minimal amounts required to meet local expenses.

A number of factors affect our ability to obtain contracts, both onshore and offshore, at profitable rates within a given area.  Such factors, which are detailed below under “Competition,” include the location and availability of competitive equipment, the suitability of equipment for the project, comparative operating cost of the equipment, competence of drilling personnel and other competitive factors.  Profitability may also depend on receiving adequate compensation for the cost of moving equipment to drilling locations.

During periods of weak demand and declining day rates, we have historically accepted lower rates in an attempt to keep our rigs working and to mitigate the substantial costs of maintaining and reactivating stacked rigs.  In periods of strong demand and rising day rates, we strive to maintain a mix of short- and long-term contracts to enable us to both take advantage of potential higher future rates (and cover potential higher operating costs) as well as provide down-side protection when markets inevitably decline.  As of the date of this Document, seven of our offshore rigs were operating under drilling contracts estimated to complete in 2010, ten had contracts estimated to complete in 2011, one had a contract estimated to complete in 2012, two had contracts estimated to complete in 2013 including one under construction, and five were without contracts.  The four rigs currently under construction are expected to be delivered over the period from the third quarter of 2010 through the first quarter of 2012; three of the four are not yet contracted.

Our drilling revenue backlog was estimated to be approximately $1.15 billion at July 26, 2010.

6.2.4	Competition

The contract drilling industry is highly competitive, and success in obtaining contracts involves many factors, including price, equipment capability, operating and safety performance and reputation.  We believe that Rowan competes favorably with respect to all of these factors.

Currently, we compete with several offshore drilling contractors that together have close to 700 mobile rigs available worldwide, including approximately 460 jack-ups (Source:ODS-Petrodata, Inc. RigPoint: Copyright 2010). We estimate that 27 or approximately 6% of the world’s existing jack-up fleet are high-specification, including the 12 rigs that we own (Source: ODS-Petrodata, Inc. RigPoint: Copyright 2010). Another 52 jack-up rigs are under construction for delivery through 2012, ten of which are considered high-specification, including all four of our rigs under construction and the three SKDP rigs (Source: ODS-Petrodata, Inc. RigPoint: Copyright 2010).

Our onshore operations compete with several domestic drilling contractors.  Based on the number of rigs as tabulated by ODS-Petrodata, Rowan is the seventh largest offshore drilling contractor in the world and the fifth largest jack-up rig operator.  Some of our competitors have greater financial and other resources and may be more able to make technological improvements to existing equipment or replace equipment that becomes obsolete.  In addition, those contractors with larger and more diversified drilling fleets may be better positioned to withstand unfavorable market conditions.

We market our drilling services by contacting present and potential customers, including large international energy companies, many smaller energy companies and foreign government-owned or –controlled energy companies. See Section 8 (“Operating and Financial Review”) for a discussion of current and anticipated industry conditions and their impact on our operations.

6.2.5	Regulations and Hazards

Rowan’s drilling operations are subject to many hazards, including blowouts, well fires and severe weather, which could cause personal injury, suspend drilling operations, seriously damage or destroy equipment, and cause substantial damage to producing formations and the surrounding environment.  Offshore drilling rigs are also subject to marine hazards, either while on site or under tow, such as vessel capsizing, collision or grounding.  Raising and lowering the legs of jack-up rigs into the ocean floor requires skillful handling to avoid capsizing or other serious damage.  Drilling into high-pressure formations is a complex process and problems can frequently occur.

Much of the Gulf of Mexico, the North Sea and offshore eastern Canada frequently experience hurricanes or other extreme weather conditions.  Many of our offshore drilling rigs are located in these areas and are thus subject to potential damage or destruction by such conditions.  Damage caused by high winds and turbulent seas could cause us to suspend operations on drilling rigs for significant periods of time until the damage can be repaired.  Additionally, even if our drilling rigs are not damaged or lost in such conditions, we may still experience disruptions in our operations due to damage to our customer’s platforms and other related facilities in these areas.

Hurricanes (or “windstorms”) have caused tremendous damage to drilling and production equipment and facilities throughout the Gulf Coast in recent years, and insurance companies have incurred substantial losses as a result.  Accordingly, insurance companies have substantially reduced the levels of windstorm coverage available and have dramatically increased the cost of such coverage.  Coverage for potential liabilities to third parties associated with property damage and personal injuries, as well as coverage for environmental liabilities and removal of wreckage and debris associated with hurricane losses has also been limited.  Any ongoing change in weather patterns or climate could further increase costs and reduce availability of insurance coverage for windstorms.

Due to the increased cost and reduced availability of coverage as discussed above, we have reduced our windstorm physical damage coverage and our coverage for removal of wreckage is subject to a $100 million per occurrence deductible.  Currently, our windstorm physical damage coverage is subject to a $50 million per occurrence deductible with an annual aggregate limit of $150 million and covers only the Gorilla II, the Bob Palmer, the Ralph Coffmann and the Rowan EXL #1.

We seek to maintain adequate insurance coverage for worker’s compensation, maritime employer’s liability, automobile liability and various other types of exposures customarily encountered in our operations.  Certain of our liability insurance policies specifically exclude coverage for fines, penalties and punitive or exemplary damages.  We can give no assurance that insurance coverage will continue to be available at rates considered reasonable, that self-insured amounts or deductibles will not increase or that certain types of coverage will be available at any cost.  We renew our insurance policies annually, and the level of coverage that we maintain is reevaluated each year based on a variety of factors.  We can provide no assurance that we will maintain future coverage at current levels.

Foreign operations are often subject to political, economic and other uncertainties not encountered in domestic operations, such as arbitrary taxation policies, onerous customs restrictions, unstable currencies, exchange rate fluctuations and the risk of asset expropriation due to foreign sovereignty over operating areas.  We attempt to minimize the risk of currency fluctuations by generally contracting for payment in U.S. dollars and limit our holdings of foreign currencies to amounts needed to cover local expenditures.  As our international operations have grown in recent years, exchange rate and other risks of operating internationally have become more significant.

Many aspects of our operations are subject to governmental regulation in the areas of equipping and operating vessels, drilling practices and methods, and taxation.  In addition, the United States and other countries in which we operate have regulations relating to environmental protection and pollution control.  Rowan could become liable for damages resulting from pollution of offshore waters and, under United States regulations, we must document financial responsibility.  Generally, we are indemnified under our drilling contracts for pollution damages, except in certain cases of pollution emanating above the surface of land or water from spills of pollutants, or pollutants emanating from our drilling rigs.  We can provide no assurance, however, that such indemnification provisions can be enforced.

During 2004, we learned that the Environmental and Natural Resources Division, Environmental Crimes Section of the U.S. Department of Justice (“DOJ”) had begun conducting a criminal investigation of environmental matters involving several of our offshore drilling rigs including a rig known as the Rowan Midland, which at various times operated in the Gulf of Mexico.  In 2007, we entered into a plea agreement with the DOJ, as amended, under which we paid fines and made community service payments totaling $9 million and agreed to be subject to unsupervised probation for a period of three years ending November 2009.  During this period we must ensure that we commit no further criminal violations of federal, state, or local laws or regulations and must also continue to implement our comprehensive Environmental Management System Plan. Concurrent with the plea agreement, the Environmental Protection Agency approved a compliance agreement with us which, among other things, contains a certification that the conditions giving rise to the violations to which we entered guilty pleas have been corrected.  We believe that if we fully comply with the terms of the compliance agreement, we will not be suspended or debarred from entering into or participating in contracts with the U.S. Government or any of its agencies.

We believe we are in compliance in all material respects with the health, safety and environmental regulations affecting the operation of our rigs and the drilling of oil and gas wells in the countries and jurisdictions in which we operate.  Except as discussed above, regulatory compliance has not materially affected our capital expenditures, earnings or competitive position to date, although such measures do increase drilling costs and may adversely affect drilling operations.  Further regulations may reasonably be anticipated, but any effects on our drilling operations cannot be accurately predicted.

In the United States, Rowan is subject to the requirements of OSHA and comparable state statutes. OSHA requires us to provide our employees with information about the chemicals used in our operations.  There are comparable requirements in other non-U.S. jurisdictions in which we operate.

In addition to the federal, state, and foreign regulations that directly affect our operations, regulations associated with the production and transportation of oil and gas affect the operations of our customers and thereby could potentially impact demand for our services.

6.3	Manufacturing Operations

Our manufacturing operations are conducted by LeTourneau, a wholly-owned subsidiary of the Company headquartered in Longview, Texas.  LeTourneau has two operating segments: Drilling Products and Systems and Mining, Forestry and Steel Products, each of which serves markets that require large-scale, steel-intensive, high load-bearing products and related parts and services.

In 2009, our manufacturing operations reported external revenues of $555.3 million and income from operations of $28.9 million, compared with revenues of $761.1 million and a loss from operations of $12.0 million in 2008. Results for 2008 included material charges and other operating expenses of $86.5 million, which are set forth in Note 11 of “Notes to Consolidated Financial Statements” in our consolidated annual financial statement included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this Document. Our backlog of external manufacturing orders totaled approximately $413 million at December 31, 2009, nearly all of which is scheduled for delivery in 2010, compared with $562 million at December 31, 2008.  Our manufacturing results of operations and backlog are further discussed in Section 8 (“Operating and Financial Review”).

6.3.1	Drilling Products and Systems

Our Drilling Products and Systems segment built the first jack-up drilling rig in 1955, and has since designed, built or licensed the construction of more than 200 units including all 24 of our current jack-up rigs.  This segment also designs and manufactures primary drilling equipment in a wide range of sizes, including mud pumps, top drives, drawworks and rotary tables, as well as variable-speed motors, variable-frequency drive systems and other electrical components for the oil and gas, marine, mining and dredging industries.  We also manufacture complete land rigs and related drilling equipment packages.

Drilling Products and Systems completed construction of our second 240C class jack-up in December 2009 and is currently constructing our third 240C class jack-up, the Joe Douglas, at our Vicksburg, Mississippi shipyard for delivery in the third quarter of 2011.  Our Longview, Texas facility is providing the rig kit (design, legs, jacking system, cranes and other equipment) and certain drilling equipment for each of the EXL class jack-ups being built for Rowan by Keppel, the first of which was delivered in May 2010.

The Vicksburg facility is dedicated primarily to vessel construction for the offshore drilling industry, and is heavily dependent upon demand for offshore jack-up rigs.  We currently have no further plans for rig construction in Vicksburg following the delivery of the Joe Douglas in 2011.  Absent additional orders or sufficient prospects for future work, the activities at the facility would be significantly reduced at that time, in which case we would incur additional costs such as employee severance, among other charges.  Closing or significantly reducing activity levels at the facility could result in the incurrence of cash charges ranging from $5 million to $6 million and noncash charges ranging from $7 million to $10 million.  Rig component manufacturing, rig repair services and design engineering continue to be performed at our Longview facility.

6.3.2	Mining, Forestry and Steel Products

Our Mining, Forestry and Steel Products segment manufactures heavy equipment such as large-wheeled front-end loaders, diesel-electric powered log stackers and steel plate products.

Our mining loaders feature bucket capacities up to 53 cubic yards, which are the largest in the industry.  LeTourneau loaders are generally used in coal, copper, and iron ore mines, and utilize a proprietary diesel-electric drive system with digital controls.  This system allows large, mobile equipment to stop, start and reverse direction without gear shifting and high-maintenance braking.  LeTourneau’s wheeled loaders can load rear-dump trucks in the 85-ton to 400-ton range.  Our log stackers offer two- or four-wheel drive configurations and load capacities ranging from 35 to 55 tons.

Mining products and parts are distributed through our own distribution network serving the western United States, Australia, Canada, China and Brazil as well as through a worldwide network of independent dealers.  These dealers have agreements to sell our products to end-users and provide follow-up service and parts directly to those end-users.  We focus on after-market parts and components for the repair and maintenance of our machines and market these items through the same dealer network.  Global sites for parts stocking, rebuilding and service include approximately 60 locations on six continents.

From our mini-mill in Longview, Texas, we recycle scrap metal and produce carbon, alloy and tool steel plate products for internal needs as well as external customers.  We concentrate on niche markets that require higher-end alloy steel grades, including mold steels, aircraft-quality steels and resulfurized and boron grades.  Sales consist primarily of steel plate, but also include value-added fabrication of steel products.  Our products are generally sold to steel service centers, fabricators and manufacturers through a direct sales force.  Plate products are sold throughout North America while sales of fabricated products are more regional, encompassing Texas, Oklahoma, Louisiana, Mississippi and Arkansas.  Carbon and alloy plate products are also used internally in the production of equipment and parts.

We conduct ongoing research and product development, primarily to increase the capacity and performance of our product lines on a continuous improvement basis, and routinely evaluate our products and after-market applications for potential enhancements.

We offer warranties and parts guarantees extending for stipulated periods of ownership or hours of usage, whichever occurs first.  In most cases, dealers of our products perform the warranty work.  For drilling equipment, we generally perform warranty work directly and accrue for estimated future warranty costs based on historical experience.

6.3.3	Raw Materials

The principal raw material used in our manufacturing operations is steel plate, much of which is supplied by our Longview mini-mill.  Other required materials are generally available in sufficient quantities to meet our manufacturing needs through purchases in the open market, and we do not believe that we are dependent on any single supplier.

6.3.4	Competition

Since 1955, when the first LeTourneau jack-up was delivered, LeTourneau has been recognized as a leading designer and builder of jack-up drilling rigs, having designed or built approximately one-third of all jack-ups currently in operation worldwide.  We believe there are currently 52 jack-ups under construction worldwide, 10 of which are LeTourneau designs (Source: ODS-Petrodata, Inc. RigPoint: Copyright 2010). At present, we have a limited number of competitors in jack-up rig design, though several shipyard facilities have emerged in recent years to provide jack-up rig construction and repair services, and some of these competitors are significantly larger than LeTourneau.

We encounter significant competition in the drilling equipment market.  Our shares of the top drive, drawworks, rotary table and land rig markets are not significant.

We have four major steel plate competitors.  Our share of the overall steel market is small, but we are very competitive in certain niche applications for high-strength alloy, thick plate.  Internal requirements for steel plate provide a base load for the steel mill.

We encounter competition worldwide from several sources in mining products.  Our wheeled loader product lines have a number of competitors.  In forestry, our log stackers have four major competitors.

Our competition in the sale of after-market parts for mining and forestry products is fragmented, with only three other companies considered to be direct competitors.  Vendors supplying parts directly to end-users and others who obtain and copy the parts for cheaper and lower-quality substitutes provide more intense competition to us than do direct competitors.

6.3.5	Regulations and Hazards

Our jack-up rig designs are subject to regulatory approval by various agencies, depending on the geographic areas where the rig will be qualified for drilling.  Other than the approvals that classify the jack-up as a vessel, the rules relate primarily to safety and environmental issues, vary by location and are subject to frequent change.

In the United States, our manufacturing operations and facilities are subject to regulation by a variety of local, state, and federal agencies with authority over safety and environmental compliance.  These include the Environmental Protection Agency (“EPA”), OSHA, and other state and local jurisdictions with comparable statutes.  Internationally, our operations and facilities are subject to comparable regulations in the countries in which we operate.

We have the required permits at our manufacturing facilities for wastewater discharges, solid waste disposal and air emissions.  Our manufacturing operations may generate waste products which are considered hazardous by the EPA or other governmental agencies.  We properly contain and dispose of these waste products at approved waste disposal facilities.  In the event we experience an unplanned release of waste products, we may be liable for damages from any air, water or land pollution that may result.  We believe that our compliance with environmental protection laws and regulations will have no material effect on our capital expenditures, earnings or competitive position during 2010.  Further regulations may reasonably be anticipated, but any effects on our manufacturing operations cannot be accurately predicted at this time.

As a manufacturing company, we may be responsible for certain risks associated with the use of our products.  These risks include product liability claims for personal injury and/or death, property damage, loss of product use, business interruption and necessary legal expenses to defend us against such claims.  We carry insurance, and we believe we are adequately covered for such risks.

6.4	Trend Information

Our drilling backlog by geographic area as of July 26, 2010 (the date of our most recent “Rig Fleet and Contract Status” report) and February 16, 2010 (the date reported in our Annual Report on Form 10-K for the year ended December 31, 2009), is set forth below (in millions):

	July 26, 2010	February 16, 2010

North Sea	$336	$327
Middle East	207	275
Gulf of Mexico	117	234
Other international	293	240
Subtotal – offshore	953	1,076
Land	198	234
Total drilling backlog	$1,151	$1,310

We estimate our drilling backlog will be realized as follows (in millions):

	Offshore	Land	Total

2010	$381	$69	$450
2011	385	66	451
2012	119	33	152
2013	68	14	82
2014 and later	-	16	16
Total drilling backlog	$953	$198	$1,151

About 66% of our remaining available offshore rig days in 2010 and 29% of available days in 2011 are currently under contract, and most of our drilling contracts have termination penalties.

As of July 26, 2010, seven of our offshore rigs had drilling contracts estimated to complete in 2010, ten had contracts estimated to complete in 2011, two had contracts estimated to complete in 2012 including one under construction, two had contracts estimated to complete in 2013 including one under construction, and five were available.  The four rigs under construction are expected to be delivered over the period from the third quarter of 2010 through the first quarter of 2012; three of the four are not yet contracted.

In May 2010, the Company took delivery of the first newly constructed EXL-Class rig.  The EXL#1 commenced operations in the U.S. Gulf of Mexico in late May under the first of two contracts for work through approximately July 2011. In June, we obtained a contract extension for the Gorilla V in the North Sea for an additional two years.

The Company’s second EXL-Class rig, which is currently under construction with expected delivery in September 2010, is expected to commence operations in Trinidad during the fourth quarter under a three-year contract following completion of construction in Brownsville, Texas, inspections and acceptance.

Although utilization of our rigs improved in the first and second quarters of 2010 over the fourth quarter of 2009, leading day rates have yet to show significant improvements and remain well below peak levels, and our results of operations have continued to benefit from long-term contracts with above-market day rates executed prior to the global downturn that began in mid 2008.  As noted above, most of these contracts are scheduled to conclude in 2010 or 2011.

As previously reported, following the Deepwater Horizon incident, the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly known as the Minerals Management Service) issued two Notices to Lessees (NTLs) implementing new safety regulations and information requirements applicable to shallow water drilling operations in the U.S. Gulf of Mexico.  These NTLs impact the ability of our customers to obtain new permits on a timely basis and continue operations uninterrupted under existing permits.  We are working with our customers to meet the new requirements.

The Company currently has nine jack-up drilling rigs located in the U.S. Gulf of Mexico which may be impacted from time to time by the requirements of these recent NTLs.  The Rowan Juneau and the Rowan Alaska are currently stacked and are unlikely to receive new contracts until the issuance of permits resumes.  The Rowan Louisiana is under contract but is waiting on a permit.  The Bob Palmer has been recently released from its contract, and we expect it to return to work in the Gulf on a well-to-well basis.

Permitted activities are expected to take the Rowan Mississippi and the Ralph Coffman through their contracted terms.

Our external manufacturing backlog, which consists of executed contracts and customer commitments, was approximately $337 million at June 30, 2010, compared to $413 million at December 31, 2009, and consisted of the following (in millions):

June 30, 2010

Offshore rig projects	$162
Mining and Forestry equipment	61
Land rig projects	42
Drilling equipment	33
Drilling parts, power systems and other components	22
Other Mining and Forestry parts, and Steel products	17
Total manufacturing backlog	$337
We expect that substantially all of our external backlog at June 30, 2010, will be realized as revenue in the following twelve months.  We can provide no assurance we will be able to maintain or significantly increase our backlog going forward.  We estimate that approximately $15.0 million or 4% of our June 30, 2010, manufacturing backlog is at moderate risk of being significantly delayed or canceled.

We currently have no further plans for rig construction at our Vicksburg shipyard following the delivery of our third 240C-class rig, the Joe Douglas, in 2011.  Absent additional orders or sufficient prospects for future work, the activities at the facility would be significantly reduced at that time, in which case we would incur additional costs such as employee severance, among other charges.  Closing or significantly reducing activity levels at the facility could result in the incurrence of cash charges ranging from $5 million to $6 million and noncash charges ranging from $7 million to $10 million.

6.5	Employees

At December 31, 2009, we had 4,846 employees worldwide, as compared to 6,023 and 5,704 at December 31, 2008 and 2007, respectively, including citizens of the United States and other countries. None of our employees are covered by collective bargaining agreements with labor unions. We consider relations with our employees to be satisfactory.

The table below shows a breakdown of persons employed by main category of activity and geographic location as per December 31, 2009:

	Drilling	Manufacturing	Total

US	1 753	2 103	3 856
Middle east	441	17	458
UK	176	-	176
Canada	173	-	173
Egypt	39	-	39
Other asia	-	5 1	51
Australia	-	6 9	69
Brazil		24	24
	2 582	2 264	4 846

6.6	Customers

One drilling customer, Saudi Aramco, accounted for 15% of consolidated revenues in each of 2009 and 2008, and 13% in 2007.

Historically, our manufacturing customer base has been diverse, and none of our product lines are highly dependent on any one customer or small group of customers.

6.7	Properties

Rowan leases as its corporate headquarters approximately 79,300 square feet of space in an office tower located at 2800 Post Oak Boulevard in Houston, Texas.

6.8	Drilling Rigs

Following are summaries of the principal drilling equipment owned by the Company and location at the date of this Document.

Offshore Rigs

			Depth (feet)(2)
Rig Name	Class Number(1)	Class Name/Type(1)	Water	Drilling	Year in Service	Location

Rigs under construction (High-Specification Jack-ups): (3)
Rowan EXL #4	S116E	EXL	350	35,000	2012	Shipyard
Joe Douglas	240C	240C	375	35,000	2011	Shipyard

Rowan EXL #2	S116E	EXL	350	35,000	2010	Shipyard
Rowan EXL #3	S116E	EXL	350	35,000	2011	Shipyard

High-Specification Jack-ups: (3)
Rowan EXL #1	S116E	EXL	350	35,000	2010	Gulf of Mexico
Ralph Coffman (4)	240C	240C	375	35,000	2009	Gulf of Mexico
Rowan-Mississippi (4)	240C	240C	375	35,000	2008	Gulf of Mexico
J.P. Bussell (4)	225C	Tarzan	300	35,000	2008	Egypt
Hank Boswell (4)	225C	Tarzan	300	35,000	2006	Middle East
Bob Keller (4)	225C	Tarzan	300	35,000	2005	Middle East
Scooter Yeargain (4)	225C	Tarzan	300	35,000	2004	Middle East
Bob Palmer (4)	224C	Super Gorilla XL	550	35,000	2003	Gulf of Mexico
Rowan Gorilla VII (5)	219C	Super Gorilla	400	35,000	2002	North Sea
Rowan Gorilla VI (5)	219C	Super Gorilla	400	35,000	2000	North Sea
Rowan Gorilla V (5)	219C	Super Gorilla	400	35,000	1998	North Sea
Rowan Gorilla IV (4)	200C	Gorilla	450	35,000	1986	Mexico

Premium Jack-ups: (6)
Rowan Gorilla III (4)	200C	Gorilla	450	30,000	1984	Eastern Canada
Rowan Gorilla II (4)	200C	Gorilla	450	30,000	1984	Gulf of Mexico
Rowan-California (4)	116C	116C	300	30,000	1983	Middle East
Cecil Provine (4)	116C	116C	300	30,000	1982	Gulf of Mexico
Gilbert Rowe (4)	116C	116C	350	30,000	1981	Middle East
Arch Rowan (4)	116C	116C	350	30,000	1981	Middle East
Charles Rowan (4)	116C	116C	350	30,000	1981	Middle East
Rowan-Paris (4)	116C	116C	350	30,000	1980	Middle East
Rowan-Middletown (4)	116C	116C	350	30,000	1980	Middle East

Conventional Jack-ups: (7)
Rowan-Juneau	116	Slot	250	30,000	1977	Gulf of Mexico
Rowan-Alaska	84	Slot	350	30,000	1975	Gulf of Mexico
Rowan-Louisiana	84	Slot	350	30,000	1975/2006 (8)	Gulf of Mexico

(1)
Class number is assigned by LeTourneau and denotes the design and construction.  Class name is assigned by Rowan.  The Gorilla class unit is designed for extreme hostile environments.  The Super Gorilla class unit is an enhanced version of the Gorilla class, and the Super Gorilla XL class unit is an enhanced version of our Super Gorilla class.  The 240C is LeTourneau’s latest design.  The EXL class unit is an enhanced version of the 116C.  All rigs are equipped with top-drive drilling systems.

(2)	Indicates rated water depth in current location and rated drilling depth.
(3)	High-specification rigs are those that have hook-load capacity of at least two million pounds.
(4)	Unit is equipped with three mud pumps.
(5)	Unit is equipped with four mud pumps.
(6)	Premium jack-ups are cantilevered rigs capable of operating in water depths of 300 feet or more.
(7)	Units are equipped with a skid-off capability. For a discussion of skid-off technology, refer to “Offshore Operations” in Section 6.2.1 (“Offshore Operations”).
(8)	The Rowan-Louisiana was damaged during Hurricane Katrina in 2005 and was substantially refurbished in 2006.

Onshore Rigs

Rig Name	Type	Maximum Drilling Depth (feet)	Maximum Horsepower	Location
Actively marketed rigs: (1)
Rig 9	Diesel electric	20,000	2,000	Louisiana
Rig 12	SCR diesel electric	18,000	1,500	Texas
Rig 15	AC electric	35,000	3,000	Texas
Rig 26	SCR diesel electric	25,000	2,000	Texas
Rig 29	Mechanical	18,000	1,500	Texas
Rig 30	AC electric	20,000	2,000	Louisiana
Rig 31	SCR diesel electric	35,000	3,000	Texas
Rig 33	SCR diesel electric	18,000	1,500	Texas
Rig 35	SCR diesel electric	18,000	1,500	Texas
Rig 51	SCR diesel electric	25,000	2,000	Texas
Rig 52	SCR diesel electric	25,000	2,000	Texas
Rig 53	SCR diesel electric	25,000	2,000	Louisiana
Rig 54	SCR diesel electric	25,000	2,000	Louisiana
Rig 59	AC electric	25,000	2,000	Louisiana
Rig 60	AC electric	25,000	2,000	Texas
Rig 61	AC electric	25,000	2,000	Texas
Rig 62	AC electric	25,000	2,000	Texas
Rig 63	AC electric	25,000	2,000	Texas
Rig 64	AC electric	25,000	2,000	Louisiana
Rig 65	AC electric	25,000	2,000	Louisiana
Rig 66	AC electric	25,000	2,000	Texas
Rig 67	AC electric	25,000	2,000	Texas
Rig 68	AC electric	25,000	2,000	Alaska
Rig 76	AC electric	25,000	2,000	Louisiana
Rig 77	AC electric	25,000	2,000	Texas
Rig 84	AC electric	25,000	2,000	Texas
Rig 85	AC electric	25,000	2,000	Texas
Rig 86	AC electric	25,000	2,000	Louisiana
Rig 87	AC electric	25,000	2,000	Texas

Rigs out of service:
Rig 14	AC electric	35,000	3,000	Texas
Rig 18	SCR diesel electric	25,000	2,000	Texas
Rig 34	SCR diesel electric	25,000	2,000	Texas

(1)	All but Rig 29 are equipped with top-drive drilling systems.

Rowan’s drilling division leases and, in some cases, owns various operating and administrative facilities generally consisting of office, maintenance and storage space in the United States in Texas and Alaska and in Canada, Scotland, Saudi Arabia, Qatar, Egypt and Mexico.

6.9	Manufacturing Facilities

LeTourneau’s principal manufacturing facility and headquarters are located in Longview, Texas, on approximately 2,400 acres with approximately 1.2 million square feet of covered working area.  The facility is owned and contains:

•	a steel mini-mill with 330,000 square feet of covered working area;

•	a fabrication shop with 300,000 square feet of covered working area;

•	a machine shop with 140,000 square feet of covered working area; and

•	an assembly shop with 124,000 square feet of covered working area.

The mini-mill has two 25-ton electric arc furnaces capable of producing 120,000 melted tons per year.

We machine, fabricate, assemble, and test drilling products and systems at a facility we own in Houston, Texas, that has approximately 450,000 square feet of covered work area and 45,000 square feet of office space.  This capacity is supported by the Longview, Texas, facility.  Additionally, we lease warehouse and administrative facilities in Texas, Louisiana and Canada.

We also own a jack-up rig construction facility located in Vicksburg, Mississippi, on 1,850 acres of land that has approximately 560,000 square feet of covered work area.  Our rig service and repair operation is carried out primarily at our Sabine Pass, Texas facility.

Our distributor of forestry products in the northwestern United States is located on a six-acre site in Troutdale, Oregon, with approximately 22,000 square feet of building space.

Our distributor of mining products in the western United States is located in a leased facility in Tucson, Arizona, having approximately 20,000 square feet.  Our distributor of mining products in Australia is located in a leased facility in Murarrie, Queensland, having approximately 29,500 square feet.  There are additional branch locations in each Australian territory.  Our distributor of mining products in Brazil leases an office building and warehouse.

6.10	The significance of the Exchange Offer for Rowan

Rowan’s stated strategy has been to grow and enhance the quality of its offshore rig fleet. The three SKDP rigs will complement Rowan’s existing fleet of 28 rigs (including four rigs under construction) and give Rowan a 50% share of the global fleet of high-specification jack-ups in 2012 (Rowan currently operates or has under construction 16 of the 38 high-specification rigs). In addition, Rowan will own ten of the top twelve and 14 of the top 22 jack-ups in the world, as ranked qualitatively by ODS-Petrodata (Source: ODS-Petrodata, Inc. RigPoint: Copyright 2010). In summary, the Exchange Offer

•           Adds attractive assets that fit Rowan’s strategy, fleet and organization,

•           Provides Rowan with increased strategic strength in the large jack-up niche market,

•           Enhances Rowan’s ability to diversify globally, including expanding our presence in the Norwegian market,

•           Presents a unique opportunity for Rowan to benefit from rig prices below replacement cost,

•           Is a significantly sized transaction within our financial means,

•           Permits Rowan to achieve an attractive rate of return on its invested capital

SKDP had total estimated US GAAP assets of approximately $353 million at December 31, 2009, consisting primarily of cash and construction in progress. Upon completion in 2010 and 2011, the total investment in the three SKDP rigs will grow to approximately $1.3 billion. SKDP had no revenues in 2009, but realized a $273 million one-time debt-restructuring gain. As is shown the following table, SKDP generated a pretax loss of $13 million in 2009 when the debt-restructuring gain is excluded.

At or for the Year Ended December 31, 2009	Rowan	Skeie	Skeie as % of Rowan
	(in millions, except percentages)
Total assets	$5,211	$353	6.8%
Pretax income	$501	$260	51.9%
Debt restructuring gain included above	-	$273	-
Pretax income (loss), excluding restructuring gain	$501	$(13)	2.6%

Thus, the historical financial results of SKDP are not significant relative to Rowan. But, Rowan fully expects the operations of the SKDP rigs to contribute significantly to its future financial results.

7.	OPERATING AND FINANCIAL INFORMATION

7.1	Introduction

The tables on the following pages set out certain selected financial information for the periods indicated. The information has been extracted from our audited consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and from our unaudited interim condensed consolidated financial statements as of and for the three and six months ended June 30, 2010 and 2009, respectively. The consolidated financial statements for the years noted above have been prepared in accordance with US GAAP, and have been audited by Deloitte & Touche LLP as set out in their reports which have been incorporated by reference into this Document. The interim condensed consolidated financial statements have not been audited. As described in Section 1.8 and 14.5, Deloitte & Touche LLP is Rowan’s independent registered public accounting firm.

This financial information should be read in conjunction with the audited historical consolidated financial statements and the unaudited interim condensed consolidated financial statements, each of which are incorporated by reference into this Document, and with Section 8 “Operating and Financial Review”. The interim financial statements have been prepared in a manner consistent with the annual periods.

7.2	Critical Accounting Policies and Management Estimates

The consolidated financial statements include the accounts of Rowan and its subsidiaries, all of which are wholly owned. Intercompany balances and transactions are eliminated in consolidation.

The consolidated financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States of America.

Rowan’s significant accounting policies are presented in Note 2 of “Notes to Consolidated Financial Statements” in Rowan’s consolidated annual financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this Document. These policies, and management judgments, assumptions and estimates made in their application underlie reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We believe that our most critical accounting policies and management estimates involve revenue recognition (primarily upfront service fees for equipment moves and modifications and longer-term manufacturing projects), inventory (primarily valuation allowances for excess and obsolete inventories), property and depreciation (particularly capitalizable costs, useful lives and salvage values), carrying values of long-lived assets, pension and other postretirement benefit liabilities and costs (specifically assumptions used in actuarial calculations), and income taxes (particularly our estimated reserves for uncertain tax positions), as changes in such policies and/or estimates would produce significantly different amounts from those reported herein.

Revenue recognition

Our drilling contracts generally provide for payment on a day rate basis, and revenues are recognized as the work progresses with the passage of time.  We frequently receive lump-sum payments at the outset of a drilling assignment as upfront service fees for equipment moves or modifications, and such payments (and related costs) are recognized as drilling revenues (and expenses) over the contract period.  At December 31, 2009, we had deferred $38.4 million of revenues and $27.5 million of costs related to such upfront service fees, with such amounts primarily related to mobilization and modification activities in connection with our foreign drilling contracts.

We also recognize revenue for certain reimbursable costs.  Each reimbursable item and amount is stipulated in our drilling contract with the customer, and such items and amounts frequently vary between contracts.  We have recognized reimbursable costs on the gross basis, as both revenues and expenses, because we are the primary obligor in the arrangement, we have discretion in supplier selection, we are involved in determining product or service specifications and we assume full credit risk related to the reimbursable costs.

We generally recognize manufacturing sales and related costs when title passes as products are shipped.  Revenues from longer-term contracts such as for the construction of offshore rigs and rig kits are recognized on the percentage-of-completion basis using contract costs incurred relative to total estimated project costs.  An offshore rig construction project typically occurs over a two-year period at our Vicksburg, Mississippi, shipyard and includes a significant labor cost component for fabrication and assembly.  A rig kit includes selected rig components and parts manufactured over a six- to nine-month period in our Longview, Texas, facility.  Costs are recorded separately for each offshore rig or rig kit project, and by significant activity or component within each project, and include materials issued to the project, labor expenses that are incurred directly for the project and overhead expenses that are allocated across all projects at consistent rates per labor hour.  Incurred costs include only those that measure project work performed.  Material costs incurred, for example, do not include materials purchased but remaining in inventory.  Only when such materials have been used in production on the project are they included in incurred project costs.  The determination of total estimated project costs is performed monthly based upon then-current information.  This process involves an evaluation of progress towards project milestones and an assessment of work left to complete each project activity or component, and is based on physical observations by project managers and engineers.  An estimate of project costs is then developed for each significant activity or component based upon the assessment of project status, actual costs incurred to date and outstanding commitments for project materials and services.  We do not recognize any estimated profit until such projects are at least 10% complete, though a full provision is made immediately for any anticipated losses.

During 2007, we recognized a $15.8 million loss on our external rig construction project, bringing the total loss on the project to approximately $17.9 million.  This was the first rig construction project for an external customer that we had performed in over a decade, and we have no further plans for additional external rig construction projects at this time.  With respect to our rig kits, due to the smaller size and duration of the projects and lesser labor cost component, we have not experienced any significant fluctuations in the percentage-of-completion measurements, nor have we incurred any losses on such projects.  In 2009 we recognized $101.4 million of manufacturing revenues and $69.5 million of costs related to rig kit projects on the percentage-of-completion basis.

Inventory

Inventory is carried at the lower of average cost or estimated net realizable value. Costs include labor, material and an allocation of production overhead.  We determine valuation allowances or reserves for inventory based on historical usage of inventory on-hand, assumptions about future demand based on market conditions, and estimates about potential alternative uses, which are usually limited. Our inventory generally consists of spare parts, work in process, and raw materials to support ongoing manufacturing operations and the Company’s installed base of drilling, mining and timber equipment.  Customers rely on us to stock these specialized items to ensure that their equipment can be repaired and serviced in a timely manner.  The estimated carrying value of our inventory therefore ultimately depends upon demand driven by oil, natural gas and other commodity prices, general economic conditions worldwide and the potential obsolescence of various types of equipment we sell, among other factors.  At December 31, 2009 and 2008, our inventory reserves totaled 8% and 13% of gross inventory, respectively.  As a result of declines in oil and natural gas prices, the onset of global recession and weakness in capital markets in 2008, we reduced our estimates of the future usage of our drilling equipment inventories and significantly increased our inventory valuation reserves at December 31, 2008. Facing reduced demand for our manufactured drilling equipment, we further reduced our estimates of future usage of our inventories and significantly increased our inventory reserves again at March 31, 2010.

Further deterioration in worldwide demand for oil, natural gas and certain other commodities, or the development of new technologies which make older drilling, mining and timber equipment technologies obsolete, could require us to record additional reserves to reduce the value of our inventory.

Property and depreciation

Expenditures for new property or enhancements to existing property are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred.  Capitalized cost includes labor expended during installation and, on newly constructed assets, a portion of interest cost incurred during the construction period.  We provide depreciation under the straight-line method from the date an asset is placed into service based upon estimated service lives ranging up to 40 years and salvage values ranging up to 20%.  Thirteen of our twenty-four jack-up rigs were placed into service at various dates during the period from 1971 to 1986.  Many of those rigs had met or far exceeded their assigned useful lives of 12 to 15 years by the time our Super Gorilla class rig, the Gorilla V, was delivered in 1998.  The Super Gorilla class and the subsequent Tarzan Class and 240C class have been assigned 25-year useful lives.  Each class of rig has been specifically designed to achieve greater drilling performance while encountering tougher well conditions and employs technological advances in load-bearing capability, power distribution, and solids control designed to provide more efficient drilling to greater depths, helping to ensure continuing economic life to the Company.

Impairment of long-lived assets

We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. Generally, extended periods of idle time and/or our inability to contract rigs at economical rates are an indication that a rig may be impaired.  However, the offshore drilling industry has historically been highly cyclical and it is not unusual for rigs to be unutilized or underutilized for extended periods of time and subsequently resume full or near full utilization when business cycles change.  Likewise, during periods of excess supply, rigs are frequently contracted at or near cash break-even rates for extended periods.  Impairment situations may arise with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic region. Our rigs are mobile and may generally be moved from regions with excess supply, if economically feasible.

Asset impairment evaluations are, by nature, highly subjective. In most instances, they involve expectations of future cash flows to be generated by our drilling rigs and are based on management’s judgments and assumptions regarding future industry conditions and operations, as well as management’s estimates of future expected utilization, contract rates, expense levels and capital requirements of our drilling rigs. The estimates, judgments and assumptions used by management in the application of our asset impairment policies reflect both historical experience and an assessment of current operational, industry, market, economic and political environments. The use of different estimates, judgments, assumptions and expectations regarding future industry conditions and operations would likely result in materially different carrying values of assets and operating results.

Pension and other postretirement benefit liabilities and costs

Our pension and other postretirement benefit liabilities and costs are based upon actuarial computations that reflect our assumptions about future events, including long-term asset returns, interest rates, annual compensation increases, mortality rates and other factors.  Key assumptions at December 31, 2009, included discount rates ranging from 5.83% to 5.97%, an expected long-term rate of return on pension plan assets of 8% and annual healthcare cost increases ranging from 8.7% in 2010 to 4.5% in 2029 and beyond.  The assumed discount rate is based upon the average yield for Moody’s Aa-rated corporate bonds and the rate of return assumption reflects a probability distribution of expected long-term returns that is weighted based upon plan asset allocations.  A one-percentage-point decrease in the assumed discount rate would increase our recorded pension and other postretirement benefit liabilities by approximately $90 million, while a one-percentage-point change in the expected long-term rate of return on plan assets would change annual net benefits cost by approximately $3.5 million.  A one-percentage-point increase in the assumed healthcare cost trend rate would increase 2010 net other postretirement benefit cost by $0.6 million.

Income taxes

As discussed in Note 9 of “Notes to Consolidated Financial Statements” in Rowan’s consolidated annual financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this Document, in 2009 we recognized tax benefits of $25 million as a result of applying our facts to a 2009 third-party tax case that provides a more favorable tax treatment for certain foreign contracts entered into in prior years. In accordance with accounting guidelines for income tax uncertainties, we evaluate a tax position to determine if it is more likely than not that the tax position will be sustained upon examination, based on its merits.  A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize in income for the period, and a reserve, if any.  Our income tax returns are subject to audit by U.S. federal, state, and foreign tax authorities.  Determinations by such taxing authorities that differ materially from our recorded estimates, either favorably or unfavorably, may have a material impact on our results of operations, financial position and cash flows.  We believe our reserve for uncertain tax positions totalling $55 million at December 31, 2009, is properly recorded in accordance with the accounting guidelines.

7.3	Consolidated Statement of Income

The table below sets out our consolidated statements of income for the three and six months ended June 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended June 30,				Six Months Ended June 30,		Year Ended December 31,
	2010		2009		2010	2009	2009	2008	2007
	(unaudited)				(unaudited)
(In thousands, except per share amounts)
REVENUES:
Drilling services		$328 277		$320 807	$659 261	$701 177	$1 214 896	$1 451 623	$1 382 571
Manufacturing sales and services		161 759		161 353	263 180	275 791	555 284	761 113	712 450
Total revenues		490 036		482 160	922 441	976 968	1 770 180	2 212 736	2 095 021

COSTS AND EXPENSES:
Drilling services (excluding items below)		139 008		136 840	275 555	282 221	525 157	629 795	591 412
Manufacturing sales and services (excluding items below)		138 102		147 388	222 672	238 196	475 553	624 815	596 541
Depreciation and amortization		46 458		42 609	91 950	83 108	171 445	141 395	118 796
Selling, general and administrative		36 077		24 720	61 874	49 296	102 760	115 226	94 905
Gain on disposals of property and equipment		34		60	(95)	(4 641)	(5 748)	(30 701)	(40 506)
Material charges and other operating expenses		-		-	42 024	-	-	111 171	-
Gain on hurricane-related event		-		-	-	-	-	(37 088)	-
Total costs and expenses		359 679		351 617	693 980	648 180	1 269 167	1 554 613	1 361 148

INCOME FROM OPERATIONS		130 357		130 543	228 461	328 788	501 013	658 123	733 873

OTHER INCOME (EXPENSE):
Interest expense		(12 903)		(2 457)	(25 873)	(5 600)	(29 514)	(18 624)	(25 913)
Interest capitalized		7 652		2 343	14 943	5 107	21 486	17 426	9 977
Interest income		253		201	434	532	1 240	6 295	20 923
Other– net		(1 443)		2 422	102	3 836	6 866	(9 129)	226
Total other income (expense) - net		(6 441)		2 509	(10 394)	3 875	78	(4 032)	5 213

INCOME BEFORE INCOME TAXES		123 916		133 052	218 067	332 663	501 091	654 091	739 086
Provision for income taxes		33 000		36 469	62 528	104 380	133 587	226 463	255 286

NET INCOME		$90 916		$96 583	$155 539	$228 283	$367 504	$427 628	$483 800

PER SHARE AMOUNTS:
Net income - basic	$	,80	$	,85	$1,38	$2,01	$3,24	$3,80	$4,36
Net income - diluted	$	,79	$	,85	$1,36	$2,01	$3,24	$3,77	$4,31

7.4	Consolidated Balance Sheets

The table below sets out our consolidated balance sheets as at June 30, 2010 and 2009, and as at December 31, 2009, 2008 and 2007.

	June 30,		December 31,
	2010	2009	2009	2008	2007
(unaudited)
(In thousands, except share amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$610 939	$213 861	$639 681	$222 428	$284 458
Receivables - trade and other	352 988	368 101	343 642	484 962	478 017
Inventories - at cost:
Raw materials and supplies	275 760	357 378	309 682	337 503	343 023
Work-in-progress	105 289	163 873	141 036	213 177	112 924
Finished goods	460	715	941	749	416
Prepaid expenses and other current assets	75 791	96 648	76 744	59 466	61 169
Deferred tax assets - net	42 253	45 145	38 071	50 902	22 960
Total current assets	1 463 480	1 245 721	1 549 797	1 369 187	1 302 967

Restricted cash	-	-	-	-	50 000

PROPERTY, PLANT AND EQUIPMENT - at cost:
Drilling equipment	4 202 076	3 631 026	3 975 006	3 503 590	2 798 250
Manufacturing plant and equipment	250 424	254 377	251 882	249 725	244 731
Construction in progress	502 819	541 907	528 669	425 182	373 534
Other property and equipment	147 077	138 705	144 337	126 915	128 312
Property, plant and equipment - gross	5 102 396	4 566 015	4 899 894	4 305 412	3 544 827
Less accumulated depreciation and amortization	1 403 954	1 238 137	1 320 409	1 157 884	1 057 016
Property, plant and equipment - net	3 698 442	3 327 878	3 579 485	3 147 528	2 487 811

Other assets	76 641	25 418	81 412	32 177	34 527

TOTAL ASSETS	$5 238 563	$4 599 017	$5 210 694	$4 548 892	$3 875 305

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$58 563	$64 922	$64 922	$64 922	$64 922
Accounts payable - trade	109 500	119 155	124 562	235 048	100 880
Deferred revenues	116 041	189 430	139 398	174 086	110 596
Billings in excess of costs and estimated profits on uncompleted contracts	21 602	47 925	25 226	57 119	69 867
Accrued liabilities	132 654	119 125	214 164	213 467	149 324
Total current liabilities	438 360	540 557	568 272	744 642	495 589

Long-term debt - less current maturities	761 552	323 099	787 490	355 560	420 482
Other liabilities	289 794	374 673	278 862	362 026	197 865
Deferred income taxes - net	476 028	463 316	465 700	426 848	412 931

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value, 5,000,000 shares authorized, issuable in series:
Series C Preferred Stock, 9,606 shares authorized, none outstanding	-	-	-	-	-
Series A Junior Preferred Stock, 1,500,000 shares authorized, none issued	-	-	-	-	-
Common stock, $0.125 par value, 150,000,000 shares authorized; 114,518,371 shares and 113,857,236 shares issued at June 30, 2010 and 2009, respectively, and 113,885,661 shares, 113,115,830 shares and 111,288,285 shares issued at December 31, 2009, 2008 and 2007, respectively
	14 316	14 233	14 237	14 141	13 911
Additional paid-in capital	1 087 755	1 072 860	1 078 337	1 063 202	1 012 214
Retained earnings	2 325 065	2 030 305	2 169 526	1 802 022	1 419 417
Cost of 142,066 and 111,745 treasury shares at June 30, 2010 and 2009, respectively, and 52,342, 79,948, and 25,139 treasury shares at December 31, 2009, 2008 and 2007, respectively	(3 986)	(3 010)	(1 409)	(2 533)	(979)
Accumulated other comprehensive loss	(150 321)	(217 016)	(150 321)	(217 016)	(96 125)
Total stockholders' equity	3 272 829	2 897 372	3 110 370	2 659 816	2 348 438

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5 238 563	$4 599 017	$5 210 694	$4 548 892	$3 875 305

7.5	Consolidated Statements of Changes in Stockholders’ Equity

The table below sets out our consolidated statements of changes in stockholders’ equity.

	Shares of					Accumulated
	common		Additional			other	Total
	stock	Common	paid-in	Retained	Treasury	comprehensive	stockholders'
	outstanding	stock	capital	earnings	stock	income (loss)	equity
(In thousands)

Balance, January 1, 2007	110 462	$13 808	$988 998	$981 610	$-	$(110 370)	$1 874 046
Stock issued under share-based compensation plans	826	103	13 143	-	-	-	13 246
Cash dividends ($0.40 per common share)	-	-	-	(44 368)	-	-	(44 368)
Stock-based compensation	-	-	8 418	-	-	-	8 418
Excess tax benefit from stock-based compensation plans	-	-	1 655	-	-	-	1 655
Treasury stock acquired	(25)	-	-	-	(979)	-	(979)
Retirement benefit adjustments, net of taxes of $7,670	-	-	-	-	-	14 245	14 245
Adjustment resulting from adoption of new guidance for uncertain tax positions	-	-	-	(1 625)	-	-	(1 625)
Net income	-	-	-	483 800	-	-	483 800
Balance, December 31, 2007	111 263	13 911	1 012 214	1 419 417	(979)	(96 125)	2 348 438
Stock issued under share-based compensation plans	1 828	230	33 551	-	-	-	33 781
Cash dividends ($0.40 per common share)	-	-	-	(45 023)	-	-	(45 023)
Stock-based compensation	-	-	14 754	-	-	-	14 754
Excess tax benefit from stock-based compensation plans	-	-	2 683	-	-	-	2 683
Treasury stock acquired	(55)	-	-	-	(1 554)	-	(1 554)
Retirement benefit adjustments, net of taxes of ($65,095)	-	-	-	-	-	(120 891)	(120 891)
Net income	-	-	-	427 628	-	-	427 628
Balance, December 31, 2008	113 036	14 141	1 063 202	1 802 022	(2 533)	(217 016)	2 659 816
Stock issued under share-based compensation plans	797	96	336	-	1 124	-	1 556
Stock-based compensation	-	-	12 127	-	-	-	12 127
Excess tax benefit from stock-based compensation plans	-	-	2 672	-	-	-	2 672
Retirement benefit adjustments, net of taxes of $35,912	-	-	-	-	-	66 695	66 695
Net income	-	-	-	367 504	-	-	367 504
Balance, December 31, 2009	113 833	14 237	1 078 337	2 169 526	(1 409)	(150 321)	3 110 370
Stock issued under share-based compensation plans	498	62	729	-	(4)	-	787
Stock-based compensation	-	-	2 645	-	-	-	2 645
Excess tax benefit from stock-based compensation plans	-	-	(115)	-	-	-	(115)
Net income	-	-	-	64 623	-	-	64 623
Balance, March 31, 2010	114 331	14 299	1 081 596	2 234 149	(1 413)	(150 321)	3 178 310
Stock issued under share-based compensation plans	45	16	2 176	-	(2 573)	-	(381)
Stock-based compensation	-	-	3 854	-	-	-	3 854
Excess tax benefit from stock-based compensation plans	-	-	130	-	-	-	130
Net income	-	-	-	90 916	-	-	90 916
Balance, June 30, 2010	114 376	$14 315	$1 087 756	$2 325 065	$(3 986)	$(150 321)	$3 272 829

7.6	Consolidated Statements of Cash Flows

The table below sets out our consolidated statement of cash flows for the three and six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
(In thousands)

CASH PROVIDED BY OPERATIONS:
Net income	$90 916	$96 583	$155 539	$228 283	$367 504	$427 628	$483 800
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	46 458	42 609	91 950	83 108	171 445	141 395	118 796
Deferred income taxes	1 922	17 261	6 146	42 225	15 771	51 070	51 186
Provision for pension and postretirement benefits	9 697	11 769	19 329	23 431	39 664	32 479	37 170
Stock-based compensation expense	4 094	3 035	7 049	6 004	13 034	15 834	9 326
Goodwill impairment	-	-	-	-	-	13 606	-
Postretirement benefit claims paid	(839)	(923)	(1 713)	(1 740)	(3 495)	(3 017)	(2 824)
Gain on disposals of property, plant and equipment	34	60	(95)	(4 641)	(5 748)	(30 701)	(40 506)
Estimated net benefits from income tax claims	-	-	-	-	(25 392)	-	-
Contributions to pension plans	(7 578)	(9 361)	(42 110)	(16 685)	(36 248)	(31 749)	(10 811)
Gain on hurricane-related event	-	-	-	-	-	(37 088)	-
Changes in current assets and liabilities:	-	-
Receivables - trade and other	67 165	71 724	(9 346)	107 881	147 340	(6 777)	(59 032)
Inventories	46 309	37 807	70 597	24 397	92 357	(92 772)	(111 268)
Prepaid expenses and other current assets	(24 876)	(47 721)	953	(37 182)	(17 278)	1 703	1 138
Accounts payable	15 521	(42 053)	(17 242)	(156 294)	(134 648)	128 897	(57 144)
Accrued income taxes	(26 741)	(39 835)	(29 549)	(53 410)	(17 327)	32 062	23 073
Deferred revenues	(8 441)	12 679	(23 357)	15 344	(34 688)	63 490	(35 634)
Billings in excess of costs and estimated profits	-	-
on uncompleted contracts	(3 766)	(11 254)	(3 624)	(9 194)	(31 893)	(12 748)	(1 284)
Other current liabilities	10 408	6 401	(12 873)	(24 648)	3 209	18 105	14 810
Net changes in other noncurrent assets and liabilities	190	(1 127)	(1 369)	(1 949)	487	(16 948)	11 747
Net cash provided by (used in) operations	220 473	147 654	210 285	224 930	544 094	694 469	432 543

CASH USED IN INVESTING ACTIVITIES:
Capital expenditures	(120 807)	(116 634)	(210 383)	(210 265)	(566 383)	(829 156)	(462 640)
Proceeds from disposals of property, plant and equipment	555	162	878	5 472	8 592	56 108	45 806
Proceeds from hurricane-related event	-	-	-	-	-	41 550	-
Change in restricted cash balance	-	-	-	-	-	50 000	106 077
Net cash used in investing activities	(120 252)	(116 472)	(209 505)	(204 793)	(557 791)	(681 498)	(310 757)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from borrowings, net of issue costs	-	-	-	-	491 729	80 000	-
Repayments of borrowings	(13 754)	(13 754)	(32 461)	(32 461)	(64 922)	(144 922)	(64 922)
Payment of cash dividends	-	-	-	-	-	(44 989)	(44 368)
Proceeds from stock option and	-	-
convertible debenture plans and other	2 196	529	2 924	689	1 471	33 781	13 245
Excess tax benefit from stock-based compensation	130	3 584	15	3 545	2 672	2 683	1 655
Payments to acquire treasury stock	-	(472)	-	(477)	-	(1 554)	(979)
Net cash provided by (used in) financing activities	(11 428)	(10 113)	(29 522)	(28 704)	430 950	(75 001)	(95 369)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	88 793	21 069	(28 742)	(8 567)	417 253	(62 030)	26 417
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	522 146	192 792	639 681	222 428	222 428	284 458	258 041
CASH AND CASH EQUIVALENTS, END OF PERIOD	$610 939	$213 861	$610 939	$213 861	$639 681	$222 428	$284 458

7.7	Segment Information

Rowan has three principal operating segments – Drilling Services, Drilling Products and Systems, and Mining, Forestry and Steel Products.  The largest of these is the Drilling Services segment, which provides onshore and offshore oil and gas contract drilling services on a daily-rate basis.  The Drilling Products and Systems segment manufactures equipment and parts for the drilling industry featuring jack-up rigs, rig kits and related components and parts, mud pumps, drawworks, top drives, rotary tables, other rig equipment, variable-speed motors, drives and other electrical components.  The Mining, Forestry and Steel Products segment manufactures large-wheeled mining and timber equipment and related parts, and carbon and alloy steel plate.  The Drilling Products and Systems and Mining, Forestry and Steel Products segments operate under the Company’s wholly owned subsidiary, LeTourneau.

The table presents certain financial information by operating segment for the three and six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
	(In millions)
Revenues:
Drilling Services	$328,3	$320,8	$659,3	$701,2	$1 214,9	$1 451,6	$1 382,6
Manufacturing:
Drilling Products and Systems	124,1	141,8	220,1	286,4	648,3	876,3	498,6
Mining, Forestry and Steel Products	90,1	54,7	141,2	98,0	185,9	267,7	213,8
Total manufacturing	214,2	196,5	361,3	384,4	834,2	1 144,0	712,4
Eliminations	(52,4)	(35,1)	(98,1)	(108,6)	(278,9)	(382,9)	-
Total revenues from external customers	$490,1	$482,2	$922,5	$977,0	$1 770,2	$2 212,7	$2 095,0

Income (loss) from operations:
Drilling Services	$121,8	$127,2	$256,6	$312,7	$467,0	$666,8	$661,8
Manufacturing:
Drilling Products and Systems	-	3,7	(38,4)	30,2	100,0	30,6	43,0
Mining, Forestry and Steel Products	21,7	8,9	32,9	14,0	25,5	32,5	29,1
Total manufacturing	21,7	12,6	(5,5)	44,2	125,5	63,1	72,1
Eliminations	(13,1)	(9,2)	(22,6)	(28,1)	(91,4)	(71,8)	-
Total income from operations	$130,4	$130,6	$228,5	$328,8	$501,1	$658,1	$733,9

8.	OPERATING AND FINANCIAL REVIEW

The following is a discussion of Rowan’s financial condition and results of operations for the years ended 31 December 31, 2009, 2008 and 2007, and as of, and for the six months ended, June 30, 2010 and  2009.

The “forward-looking statements” contained in this Section are subject to risks, uncertainties and other factors that could cause the Company’s future results of operations or cash flows to differ materially from those contemplated by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in Section 4 (“Cautionary Note Regarding Forward Looking Statements”) and Section 2 (“Risk Factors”).

Certain financial data in the tables and the discussion below have been rounded. As a result of this rounding, the totals of data presented in the tables and the discussion below may vary slightly from the actual arithmetic totals of such data.

8.1	Summary

In May 2010, the Company took delivery of the first newly constructed EXL-Class rig.  The EXL#1 commenced operations in the U.S. Gulf of Mexico in late May under the first of two contracts for work through approximately July 2011. In June, we obtained a contract extension for the Gorilla V in the North Sea for an additional two years.  We recently obtained a contract for one of our rigs currently under construction, the EXL#2, as more fully discussed below.

Although utilization of the Company’s offshore rigs improved in the first and second quarters of 2010 over the fourth quarter of 2009, leading day rates have yet to show significant improvement and remain well below peak levels, and our results of operations have continued to benefit from contracts executed prior to the global downturn that began in mid 2008.  Although we have made significant increases to our drilling backlog in recent weeks, we can provide no assurance that we will continue to do so.

As of July 26, 2010, we had nine offshore rigs in the Middle East, nine in the U.S. Gulf of Mexico, two in the North Sea plus another en-route to the North Sea from West Africa, one each offshore Eastern Canada, Mexico and Egypt, and four under construction.  Additionally, we had 29 actively marketed land rigs located in Texas, Louisiana and Alaska.

The Company’s second EXL-Class rig, which is currently under construction with expected delivery in September 2010, is expected to commence operations in Trinidad during the fourth quarter under a three-year contract following completion of construction in Brownsville, Texas, inspections and acceptance.

As previously reported, following the Deepwater Horizon incident, the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly known as the Minerals Management Service) issued two Notices to Lessees (NTLs) implementing new safety regulations and information requirements applicable to shallow water drilling operations in the U.S. Gulf of Mexico.  These NTLs impact the ability of our customers to obtain new permits on a timely basis and continue operations uninterrupted under existing permits.  Although utilization of our rigs in the Gulf of Mexico declined slightly in the second quarter of 2010 as compared to the 2010 first quarter, we do not believe that our operations to date have been materially impacted by the issuance of these NTLs or the current regulatory environment.  One of our Gulf rigs is under contract but is waiting on a permit.  Another has been released from its contract, and we expect it to return to work in the Gulf on a well-to-well basis.  The Company currently has nine jack-up drilling rigs located in the U.S. Gulf of Mexico which may be impacted from time to time by the requirements of these recent NTLs.  We are working with our customers to meet these requirements.  See further discussion under Section 6.4 (“Trend Information”).

8.2	Results of Operations

The following table highlights Rowan’s operating results for the three and six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
			(In millions)
Revenues:
Drilling services	$328,3	$320,8	$659,3	$701,2	$1 214,9	$1 451,6	$1 382,6
Manufacturing sales and services:
Drilling products and systems	71,7	106,7	122,0	177,8	369,4	493,5	498,6
Mining, forestry and steel products	90,1	54,7	141,2	98,0	185,9	267,6	213,8
Total manufacturing sales and services	161,8	161,4	263,2	275,8	555,3	761,1	712,4
Total revenues	$490,1	$482,2	$922,5	$977,0	$1 770,2	$2 212,7	$2 095,0

Costs and expenses:
Drilling services	$204,4	$192,9	$398,5	$386,2	$742,8	$781,5	$720,8
Manufacturing sales and services:
Drilling products and systems	86,9	112,9	187,2	178,0	366,0	538,1	455,6
Mining, forestry and steel products	68,4	45,8	108,3	84,0	160,4	235,0	184,7
Total manufacturing sales and services	155,3	158,7	295,5	262,0	526,4	773,1	640,3
Total costs and expenses	$359,7	$351,6	$694,0	$648,2	$1 269,2	$1 554,6	$1 361,1

Operating income:
Drilling services	$123,9	$127,9	$260,8	$315,0	$472,1	$670,1	$661,8
Manufacturing sales and services:
Drilling products and systems	(15,2)	(6,2)	(65,2)	(0,2)	3,4	(44,6)	43,0
Mining, forestry and steel products	21,7	8,9	32,9	14,0	25,5	32,6	29,1
Total manufacturing sales and services	6,5	2,7	(32,3)	13,8	28,9	(12,0)	72,1
Total operating income	$130,4	$130,6	$228,5	$328,8	$501,0	$658,1	$733,9

Net income	$90,9	$96,6	$155,5	$228,3	$367,5	$427,6	$483,8

As indicated in the preceding table, Rowan’s results of operations are primarily driven by the performance of our Drilling Services segment, which comprises about 95% of our fixed assets and, over the past three years, has generated two-thirds of our aggregate revenues and 95% of our aggregate operating income.  Our manufacturing division, featuring our Drilling Products and Systems segment, has led the strategic expansion and upgrade of our drilling fleet over the past decade and, in recent years, has expanded product lines and sought to grow its external business.

Costs and expenses in 2008 included $111.2 million of special items, including (i) impairment charges relating to a cancelled rig construction project, the realizable value of manufacturing inventories and goodwill, (ii) professional service fees and other expenses incurred in connection with the suspended LeTourneau monetization process and (iii) severance costs in connection with the retirement of the Company’s former Chief Executive Officer in 2008 and headcount reductions. These items are described more fully in the operating segment discussions below and in Note 11 of “Notes to Consolidated Financial Statements” in our consolidated annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference into this Document.

Net income includes income from operations plus/minus the following items (in millions):

	2009	2008	2007

Interest income	$1.2	$6.3	$20.9
Interest expense	(29.5)	(18.6)	(25.9)
Capitalized interest	21.5	17.4	10.0
Other income (expense) - net	6.9	(9.1)	0.2
Provision for income taxes	(133.6)	(226.5)	(255.3)

In 2009, the Company recognized a $25.4 million tax benefit as a result of applying our facts to a 2009 third-party tax case that provides a more favorable tax treatment for certain foreign contracts entered into in prior years.  The Company has deferred recognition of a remaining $49.2 million estimated benefit in accordance with the accounting guidelines for income tax uncertainties.

During the first quarter of 2010, the Drilling Products and Systems manufacturing segment performed an assessment of its Houston-based raw materials and supplies inventory.  As a result, the Company increased its inventory valuation reserve by approximately $42.0 million and recorded a corresponding charge to its operations during the period to reflect a reduction in the estimated realizable value of items that were deemed to be nonconforming or slow-moving. See further discussion under Section 8.3 (“Manufacturing Operations”.)

The performance of each of our operating segments during the six months ended June 30, 2010 and over the period from 2007 through 2009 is discussed more fully below.

8.2.1	Drilling Operations

Drilling Services’ operating results are primarily a function of the activity (or utilization) and day rates achieved by our land and offshore rig fleets.  Rig activity and day rates are primarily determined by oil and gas exploration and development expenditures, which are heavily influenced by trends in oil and natural gas prices, and the availability of competitive equipment.  When drilling markets are strengthening, day rates generally lag the upward trend in rig activity, and day rate increases can be more significant as utilization approaches 100%.  When drilling markets are weakening, day rates are often significantly reduced in an effort to maintain utilization.  Due to intense competition in the contract drilling industry, both market utilization and day rates have historically declined much faster than they have risen.

Market Conditions

Over the period from 2007 through mid 2008, global demand for oil and natural gas continued to increase, especially in developing nations such as China and India.  At the same time, many key producers increasingly struggled with depleting reserves, requiring more drilling simply to maintain production levels.  These market forces caused a dramatic increase in energy prices, and the per-barrel price of oil rose from the low $50s in early 2007 to an all-time high of more than $145 in July 2008.  Natural gas prices followed a similar pattern during the period, though with much more volatility, generally ranging from $5.50 to $8.50 per mcf during 2007 and peaking in mid 2008 at nearly $14.

As a result, drilling demand surged over the period, with all available rigs benefiting.  Many of the projects were in increasingly difficult drilling environments and demanded the most capable drilling equipment.  Meanwhile, the global jack-up fleet, with relatively few net rig additions between 1986 and 2005, continued to age.  The more capable rigs were marketable throughout the world, and were generally able to obtain longer-term contracts and higher day rates than older and less capable “commodity” rigs.

In mid 2008, when the global economy began slipping into recession and access to capital diminished significantly due to weakening financial markets, both oil and natural gas prices began to decline precipitously, and were down from their highs by approximately 79% and 61%, respectively, by the end of 2008.  Most companies reduced spending in 2009, and energy companies in particular, with the prospect of significantly reduced cash flows and constrained capital resources, dramatically cut exploration and development expenditures, with most of the reductions targeted at shallow water and land drilling.

As access to capital began to be restored and global economies began to stabilize in 2009, oil prices more than doubled from their lows and global drilling activity appeared to bottom during the second quarter.  Most drilling budgets in 2010 show increases over the reduced 2009 levels.  Natural gas prices remained weak for most of 2009, causing a collapse in domestic land and offshore drilling markets early in the year, particularly in the Gulf of Mexico, though prices began strengthening and activity had begun to recover by year’s end.  See further discussion under “Drilling Operations – Outlook.”

Our Rig Fleet

Our offshore fleet currently consists of 24 jack-up rigs, featuring:

•	One EXL class jack-up delivered in May 2010,

•	Two 240C class jack-ups, one of which was delivered in late 2008 and one in late 2009,

•	Four Tarzan class jack-ups delivered during the 2004-2008 period,

•	Four Super Gorilla class jack-ups delivered during the 1998-2003 period,

•	Three Gorilla class jack-ups built during the early 1980s,

•	Seven 116C class jack-ups built during the early 1980s, and

•	Two 84 class jack-ups and one 116 class jack-up built during the mid-to-late 1970s.

The 240Cs, Tarzan Class, Super Gorillas and one of the Gorilla class rigs have at least two million pounds of hook-load capability, enabling efficient drilling beyond 30,000 feet.  We consider such rigs “high-specification” jack-ups.

Four additional high-specification jack-ups are under construction with deliveries currently expected over the period from the third quarter of 2010 through the first quarter of 2012, including one 240C class rig and three EXL class rigs.  See further discussion of our offshore newbuild program under Section 8.4 (“Liquidity and Capital Resources”).

During 2009, we discontinued active marketing of three of our thirty-two land rigs.  Our land fleet currently consists of 29 marketed rigs, including 16 rigs constructed since 2005, four rigs built during 2001-2002 and nine older rigs that have been refurbished over the years.

Current Operations

The Gulf of Mexico offshore drilling market is highly fragmented among several oil and gas companies, many of which are independent operators whose drilling activities are highly dependent on near-term operating cash flows.  A typical drilling assignment may call for 60 days of exploration or development work performed under a single-well contract with negotiable renewal options.  Long-term contracts have been relatively rare, and generally are available only from the major integrated oil companies and a few of the larger independent operators.  Drilling activity and day rates in the Gulf of Mexico have tended to fluctuate rather quickly, and generally follow trends in natural gas prices.  Offshore drilling demand in the Gulf reached a peak in 2007, began weakening in late 2008, and generally has remained weak since that time.  We currently have nine rigs in the Gulf of Mexico – six under contracts expiring in 2010, one under contract expiring in 2011, and two that are idle.

International markets present more opportunities for longer-term drilling contracts and high-specification rigs than do domestic markets.  The relocation of rigs from domestic to foreign markets is a significant undertaking, and often interrupts revenues and cash flows for up to three to four months, particularly when equipment upgrades are involved.  Thus, major relocations are typically carried out only when the likelihood of higher long-term returns heavily outweighs the short-term costs.

The North Sea is a mature, harsh-environment offshore drilling market that has long been dominated by major oil and gas companies operating within a relatively tight regulatory environment. Project lead times are often lengthy, and drilling assignments, which typically require ultra premium equipment capable of handling extreme weather conditions and high down-hole pressures and temperatures, can range from several months to several years.  Thus, drilling activity and day rates in the North Sea move slowly in response to market conditions, and generally follow trends in oil prices. As of July 26, 2010, we had two Super Gorilla class rigs operating in the North Sea – one under contract that is expected to be completed in the third quarter of 2011 and another under contract that is estimated to be completed in the second quarter of 2013. Additionally, we have another currently mobilizing from West Africa to the North Sea, where it is expected to begin operating under a contract that should continue through the first quarter of 2012.

We have operated offshore eastern Canada at varying levels since the early 1980s, though we had vacated that market in late 2006.  In July 2009, one of our Gorilla class rigs returned to eastern Canada, where it is operating under a contract that is expected to continue through the fourth quarter of 2010.

The Middle East has been a primary focus among our international operations in recent years.  In 2007, we added four rigs to our four existing rigs in the region – two 116Cs with initial two-year contracts with Maersk offshore Qatar, and two Tarzan Class rigs under four-year contracts with Saudi Aramco.  We added a third Tarzan Class rig in the Middle East under a three-year contract in 2008 and currently have nine rigs in the region – six under contracts expiring in 2011 and three that are idle.

In October 2009, we completed mobilizing the J.P. Bussell to Egypt where it began operating for Shell under an approximate 20-month contract.  Our remaining rig operating internationally is the Rowan Gorilla IV, which is operating for PEMEX in the Gulf of Mexico under a contract that is expected to conclude in the third quarter of 2011.

Six months ended June 30, 2010 compared to six months ended June 30, 2009

The following table highlights the performance of our Drilling Services segment for the six months ended June 30, 2010 and 2009 (unaudited, dollars in millions, except for average day rate):

	Six months ended June 30,
	2010		2009
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$659.3	100%	$701.2	100%
Operating costs	(275.6)	-42%	(282.2)	-40%
Depreciation expense	(83.4)	-13%	(75.5)	-11%
Selling, general and administrative expenses	(39.8)	-6%	(33.2)	-5%
Net gain on property disposals	0.3	0%	4.7	1%
Operating income	$260.8	40%	$315.0	45%

Offshore fleet:
Average day rate	$178,800		$175,200
Rig utilization	75%		85%
Revenue-producing days	3,145		3,402

Land fleet:
Average day rate	$20,100		$24,100
Rig utilization	74%		67%
Revenue-producing days	4,309		3,776

Drilling revenues for the six months ended June 30, 2010 decreased by $41.9 million or 6% compared to the comparable period of 2009 as a result of the following (unaudited, in millions):

Increase
(Decrease)

Lower offshore rig utilization	$(80.4)
Lower average land day rates	(17.3)
Lower revenues for reimbursable costs and other, net	(3.8)
Addition of two land rigs in 2009[1]	4.5
Higher land rig utilization	8.4
Higher average offshore day rates	18.4
Addition of the Ralph Coffman and EXL#1 [2]	28.3
Net decrease	$(41.9)

(1)	The two land rigs added to the fleet in the first half of 2009 contributed 182 incremental revenue-producing days in the first six months of 2010.
(2)	The Ralph Coffman and EXL#1 commenced operations in January and May 2010, respectively, and contributed 167 and 35 revenue-producing days, respectively, in the first six months of 2010.

Drilling operating costs for the first six months of 2010 decreased by $6.6 million or 2% from the same period of 2009 due to reduced operating costs on four idle rigs in the Middle East and one in the Gulf of Mexico. Lower costs of the stacked rigs were partially offset by the addition of the Ralph Coffman and EXL#1 in January and May 2010, respectively, and incremental Norwegian operating costs for the Gorilla VI.  Our operating margin (before depreciation and selling, general and administrative expenses) for the first six months of 2010 declined slightly to 58% from 60% in the same period of 2009.  Drilling depreciation expense increased by $7.9 million or 10% between periods due primarily to the addition of the Ralph Coffman and EXL#1.  Selling, general and administrative expenses increased by $6.6 million or 20% over the comparable prior year period due primarily to a $4.5 million provision during the second quarter of 2010 for the expected cost of terminating the Company’s agency agreement in Mexico and to personnel related costs and professional fees.

The following table presents certain key performance measures by geographic area for our offshore fleet for the first six months of 2010 and 2009. The number of rigs in each location is based on location for the majority of the period and includes active and idle rigs. Revenues include those received from customers for contract reimbursable costs.  Average day rates are computed by dividing revenues recognized during the period, excluding revenues attributable to reimbursable costs, by the number of revenue-producing days (unaudited). Rig utilization is computed as the number of revenue-producing days divided by total available rig days during the period.

	Six months ended June 30,
	2010	2009

Gulf of Mexico:
Number of rigs	9	10
Revenues	$162,079,000	$208,269,000
Average day rate	$139,600	$153,400
Utilization	78%	77%

Middle East:
Number of rigs	9	9
Revenues	$140,130,000	$222,819,000
Average day rate	$152,000	$147,600
Utilization	56%	92%

North Sea:
Number of rigs	2	2
Revenues	$100,341,000	$102,425,000
Average day rate	$278,600	$282,600
Utilization	98%	99%

Other international:
Number of rigs	4	1
Revenues	$167,641,000	$71,478,000
Average day rate	$226,800	$320,400
Utilization	100%	81%

2009 Compared to 2008

The following table highlights the performance of our Drilling Services segment during 2009 compared to 2008 (dollars in millions, except day rates):

	2009		2008
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$1,214.9	100%	$1,451.6	100%
Operating costs	(525.2)	-43%	(629.8)	-43%
Depreciation expense	(155.9)	-13%	(125.9)	-9%
Selling, general and administrative expenses	(68.0)	-6%	(69.2)	-5%
Gains on property disposals	6.3	1%	68.0	5%
Material charges and other operating expenses	-	0%	(24.6)	-2%
Operating income	$472.1	39%	$670.1	46%

Offshore fleet:
Average day rate	$175,100		$163,200
Rig utilization	73%		95%
Revenue-producing days	5,876		7,313

Land fleet:
Average day rate	$23,200		$22,600
Rig utilization	62%		93%
Revenue-producing days	7,175		10,067

The following table summarizes average prices for oil and natural gas and our utilization and average day rates by quarter in 2009, and for the full years 2009 and 2008 for our offshore fleet:

		Natural gas (per	Average	Average day
	Oil (per bbl) *	MCF) *	utilization	rate
2009:
First quarter	$43.14	$4.47	93%	$173,600
Second quarter	$59.61	$3.81	78%	$177,200
Third quarter	$68.14	$3.44	59%	$182,500
Fourth quarter	$76.00	$4.93	63%	$167,700
Full year:
2009	$61.95	$4.16	73%	$175,100
2008	$99.67	$8.90	95%	$163,200
*	Source: New York Mercantile Exchange (NYMEX)

The dramatic declines in oil and natural gas prices that began in mid 2008 coupled with the weakness in the global capital markets increased our customers’ efforts to preserve liquidity and adversely affected the economics of certain drilling projects.  Most oil and gas producers significantly reduced their 2009 drilling expenditures, and that reduction was most prominent for shallow water and onshore projects.  The reduction in demand reduced global jack-up and land rig utilization, increased competition among available rigs for fewer drilling assignments, and pressured day rates.

Drilling revenues for 2009 decreased by $236.7 million, or 16%, compared to 2008 as a result of the following (in millions):

Increase
(Decrease)

Lower offshore rig utilization	$(274.7)
Lower land rig utilization	(86.3)
Loss of the Rowan-Anchorage[1]	(15.2)
Reimbursables and other, net	(10.8)
Higher average land day rates	1.9
Addition of four land rigs[2]	23.3
Higher average offshore day rates	45.6
Addition of the J.P. Bussell and Rowan-Mississippi[3]	79.5
Net decrease	$(236.7)

(1)	The Rowan-Anchorage was lost in September 2008 during Hurricane Ike.

(2)	The four land rigs added to the fleet over the period from May 2008 through June 2009 contributed an additional 939 revenue-producing days in 2009 as compared to 2008.

(3)	The J.P. Bussell and Rowan-Mississippi commenced operations in November 2008 and contributed 548 revenue-producing days in 2009, as compared to 86 days in 2008.

The following table presents certain key performance measures by geographic area for our offshore fleet for 2009 and 2008.  The number of rigs in each location is based on location for the majority of the period and includes active and idle rigs.  Revenues include those attributable to reimbursable costs.  Average day rates are computed by dividing revenues recognized during the year, excluding reimbursables, by the number of revenue-producing days.  Rig utilization is computed as the number of revenue-producing days divided by total available rig-days.

	2009	2008

Gulf of Mexico:
Number of rigs	8	8
Revenues	$297,206,000	$402,696,000
Average day rate	$145,600	$129,900
Utilization	64%	97%

Middle East:
Number of rigs	9	9
Revenues	$373,059,000	$480,981,000
Average day rate	$153,300	$155,400
Utilization	74%	94%

North Sea:
Number of rigs	2	2
Revenues	$172,610,000	$166,486,000
Average day rate	$243,400	$244,900
Utilization	97%	91%

Other international:
Number of rigs	3	2
Revenues	$199,449,000	$158,988,000
Average day rate	$257,600	$301,200
Utilization	83%	98%

Drilling operating costs in 2009 decreased by $104.6 million, or 17% from 2008, as set forth in the table below (in millions):

	Increase
	(Decrease)	% Change

Personnel and related costs for existing rigs	$(55.3)	-16%
Repairs and maintenance for existing rigs	(27.5)	-21%
Reimbursable expenses	(9.8)	-34%
Rig insurance costs for existing rigs	(3.1)	-7%
All other	(8.9)	-11%
Net decrease	$(104.6)	-17%

The declines in personnel and related costs and repairs and maintenance expenses were primarily the result of reduced activity levels.  Additionally, several shipyard upgrade projects on many of our idle rigs absorbed certain personnel-related costs and resulted in lower routine repair and maintenance expenses that we would have otherwise incurred.  Operating margins before depreciation and selling, general and administrative expenses were 57% in both 2009 and 2008.  Drilling depreciation expense increased by $30.0 million or 24% between periods due primarily to the addition of the J.P. Bussell and Rowan-Mississippi in November 2008.

2008 Compared to 2007

The following table highlights the performance of our Drilling Services segment during 2008 compared to 2007 (dollars in millions):

	2008		2007
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$1,451.6	100%	$1,382.6	100%
Operating costs	(629.8)	-43%	(591.4)	-43%
Depreciation expense	(125.9)	-9%	(101.8)	-7%
Selling, general and administrative expenses	(69.2)	-5%	(68.3)	-5%
Gains on property disposals	68.0	5%	40.7	3%
Material charges and other operating expenses	(24.6)	-2%	-	0%
Operating income	$670.1	46%	$661.8	48%

Drilling revenues increased by $69.0 million or 5% in 2008, due primarily to the effects of increased drilling activity and average day rates, as follows (in millions):

Increase
(Decrease)

New rigs	$33.2
Increases in average day rates	23.7
Net increase in utilization for existing rigs	16.6
Net increase in utilization for relocated rigs	12.5
Lost or sold rigs	(9.4)
Other, primarily reduction in reimbursables	(7.6)
Net increase	$69.0

Our overall offshore fleet utilization was 95% in 2008, up from 94% in 2007, with most of the downtime in each period associated with rigs being prepared for long-term assignments overseas.  Our average offshore day rate was $163,200 in 2008, an increase of approximately 4% over 2007.  Total revenue-producing days offshore increased by 103 or 1% between years, with most of that increase associated with our new rigs.

Middle East.  Our nine jack-ups working offshore Saudi Arabia and Qatar collectively generated approximately $480 million of drilling revenues in 2008, averaging more than $155,000 per day, compared to almost $400 million from eight rigs averaging $149,000 per day in 2007.  Our utilization averaged 94% in 2008, up from 92% in 2007.

North Sea.  Our two rigs working in the North Sea generated approximately $164 million of drilling revenues in 2008, averaging about $245,000 per day, compared to $246 million from three rigs averaging $241,000 per day in 2007.  Our utilization averaged 91% in 2008, down from 96% in 2007, with most of the downtime in 2008 due to rigs undergoing shipyard upgrades.

Other International.  After relocating from the North Sea in early January 2008, Gorilla VII was 96% utilized offshore West Africa and provided almost $325,000 per day in drilling revenues during the remainder of the year.  Gorilla III was 100% utilized offshore Trinidad during the first five months of 2008, generating approximately $40 million of drilling revenues during the period, or more than $249,000 per day.  Gorilla III relocated to the Gulf of Mexico during the second quarter of 2008 where the rig was 98% utilized during the remainder of the year.

Gulf of Mexico.  The following table summarizes average oil and natural gas prices and our Gulf of Mexico fleet utilization and average day rates by quarter in 2008, and for the full years 2008 and 2007:

	Oil (per bbl) *	Natural gas (MCF) *	Average utilization	Average day rate
2008:
First quarter	$97.86	$8.74	91%	$114,100
Second quarter	$123.78	$11.47	98%	$126,600
Third quarter	$118.29	$8.98	100%	$131,400
Fourth quarter	$58.68	$6.40	100%	$144,600
Full year:
2008	$99.67	$8.90	97%	$129,900
2007	$72.34	$7.12	96%	$129,300

*   Source: New York Mercantile Exchange (NYMEX)

Natural gas prices remained at historically high levels over the first half of 2008, and our fleet achieved stable utilization and increasing average day rates during that period, though shipyard time for upgrades to the Bob Palmer reduced average utilization during the first quarter.  As prices weakened dramatically over the last half of the year, our contracted backlog helped to insulate Rowan from the effects of reduced drilling demand that ensued in the Gulf of Mexico and throughout the United States.  The addition of the Rowan-Mississippi and J.P. Bussell in November 2008, coupled with the loss of our oldest jack-up, the Rowan-Anchorage, during Hurricane Ike in September, increased our average rate during the fourth quarter.  As shown in the preceding table, our average Gulf of Mexico day rate increased by $1,100 or 1% during 2008, though, by year end, we had begun to feel the impact of weakening demand for our three skid-off rigs.  Our total revenue-producing days in the Gulf of Mexico decreased by 97 or 3% in 2008, due primarily to the effects of rig relocations.

Land.  Contracted backlog also enabled our 30 deep-well land rigs in Texas, Louisiana, Oklahoma and Alaska to withstand the volatile domestic market conditions during 2008, and attain 93% utilization and an average day rate of $22,600 during the year, compared to 95% and $22,800 in 2007.  The fleet included four new 2000 horsepower rigs that were delivered during 2008, which contributed to a 701 or 7% increase in revenue-producing days during the year.

Operating Costs.  Drilling operating costs increased by $38.4 million or 6% in 2008 compared to 2007, due primarily to effects of the following (in millions):

	Increase
	(Decrease)	% Change

Personnel and related costs for existing rigs	$19.8	7%
Repairs and maintenance for existing rigs	19.3	18%
Rig insurance costs for existing rigs	(11.7)	-21%
Addition of Rowan-Mississippi and J.P. Bussell and four land rigs	11.2	-
All other	(0.2)	-
Net increase	$38.4	6%

Depreciation expense incurred by our drilling operations increased by $24.1 million or 24% in 2008, due primarily to the addition of the rigs noted above.  Selling, general and administrative costs increased by $0.9 million or 1% in 2008, due primarily to higher professional service fees resulting from our international expansion and incremental incentive compensation costs associated with our improved financial results.

Our drilling operations realized $68.0 million of gains on asset disposals during 2008, including $37.1 million from insurance proceeds received in connection with the loss of the Rowan-Anchorage during Hurricane Ike, $14.5 million from the sale of our London office, $5.4 million from the sale of our Fourchon, Louisiana, yard and $4.7 million from the sale of a land rig.  Our 2007 net gain was $40.7 million, and included $14.1 million from the sale of our Alaska-based drilling camps and $23.4 million related to the installment sale of the Rowan-Midland and related equipment.

Our 2008 Drilling Services operating income included $24.6 million of special charges, including $11.8 million for the estimated unrecoverable cost of amounts expended on construction of our fourth 240C rig which we cancelled, $8.5 million related to severance costs, including the impact of accelerated equity awards primarily resulting from our CEO’s 2008 retirement, $2.8 million of primarily professional service fees incurred in connection with the suspended LeTourneau monetization process, and $1.5 million related to the impairment of goodwill.

8.3	Manufacturing Operations

We have manufacturing facilities in Longview and Houston, Texas, and Vicksburg, Mississippi, which collectively produce drilling rigs and various rig components and mining and forestry equipment, alloy steel and steel plate under two operating segments – Drilling Products and Systems and Mining, Forestry and Steel Products.

The Drilling Products and Systems segment provides equipment, parts and services for the offshore and onshore oil and gas drilling industry. Featured products include complete jack-up rigs, rig kits and component packages, primary drilling equipment such as mud pumps, drawworks, top drives and rotary tables, and electrical components such as variable-speed motors and drives. The segment built the first offshore jack-up drilling rig in 1955 and has since designed, built or licensed the construction of more than 200 rigs, including all in our fleet. During 2008, Drilling Products and Systems completed construction of our fourth Tarzan Class rig, the J.P. Bussell, and our first 240C class rig, the Rowan-Mississippi, and in December 2009, completed construction of the second 240C class rig, the Ralph Coffman.

The Mining, Forestry and Steel Products segment produces large-wheeled mining and timber equipment and related parts and carbon and alloy steel and steel plate.

Our manufacturing revenues are greatly influenced by the timing of product shipments, and our profitability is impacted by the mix of product sales.  Original equipment sales, for example, have traditionally yielded lower margins than the related after-market parts sales.  Land rigs and component packages typically require more costs for commissioning than do individual pumps and other drilling equipment, and often carry a package discount.  Thus, our gross margins are typically higher on equipment sales than on rigs and component packages.

Six months ended June 30, 2010 compared to six months ended June 30, 2009

The following table highlights the performance of our Drilling Products and Systems segment for the first six months of 2010 and 2009 (unaudited, dollars in millions):
	Six months ended June 30,
	2010		2009
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$122.0	100%	$177.8	100%
Operating costs	(127.0)	-104%	(166.5)	-94%
Depreciation expense	(4.7)	-4%	(4.4)	-2%
Selling, general and administrative expenses	(13.5)	-11%	(7.1)	-4%
Material charge - manufacturing inventories	(42.0)	-34%	-	0%
Operating income (loss)	$(65.2)	-53%	$(0.2)	0%

Revenues from Drilling Products and Systems decreased by $55.8 million or 31% between periods due to the following (unaudited, in millions):

Increase
(Decrease)

Lower mud pump sales	$(21.0)
Lower sales of power system packages and motors	(19.0)
Lower parts sales	(11.1)
Lower sales of land rigs and rig kits	(9.3)
Higher revenues recognized on offshore rig kits in progress	6.5
Other, net	(1.9)
Net decrease	$(55.8)

Revenues from Drilling Products and Systems include revenues recognized upon shipment as well as under the percentage-of-completion method of accounting.  Our product revenues are therefore influenced by the timing of shipments and progress on long-term contracts in process, and profitability is highly impacted by the mix of product sales.  Original-equipment sales, for example, have traditionally yielded lower margins than the related after-market parts sales.

Our average margin before depreciation, selling, general and administrative expenses and the inventory charge discussed below declined to a negative 4% of revenues in 2010 from a 6% gross profit in 2009.  The negative margin in 2010 was primarily the result of certain inventory and cost of sales adjustments and significantly higher warranty costs coupled with lower overall sales volumes.

Selling, general and administrative costs increased by $6.4 million between periods due primarily to the addition of personnel in the fourth quarter of 2009 and first quarter of 2010 in connection with the quality initiative at the Company’s manufacturing operations and increases to the reserve for uncollectible accounts.

During the first quarter of 2010, the Company’s Drilling Products and Systems segment performed an assessment of its Houston-based raw materials and supplies inventory.  Management determined that a significant number of items had experienced some level of deterioration such that they were not within tolerance of original specifications or no longer conformed to minimum quality standards.  Full provision was made for the cost of items that cannot be efficiently reworked.  In addition, as the Company continued to work off existing drilling products backlog during the first quarter of 2010, the quantity and age of slow-moving inventory items was continuing to grow.  Management expects this trend will continue for the foreseeable future.  As a result, the Company increased its inventory valuation reserve by approximately $42.0 million and recorded a corresponding charge to its first quarter 2010 operations.

Our Drilling Products and Systems operating results for the six months ended June 30, 2010 excludes $98.1 million of revenues and $71.3 million of expenses in connection with sales of products and services to our Drilling Services segment, most of which was attributable to construction of the newbuild jack-up, Joe Douglas.  Drilling Products and Systems operating results for the comparable period of 2009 excludes $108.6 million of revenues and $78.2 million of expenses, primarily for construction of the Ralph Coffman.

The following table highlights the performance of our Mining, Forestry and Steel Products segment for the first six months of 2010 and 2009 (unaudited, dollars in millions):

	Six months ended June 30,
	2010		2009
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$141.2	100%	$98.0	100%
Operating costs	(95.7)	-68%	(71.7)	-73%
Depreciation expense	(3.9)	-3%	(3.1)	-3%
Selling, general and administrative expenses	(8.6)	-6%	(9.2)	-9%
Net loss on property disposals	(0.1)	0%	-	0%
Operating income	$32.9	23%	$14.0	14%

Revenues from Mining, Forestry and Steel Products increased by $43.2 million or 44% between periods due to the following (unaudited, in millions):

Increase
(Decrease)

Higher sales of mining loaders	$25.5
Increase in parts sales	10.9
Higher sales of steel plate	3.4
Other, net	3.4
Net increase	$43.2

Our average margin before depreciation and selling, general and administrative expenses increased to 32% of revenues in 2010 from 27% in 2009.  The higher margins were attributable primarily to product sales mix, particularly a greater proportion of larger, higher-margin mining loaders and parts sales in 2010.  Selling, general and administrative expenses decreased by $0.6 million or 7% between periods due primarily to cost-control efforts.

2009 Compared to 2008

The following table highlights the performance of our Drilling Products and Systems segment for 2009 and 2008 (dollars in millions):

	2009		2008
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$369.4	100%	$493.5	100%
Operating costs	(341.0)	-92%	(421.5)	-85%
Depreciation expense	(9.0)	-2%	(9.5)	-2%
Selling, general and administrative expenses	(16.0)	-4%	(25.1)	-5%
Material charges and other operating expenses	-	0%	(81.9)	-17%
Net gain (loss) on property disposals	-	0%	(0.1)	0%
Operating income (loss)	$3.4	1%	$(44.6)	-9%

Revenues from Drilling Products and Systems decreased by $124.1 million, or 25%, between periods due primarily to the following:

•	A decrease of $78.0 million attributable to $111.6 million of revenues recognized on five offshore rig kit projects in 2009, as compared to $189.6 million recognized on eight projects in 2008;

•	A decrease of $36.3 million attributable to $103.0 million recognized on shipments of land rigs and component packages in 2009, down from $139.3 million in 2008;

•	A decrease of $23.8 million attributable to $1.9 million of revenues recognized on shipments of top drives in 2009, down from $25.7 million in 2008; and

•	An increase of $8.6 million attributable to $50.1 million recognized on 57 mud pumps shipped in 2009, up from $41.5 million on 63 pumps in 2008.

Our average margin before depreciation and selling, general and administrative expenses decreased to 8% of revenues in 2009 from 15% in 2008.  Margins in 2009 were negatively affected by sales mix, with a greater share of revenues from some of our lower-margin products as compared to the prior year and poor results on several land rig projects.

Selling, general and administrative costs declined by $9.1 million or 36% between periods due primarily to lower compensation and related fringe benefit costs associated with reduced employment levels.

Our Drilling Products and Systems operating results for 2009 exclude $278.9 million of revenues and $182.3 million of expenses in connection with sales of products and services to our Drilling Services segment, much of which was attributable to construction of the newbuild jack-up, Ralph Coffman, and kits and equipment provided for our EXL rigs.  Drilling Products and Systems operating results for 2008 excludes $382.9 million of revenues and $307.7 million of expenses, primarily for construction of the J.P. Bussell, Rowan-Mississippi and Ralph Coffman.

The following table highlights the performance of our Mining, Forestry and Steel Products segment for 2009 and 2008 (dollars in millions):

	2009		2008
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$185.9	100%	$267.6	100%
Operating costs	(134.6)	-72%	(203.3)	-76%
Depreciation expense	(6.5)	-3%	(6.1)	-2%
Selling, general and administrative expenses	(18.8)	-10%	(20.8)	-8%
Material charges and other operating expenses	-	0%	(4.7)	-2%
Net loss on property disposals	(0.5)	0%	(0.1)	0%
Operating income	$25.5	14%	$32.6	12%

Revenues from Mining, Forestry and Steel Products decreased by $81.7 million or 31% between periods due primarily to the following:

•
Lower sales of new mining loaders and forestry stackers, which declined by $38.9 million or 38%, from $102.6 million in 2008 to $63.7 million in 2009.  We shipped 14 new mining loaders and forestry stackers 2009, as compared to 29 units in 2008;

•	Lower sales of steel plate, which declined by $35.0 million or 52%, from $66.9 million in 2008 to $31.9 million in 2009; and

•	A two-percent increase in part sales, to $73.3 million in 2009 from $71.9 million in 2008.

Our average margin before depreciation and selling, general and administrative expenses increased to 28% of revenues in 2009 from 24% in 2008.  The higher margins were attributable to primarily product sales mix, particularly a greater proportion of higher-margin after-market parts and service revenues in 2009.

2008 Compared to 2007

The following table highlights the performance of our Drilling Products and Systems segment during 2008 compared to 2007 (dollars in millions):

	2008		2007
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$493.5	100%	$498.6	100%
Operating costs	(421.5)	-85%	(426.6)	-86%
Depreciation expense	(9.5)	-2%	(11.7)	-2%
Selling, general and administrative expenses	(25.1)	-5%	(17.2)	-3%
Material charges and other operating expenses	(81.9)	-17%	-	0%
Losses on property disposals	(0.1)	0%	(0.1)	0%
Operating income	$(44.6)	-9%	$43.0	9%

Our Drilling Products and Systems segment sustained a $5.1 million or 1% decrease in revenues in 2008, which featured the following:

•	$175.4 million associated with 16 land rigs and component packages shipped in 2008, up from $148.3 million in 2007;

•	$153.5 million recognized on eight rig kit projects in 2008, up from $116.9 million in 2007;

•	$41.5 million from 63 mud pumps shipped in 2008, down from $49.8 million and 70 pumps in 2007;

•	$14.9 million related to drive and control system packages, down from $33.4 million in 2007;

•	$12.9 million from 216 motors shipped in 2008, down from $15.2 million in 2007; and

•	$7.7 million from custom fabrication work, down from $27.9 million in 2007.

Our 2007 operating results included $41.6 million of revenues and a $15.8 million loss on the external rig construction project which required many more labor hours than we originally anticipated.  There were no such revenues in 2008.  Thus, as is shown in the preceding table, our average margin over operating costs increased slightly to 15% of revenues in 2008 from 14% in 2007.

Depreciation expense incurred by Drilling Products and Systems in 2008 decreased by $2.2 million or 19% over 2007, due primarily to incremental depreciation related to a land rig lease transaction during 2007.  Selling, general and administrative costs increased by $7.9 million or 46% in 2008, due primarily to higher expenses related to our sales and marketing efforts.

Drilling Products and Systems operating results for 2008 included material charges and other operating expenses of $81.9 million, which included a $62.4 million charge for estimated surplus inventory, $10.9 million for goodwill impairment, $6.4 million of allocated monetization costs and $2.2 million for severance costs incurred in connection with headcount reductions.

Operating results for 2008 shown in the preceding table exclude the effects of the approximately $383 million of revenues and $308 million of expenses in connection with products and services provided to our Drilling Services segment during the year, most of which was attributable to construction progress on the Rowan-Mississippi, the J.P. Bussell and the Ralph Coffman.

The following table highlights the performance of our Mining, Forestry and Steel Products segment during 2008 compared to 2007 (dollars in millions):

	2008		2007
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$267.6	100%	$213.8	100%
Operating costs	(203.3)	-76%	(169.9)	-79%
Depreciation expense	(6.1)	-2%	(5.3)	-2%
Selling, general and administrative expenses	(20.8)	-8%	(9.4)	-4%
Material charges and other operating expenses	(4.7)	-2%	-	0%
Losses on property disposals and other	(0.1)	0%	(0.1)	0%
Operating income	$32.6	12%	$29.1	14%

Our Mining, Forestry and Steel Products segment achieved an aggregate $53.8 million or 25% increase in revenues in 2008, which featured the following:

•
$107.9 million of equipment revenues in 2008, up from $94.9 million in 2007; shipments of mining loaders and forestry stackers totaled 29 units in 2008, down from 30 units in 2007, though 16 of the 2008 units were the larger L-1850 model which carry a higher selling price, up from 13 larger units in 2007;

•	$71.9 million from parts sales in 2008, up from $62.6 million in 2007; and

•
$66.9 million from steel plate revenues in 2008, up from $41.2 million in 2007; shipments totaled 61,900 tons in 2008, up by 9,000 tons or 17% over 2007, and the mix changed from 51% external in 2007 to 59% external in 2008, yielding a 33% increase in external volume between years.

Thus, as is shown in the preceding table, our average margin on operating costs increased to 24% of revenues in 2008 from 21% in 2007.

Depreciation expense incurred by Mining, Forestry and Steel Products in 2008 increased by $.8 million or 15% from 2007, due to machinery and equipment additions made in the previous year to increase our manufacturing capacity.  Selling, general and administrative costs increased by $11.4 million or 121% in 2008, due primarily to higher expenses related to our sales and marketing efforts and increased amounts of professional fees and other shared administrative costs that are allocated between our manufacturing segments based upon revenues.

Mining, Forestry and Steel Products operating results for 2008 included charges and other operating expenses of $4.7 million, which included $3.5 million of allocated monetization costs and $1.2 million for goodwill impairment.

8.4	Liquidity and Capital Resources

A comparison of key balance sheet amounts and ratios as of June 30, 2010, and December 31, 2009, follows (June 30, 2010; unaudited, dollars in millions):

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$610.9	$639.7
Current assets	$1,463.5	$1,549.8
Current liabilities	$438.4	$568.3
Current ratio	3.34	2.73
Current maturities of long-term debt	$58.6	$64.9
Long-term debt	$761.5	$787.5
Stockholders' equity	$3,272.8	$3,110.4
Long-term debt/total capitalization	0.19	0.20

Reflected in the comparison above are the effects of the following sources and uses of cash and cash equivalents during the six months ended June 30, 2010, together with amounts for the comparable period of 2009 (unaudited, in millions):

	Six months ended June 30,
	2010	2009

Net operating cash flows	$210.3	$224.9
Proceeds from equity compensation and debenture plans and other	2.9	3.8
Net proceeds from asset disposals	0.9	5.5
Debt repayments	(32.5)	(32.5)
Capital expenditures	(210.3)	(210.3)
Total net uses	$(28.7)	$(8.6)

Our future sources and uses of cash are discussed below.  We anticipate that our net cash flows from operations over the next twelve months plus available cash balances will be sufficient to meet our capital expenditures and debt service over the period, including capital expenditures expected to be incurred in connection with completion of the Skeie rigs currently under construction and related debt service.

Operating Cash Flows

Operating cash flows approximated $210.3 million for the first six months of 2010 as compared to $224.9 million for the comparable period of 2009.  Our cash flows from operations have benefited and will continue to benefit from long-term drilling contracts entered into when rates were significantly higher than current market rates.  Several of our offshore rigs are operating under contracts at above-market rates negotiated in periods of stronger demand.  As a result, operating cash flows may be negatively affected in the future as these higher day-rate contracts are completed.

Due to a contract dispute with its Mexico agent, the Company has been unable to submit billings to or make collections from PEMEX for use of the Gorilla IV during 2010 and, as a result, had $30.8 million of accrued or unbilled revenues and related value added taxes included in trade accounts receivable at June 30, 2010. The Company believes all amounts due or accrued under the PEMEX contract will be collected.

Operating cash flows approximated $544.1 million for 2009 as compared to $694.5 million for 2008.

Capital Expenditures

Capital expenditures for the first six months of 2010 included the following:

•	$97.8 million towards construction of the four EXL-class rigs;

•	$56.9 million towards construction of our third 240C-class rig, the Joe Douglas; and

•	$29.6 million for improvements to the existing offshore fleet.

The following table presents the status of all of the Company’s rigs under construction as of June 30, 2010, and includes the estimated amounts necessary to complete construction of the rigs to be acquired in the transaction to purchase Skeie Drilling & Production ASA.  Amounts include capitalized interest (unaudited, in millions):

	Total estimated project costs	Total costs incurred through June 30, 2010	Projected costs for the remainder of 2010	Projected costs in 2011	Projected costs in 2012

Joe Douglas (240C)	$246	$130	$51	$65	$-
EXL #2	194	166	28	-	-
EXL #3	197	149	48	-	-
EXL #4	197	58	66	41	32
Skeie rigs	725	-	483	242	-
Total rigs under construction	$1,559	$503	$676	$348	$32

Projected costs for the Skeie rigs totaling $725 million per the table above includes amounts expected to be paid from cash and restricted cash held by Skeie totaling $269 million at June 30, 2010, and includes estimated capitalized interest of $12 million and $10 million in 2010 and 2011, respectively.

For the remainder of 2010, we expect our capital expenditures to approximate $555 million, including $214 million towards construction of the Skeie rigs (net of an estimated $269 million of cash and restricted cash held by Skeie at June 30, 2010), $142 million towards construction of the three remaining EXL-class rigs under construction, $51 million towards construction of the Joe Douglas, $111 million for existing rigs, and $37 million for equipment spares, drill pipe and other.

We expect to fund our capital expenditures from available cash and cash flows from operations.  We will periodically review and adjust the capital budget as necessary based upon current and forecasted cash flows and liquidity, anticipated market conditions in our drilling and manufacturing businesses and alternative uses of capital to enhance shareholder value.

Capital expenditures in 2009 totaled $566 million and included:

•	$261 million towards construction of the four EXL class rigs;

•	$99 million towards construction of our second and third 240C class rigs, the Ralph Coffman and Joe Douglas;

•	$164 million for improvements to the existing offshore fleet; and

•	$8 million for our land rig fleet, including $5 million towards construction of two new land rigs.

The remaining $34 million included the cost of drill pipe, improvements to our rig service and repair facility at Sabine Pass and other enhancements.

Long-term Debt

As of June 30, 2010, we had $820.1 million of total debt, of which $58.6 million is due over the following twelve months. We were in compliance with each of our debt covenants at June 30, 2010, and we do not expect to encounter difficulty complying in the following twelve-month period. We had no borrowings outstanding under our $155 million revolving credit facility at June 30, 2010, and we believe that funding under the facility continues to be available, if necessary. We believe our most restrictive financial covenant is the requirement that our prior 12-month earnings before interest, taxes and depreciation be at least three times interest expense.  At June 30, 2010, we exceeded that requirement by $472 million.

In connection with the acquisition of SKDP, we will assume first and second lien debt of SKDP in the amount of approximately $225 million and $305 million, respectively. The first lien debt bears interest at an annual rate of 12.0%, requires $20 million annual principal repayments beginning in May 2013 and matures in 2017. The second lien debt bears interest at 11.25%, though accrual of interest is abated through November 30, 2010, and is due in full at maturity in 2013. The first lien debt is callable at an initial price of 107% beginning May 2011, declining by one point annually thereafter; the second lien debt is callable at 106% in 2010, 104% in 2011 and 102% in 2012. We are evaluating options with respect to refinancing the SKDP debt.

Rowan’s first two Tarzan Class jack-up rigs and each of our four Super Gorilla class rigs were substantially financed through long-term bank loans guaranteed by the U.S. Department of Transportation’s Maritime Administration (“MARAD”). Under the MARAD Title XI program, we obtained financing as a reimbursement for qualifying expenditures up to a pre-approved limit and based upon actual construction progress.  Each note requires semi-annual payments of principal and interest and is secured by a preferred mortgage on the rig.  The following table summarizes the status of each of our Title XI borrowings at December 31, 2009 (dollars in millions):

Rig	Delivery	Borrowings	Repayments	Balance	Interest rate (a)	Principal repayment dates	Principal repayment amounts	Final maturity

Gorilla V	Dec 1998	$153.1	$140.4	$12.7	6.50%	Jan 1, July 1	$6.4	Jul 2010
Gorilla VI	Jun 2000	171.0	135.4	35.6	5.88%	Mar 15, Sep 15	$7.1	Mar 2012
Gorilla VII	Dec 2001	185.4	123.6	61.8	2.80%	Apr 20, Oct 20	$7.7	Oct 2013
Scooter Yeargain	Apr 2004	91.2	33.4	57.8	4.33%	May 1, Nov 1	$3.0	May 2019
Bob Keller	Aug 2005	89.7	26.9	62.8	3.53%	May 1, Nov 1	$3.0	May 2020
Bob Palmer	Aug 2003	187.3	62.4	124.9	3.16%	Jan 15, July 15	$5.2	Jul 2021
Total		$877.7	$522.1	$355.6

(a) Interest rates are as of December 31, 2009.  The interest rate for the Gorilla V is a weighted-average of two notes for that rig.

In August 2009, we fixed the interest rate for the remaining term on the $65.7 million of outstanding MARAD debt collateralized by the offshore rig, Bob Keller, at an annual rate of 3.525%.  Prior to that time, the rate floated based on a short-term commercial-paper rate plus 0.15%.

In November 2009, we fixed the interest rate for the remaining term on the $124.9 million of outstanding MARAD debt collateralized by the offshore rig, Bob Palmer, at an annual rate of 3.158%.  Prior to that time, the rate floated based on a short-term commercial-paper rate plus 0.25%.

On July 21, 2009, the Company completed the issuance and sale of $500 million aggregate principal amount of 7.875% Senior Notes. Net proceeds to the Company, after underwriting discount and offering expenses, were $492 million.  The Company intends to use the net proceeds from the offering for general corporate purposes.  Interest on the Senior Notes is payable in semi-annual installments of $19.7 million on February 1 and August 1 of each year, commencing in 2010.  No principal payments are required prior to maturity.

The Company may, at its option, redeem all or part of the Senior Notes at any time at a make-whole price.  The Senior Notes are general unsecured, senior obligations that rank (a) pari passu in right of payment with any of the Company’s existing and future unsecured indebtedness that is not by its terms subordinated to the Senior Notes, including any indebtedness under the Company’s senior revolving credit facility (other than letter of credit reimbursement obligations that are secured by cash deposits), (b) effectively junior to the Company’s existing and future secured indebtedness (including indebtedness under its secured notes issued pursuant to the MARAD Title XI program to finance several offshore drilling rigs), in each case, to the extent of the value of the Company’s assets constituting collateral securing that indebtedness and (c) effectively junior to all existing and future indebtedness and other liabilities of the Company’s subsidiaries (other than indebtedness and liabilities owed to the Company).

On August 19, 2010, Rowan offered and priced $400 million of 7-year unsecured senior notes through a registered public offering. The notes will bear interest at 5.0% and mature in 2017.  We intend to use the net proceeds from the offering for general corporate purposes, including the potential repayment of indebtedness of SKDP.

Concurrently with the note offering,  Rowan is in negotiations with a syndicate of banks to enter into a five-year term loan facility for approximately $300 million and to increase the size of our existing revolving credit facility from $155 million to $250 million and extend it to 2014. We expect to close the facilities in the third quarter 2010.

Our debt agreements contain provisions that require minimum levels of working capital and stockholders’ equity and limit the amount of long-term debt and, in the event of noncompliance, restrict investment activities, asset purchases and sales, lease obligations, borrowings and mergers or acquisitions. Our debt agreements also specify the minimum insurance coverage for our financed rigs.  The extent of hurricane damage sustained throughout the Gulf Coast area in recent years has dramatically increased the cost and reduced the availability of insurance coverage for windstorm losses. As a result, we determined that windstorm coverage meeting the requirements of our existing debt agreements was cost-prohibitive.  At the Company’s request, MARAD waived certain windstorm insurance coverage requirements under the loan agreements, for which the Company agreed to a covenant to maintain a minimum cash balance, which is currently $25 million.  Rowan remains subject to restrictions on the use of certain insurance proceeds should the Company experience future windstorm losses.  Each of these security provisions will be released by MARAD should Rowan be able to obtain windstorm coverage that satisfies the original terms of its debt agreements.

In June 2008, we entered into a three-year $155 million revolving credit facility, which we intend to use, as necessary, for general corporate purposes.  The underlying credit agreement limits new borrowings, requires minimum cash flows, provides that the facility will not be available in the event of a material adverse change in our condition, operations, business, assets, liabilities or ability to perform, and otherwise contains restrictions similar to those noted above.

Pension Obligations

Minimum contributions to our defined benefit pension plans are determined based upon actuarial calculations of pension assets and liabilities that involve, among other things, assumptions about long-term asset returns and interest rates.  Similar calculations were used to estimate pension costs and obligations as reflected in our condensed consolidated financial statements. Our consolidated annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 reflected an aggregate unfunded pension liability of $195 million, most of which relates to our drilling employees’ plan. We will need to make significant pension contributions over the next several years, and additional funding would be required if asset values decline.  During the first six months of 2010, Rowan contributed $42.1 million to its pension plans and expects to make additional contributions totaling $15.2 million during the remainder of 2010.

Cash Dividends

In May 2006, our Board of Directors approved a regular quarterly cash dividend of $0.10 per common share, which we paid approximately every three months thereafter through November 2008.  In January 2009, in light of prevailing business conditions, our Board of Directors decided to discontinue the payment of dividends, and no dividends have been paid since that time.  Future dividends, if any, will only be paid at the discretion of the Board of Directors.  We do not expect to pay dividends in the foreseeable future.

Proceeds from Asset Disposals

In 2008, we sold our London office building for $17.6 million and a land rig for $10.8 million, and recognized gains of $14.5 million and $4.7 million, respectively. In 2008, we also received approximately $16.5 million in cash and recognized a $5.4 million gain in connection with the sale of our Fourchon, Louisiana service facility.

In 2008, we lost the jack-up rig Rowan-Anchorage during Hurricane Ike. The rig was insured for $60 million and subject to a $17.5 million deductible.  In 2008, we received the full $42.5 million of insurance proceeds and recognized a $37.1 million gain.

In 2005, we sold our semi-submersible rig, the Rowan-Midland, for approximately $60 million in cash, which was received over a 15-month period ending in January 2007, at which time title to the rig was transferred to the buyer.  We retained ownership of much of the drilling equipment on the rig through 2006 and 2007 and continued to provide a number of operating personnel under a separate services agreement through February 2007.  The transaction was accounted for as a sales-type lease with the expected gain on sale and imputed interest income of approximately $46 million deferred until the net book value of the rig had been recovered.  During 2007, we received remaining payments totaling $23.4 million and recognized such amount as additional gain on the sale.  Another $14.1 million of gain was realized in 2007 on the June sale of our Alaska drilling camps.

Contractual Obligations and Commercial Commitments

The following is a summary of our contractual obligations at December 31, 2009 (dollars in millions):

	Payments due by period
	Total	Within 1 year	2 to 3 years	4 to 5 years	After 5 years

Long-term debt obligations, including interest	$1,312	$117	$195	$152	$848
Purchase obligations, including capital expenditures	1,254	761	493	-	-
Operating leases	17	6	5	2	4
Total	$2,583	$884	$693	$154	$852

We periodically employ letters of credit or other bank-issued guarantees in the normal course of our businesses, and had outstanding letters of credit of approximately $41.4 million at June 30, 2010.

Contingent Liabilities

Reference is made to Section 14.3 (“Legal and Arbitration Proceedings”) for a discussion of the status of significant legal proceedings.

Principal Investments

Rowan made the following principal investments during the six months ended June 30, 2010, and during the years ended 2009, 2008 and 2007:

	Six Months
	Ended	Year Ended December 31,
	June 30, 2010	2009	2008	2007
	(unaudited)
	(In millions)
New rig construction:
EXL-Class rigs (4)	$98	$261	$150	$43
Ralph Coffmann and Joe Douglas
240C-Class rig	57	99	161	47
JP Bussell Tarzan-Class rig	-	-	75	62
Rowan Mississippi 240C-Class rig	-	-	94	115
Land rigs	-	8	58	39
Cecil Provine offshore rig	-	-	119	-
Improvements to existing offshore
fleet and other	55	198	172	157
Other	-	-	-	-
Total principal investments	$210	$566	$829	$463

As of June 30, 2010, we had four rigs under construction – the Joe Douglas 240C class rig and three EXL class rigs.

The 240C class rigs are designed for high-pressure/high-temperature (HPHT) drilling in water depths to 400 feet.  The Joe Douglas is our third 240C class rig being built at our Vicksburg, Mississippi, shipyard for delivery in the third quarter of 2011.

Our three EXL class rigs are under construction at the Keppel AmFELS, Inc. shipyard in Brownsville, Texas, with expected deliveries over the period from the first quarter of 2011 through the first quarter of 2012.  Our EXL class rigs will employ the latest technology to enable drilling of HPHT and extended-reach wells in most of the prominent jack-up markets throughout the world, and will be equipped with the hook-load and horsepower required to efficiently drill beyond 30,000 feet.

Future Investments

Rowan has not made commitments for any future principal investments other than the acquisition of SKDP contemplated by this Document.

Borrowings

At June 30, 2010, the Company had total indebtedness of $820.1 million, consisting of $500 million aggregate principal amount of 7.875% Senior Notes (net of unamortized discount totaling $3.0 million) and $323.1 million of long-term bank loans guaranteed by the U.S. Government under the U.S. Department of Transportation’s Maritime Administration Title XI Federal Ship Financing Program and collateralized by six offshore rigs (the “Title XI Notes”).

Interest on the Senior Notes is payable in semi-annual installments of $19.7 million on February 1 and August 1 of each year, commencing in 2010.  No principal payments are required prior to maturity.

Principal and interest payment requirements for each of our Title XI Notes outstanding at June 30, 2010, are set forth below (unaudited, dollars in millions):

	Balance at			Principal
	June 30,			repayment	Final
Rig	2010	Interest rate	Payment dates	amounts	maturity

Gorilla V	$6.4	6.50%	Jan 1, July 1	$6.4	Jul 2010
Gorilla VI	28.5	5.88%	M ar 15, Sep 15	$7.1	M ar 2012
Gorilla VII	54.1	2.80%	Apr 20, Oct 20	$7.7	Oct 2013
Scooter Yeargain	54.7	4.33%	M ay 1, Nov 1	$3.0	M ay 2019
Bob Keller	59.8	3.53%	M ay 1, Nov 1	$3.0	M ay 2020
Bob Palmer	119.6	3.16%	Jan 15, July 15	$5.2	Jul 2021
Total	$323.1

In June 2008, we entered into a three-year $155 million revolving credit facility, which we intend to use, as necessary, for general corporate purposes.  The underlying credit agreement limits new borrowings, requires minimum cash flows, provides that the facility will not be available in the event of a material adverse change in our condition, operations, business, assets, liabilities or ability to perform, and otherwise contains restrictions similar to those noted above.  We had no borrowings outstanding under the credit facility at June 30, 2010.  We believe that funding under the credit facility continues to be available, if necessary.

We were in compliance with each of our debt covenants at June 30, 2010 and, based on current projections, we expect to be in compliance over the following twelve months.  We believe our most restrictive financial covenant is the requirement that our prior 12-month earnings before interest, taxes and depreciation be at least three times interest expense.  At June 30, 2010, we exceeded that requirement by $472 million.

8.5	Funding and treasury policies

8.5.1	Cash and Cash Equivalents and Currency Risk

Rowan invests its excess cash primarily in time deposits at several large commercial banks with strong credit ratings and high-quality money market accounts, with maturities no greater than three months at the time of purchase, and therefore believes that its risk of loss is minimal.

We attempt to minimize the risk of foreign currency fluctuations by generally contracting for payment in U.S. dollars and limit our holdings of foreign currencies to amounts needed to cover local expenditures.  The Company’s foreign currency risk is primarily attributable to operations in Australia and Brazil.  As our international operations have grown in recent years, exchange rate risk has become more significant.

8.5.2	Credit Risk

Approximately 90% of the Company’s revenues are attributable to the Drilling Services and Drilling Products and Services segments, and a substantial portion of the Company’s accounts receivable are from customers in the oil and gas drilling industry.  The Company’s drilling customers largely consist of international oil and gas exploration companies and foreign national oil companies; Rowan routinely evaluates the credit quality of potential customers and, with respect to manufacturing operations, may require letters of credit, down payments, milestone payments and/or payment in full prior to shipping in some instances.  The Company maintains reserves for credit losses and actual losses have been within management’s expectations.

8.5.3	Funding

As of June 30, 2010, all of the Company’s debt was fixed-rate, with a weighted average interest rate of 6.3%.  Additionally, the Company had a $155 million revolving credit facility expiring in June 2011, which we believe is available to us to use, as necessary, for general corporate purposes.  We had no borrowings outstanding under the credit facility at June 30, 2010.

8.5.4	Financial Instruments

Rowan does not generally invest in derivative financial instruments, but may on occasion enter into interest rate hedges for short periods of time in connection with debt issuances.

8.6	Capitalization and Indebtedness

The table below sets out our capitalization as of June 30, 2010, from our unaudited consolidated condensed financial statements for the six months ended June 2010. You should read the table together with our consolidated interim report for the second quarter 2010 as well as the information in Section 8 (“Operating and Financial Review”).

US$ million	As of June 30, 2010 (unaudited)
Indebtedness
Total current financial debt	58.6
Guaranteed
Secured	58.6
Unguaranteed/unsecured
Total non-current financial debt	761.5
Guaranteed
Secured	264.5
Unguaranteed/unsecured	497.0
Total indebtedness	820.1

Shareholders’ equity
Share capital	14.3
Additional paid-in capital	1,087.7
Other equity attributable to the shareholders of the Company	2,170.8
Minority interests
Total equity	3,272.8

Total capitalization	4,092.9

We rely on various debt instruments to meet our financing requirements. See Section 0 (“Operating and Financial Review”) for more detailed information on our various debt instruments. The table below sets out our unaudited consolidated gross and net indebtedness as of June 30, 2010, from our consolidated condensed financial statement for the six months ended June 30, 2010. You should read the table together with the information in Section 7  (“Operating and Financial Information”).

US$ million	As of June 30, 2010 (unaudited)
Net indebtedness
(A) Cash	20.4
(B) Cash equivalents	590.5
(C) Trading securities[1]
(D) Liquidity (A) + (B) + (C)	610.9

[1]	Shares, commercial paper and bonds held for trading and other similar tradable commercial paper and bonds.

US$ million	As of June 30, 2010 (unaudited)
(E) Current financial receivables[2]

(F) Current bank debt[3]
(G) Current portion of long-term debt[4]	(58.6)
(H) Other current financial debt[5]
(I) Current financial debt (F) + (G) + (H)	(58.6)

(J) Net current financial indebtedness (I) + (E) + (D)	552.3

(K) Non-current bank loans
(L) Bonds issued	(497.0)
(M) Other non-current loans	(264.5)
(N) Non-current financial indebtedness (K) + (L) + (M)	(761.5)

(O) Net financial indebtedness (J) + (N)	(209.2)

Please see Section 8.4 under the sub-section ”Long Term Debt” for a description of an offering of $400 million of 7-year unsecured senior notes, which has been undertaken after June 30, 2010. Please see the same section for a description of negotiations with a syndicate of banks for a new loan facility for approximately $300 million and for the increase of the size of our existing revolving credit facility from $155 million to $250 million and for its extension to 2014.

8.7	Working Capital Statement

We are of the opinion that our working capital is sufficient for our present requirements and, in particular, is sufficient for at least the next 12 months from the date of this Document.

8.8	New Accounting Standards

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force.  ASU No. 2009-13 addresses accounting by vendors who provide multiple products or services to customers at different points in time or over different time periods.  Specifically, ASU No. 2009-13 eliminates the residual method of allocating revenues to each activity and requires that revenue be allocated at inception of the arrangement to all deliverables using a relative selling price method.  ASU No. 2009-13 is effective for fiscal years beginning on or after June 15, 2010 and may be applied prospectively for arrangements entered into after the effective date or retrospectively for all periods presented.  We do not expect adoption to have a material effect on our financial position, results of operations, or cash flows.

8.9	No Significant Change

No significant change has occurred in the financial or trading position of the Group since June 30, 2010.

[2]	Short-term financial assets (maturity 1 year or less) not included in “Liquidity”. Includes derivatives, prepayments and accrued income.
[3]	Short-term debt to credit institutions (maturity 1 year or less).
[4]	Bond debt and subordinated loan capital with maturity one year or less.
[5]	Other short-term financial liabilities including commercial paper issued, derivatives, prepaid revenues and accrued expenses.

9.	BOARD OF DIRECTORS AND MANAGEMENT

9.1	Board of Directors

The Board of Directors of Rowan currently has 11 members. The directors are divided into three classes with directors in each class elected to serve for three years, and until their successors are duly elected and qualified.

•	Class I has four directors who stood for election in 2010;

•	Class II has four directors who will stand for election in 2011; and

•	Class III has three directors who will stand for election in 2012.

The table below sets forth the current members of Rowan’s Board of Directors, their age, the year of their respective election, their positions and their business address, as well as brief biographies of each member.

H. E. Lentz Age 65 Director since 1990 Class I Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Chairman of the Board of Directors of the Company. Managing Director of Lazard Frères & Co., an investment banking firm, since June 2009. Formerly Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009. Advisory Director of Lehman Brothers from 2004 to September 2008. He also serves on the Boards of Peabody Energy Corp. and CARBO Ceramics, Inc.

R. G. Croyle Age 67 Director since 1998 Class II Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Formerly Vice Chairman and Chief Administrative Officer of the Company from August 2002 to December 2006; retired in 2006. He also serves on the Boards of Boots & Coots, Inc. and Magellan Midstream Partners, L.P., and previously served on the Board of Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 54 Director since 1996 Class II Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Executive Chairman of Pelamis Wave Energy since August 2005. Senior Partner of London-based CMA, an energy advisory firm, since 1993. Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, a wind turbine technology company, from 2004 to 2007. Active Member of the House of Lords since 1997 and Chairman of the British Olympic Association.

W. Matt Ralls Age 60 Director since 2009 Class II Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
President and Chief Executive Officer since January 2009. Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until November 2007. Prior to that time, Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. He also serves on the Board of Complete Production Services, Inc. and previously served on the Boards of El Paso Partners, Enterprise Products Partners L.P. and Enterprise Products, G.P.

John J. Quicke Age 60 Director since 2009 Class II Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Mr. Quicke has served as a Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently President, CEO and a director of Del Global Technologies Corp., an imaging and electronic systems company, and interim President and CEO and a director of Adaptec, Inc., a data storage solutions company. He is a director of WHX Corporation. Mr. Quicke previously served as a director of Angelica Corporation, Layne Christensen Company, and NOVT Corporation. Previously Mr. Quicke served in various capacities at Sequa Corporation, a diversified manufacturer; from 2004 to 2005, he served as Vice Chairman and Executive Officer, and served as a director of Sequa from 1993 to 2005.

Thomas R. Hix Age 62 Director since 2009 Class III Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Business consultant since January 2003. Senior Vice President of Finance and Chief Financial Officer of Cooper Cameron Corporation, an oil and gas products and services company, from 1995 to 2003. He also serves on the Board of El Paso Corporation and previously served on the Board of TODCO from 2004 until it was acquired in 2007.

Robert E. Kramek Age 70 Director since 2007 Class III Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Past President of the Society of Naval Architects and Marine Engineers from 2007 to 2009. President, Chief Operating Officer and Director of the American Bureau of Shipping from 2003 through 2006. Mr. Kramek also serves on the Board of First Command Financial Services, Inc., an investment company.

Frederick R. Lausen Age 72 Director since 2000 Class III Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States	Formerly Vice President of Davis Petroleum, Inc., an oil and gas exploration and production company; retired in 2002.

William T. Fox III Age 64 Director since 2001 Class I Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Formerly Managing Director responsible for the global energy and mining businesses of Citigroup, a corporate banking firm, from 1994 to 2003; retired in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 72 Director since 2004 Class I Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States
Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 to 2002, and Chief Executive Officer from 1984 to 1991; retired in 2002. He also serves as the non-executive chair of Catlin Group Limited, Braemar Shipping Services Group plc, and Stratic Energy Corporation. He is a non-executive director of Vallar plc and Wellstream Holdings plc.

P. Dexter Peacock Age 68 Director since 2004 Class I Business Address: 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States	Formerly Managing Partner of Andrews Kurth LLP, a law firm, retired as a Partner in 1997; Of Counsel to Andrews Kurth since 1997. He also serves on the Board of Cabot Oil & Gas Corporation.

9.2	Committees of the Board of Directors

The Board of Directors has five standing committees: Audit, Compensation, Health, Safety & Environment, Nominating and Corporate Governance, and Executive. Information regarding these committees is provided below. The charters of the Audit, Nominating and Corporate Governance and Compensation Committees are available on the Company’s website, www.rowancompanies.com under “Investor Relations – Governance.”

The members of the Audit Committee are:

William T. Fox III, Chair

Thomas R. Hix

Robert E. Kramek

The Audit Committee is directly responsible for the engagement, compensation and oversight of the independent registered public accounting firm engaged to issue an audit report on the Company’s financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our risk management assessment. The Audit Committee met five times during 2009. All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. The Board has determined that each of Mr. Fox and Mr. Hix are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The members of the Compensation Committee are:

P. Dexter Peacock, Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the chief executive officer and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the chief executive officer and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board (the Board has delegated to the Committee the responsibility for approving these arrangements). Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below. In 2009, the Compensation Committee met six times. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange.

The members of the Health, Safety & Environment Committee are:

Lord Moynihan, Chair

Robert G. Croyle

Robert E. Kramek

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters. In 2009, the Health, Safety & Environment Committee met three times.

The members of the Nominating and Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

Frederick R. Lausen

H.E. Lentz

Lord Moynihan

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Guidelines. In addition, the Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to Committee assignments and oversees the Board’s director education practices. The Committee met six times during 2009. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange.

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox III

Sir Graham Hearne

H.E. Lentz

P. Dexter Peacock

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. In practice, the Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. The Executive Committee did not meet in 2009.

9.3	Executive Officers

The names, positions and business addresses of the officers of the Company as of the date of this Document are listed below. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships among these officers, nor any arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

Name	Position	Business Address

W. Matt Ralls	President and Chief Executive Officer	2800 Post Oall Blvd Houston, Texas, 77056, US

John L. Buvens	Executive Vice President, Legal	"

Mark A. Keller	Executive Vice President, Business Development	"

David P. Russell	Executive Vice President, Drilling Operations	"

Thomas P. Burke	President and Chief Executive Officer, LeTourneau Technologies, Inc.	"

J. Kevin Bartol	Senior Vice President, Strategic Planning	"

William H. Wells	Senior Vice President, Chief Financial Officer and Treasurer	"

Barbara A. Carroll	Vice President, Health, Safety and Environmental Affairs	"

Michael J. Dowdy	Vice President, Engineering	"

Lisa Gauthier	Vice President and Chief Information Officer	"

Gregory M. Hatfield	Vice President and Controller	"

Melanie M. Trent	Vice President and Corporate Secretary	"

Terry D. Woodall	Vice President, Human Resources	"

George C. Jones	Compliance Officer	"

Since January 2009, Mr. Ralls’ principal occupation has been President and Chief Executive Officer.  From June 2005 until his retirement in November 2007, Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation. Prior to that time, Mr. Ralls served as Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation.  Mr. Ralls also serves on the Board of Complete Production Services, Inc.

Since January 2007, Mr. Buvens’ principal occupation has been Executive Vice President, Legal.  Prior to that time, Mr. Buvens served as Senior Vice President, Legal.

Since January 2007, Mr. Keller’s principal occupation has been Executive Vice President, Business Development.  Prior to that time, Mr. Keller served as Senior Vice President, Marketing.

Since January 2007, Mr. Russell’s principal occupation has been Executive Vice President, Drilling Operations.  From January 2005 to January 2007, Mr. Russell served as Vice President, Drilling.  Prior to that time, Mr. Russell served as Vice President, Rowan Drilling Company, Inc., a Rowan subsidiary.

Since January 2010, Dr. Burke’s principal occupation has been President and Chief Executive Officer of LeTourneau.  Prior to that time, Dr. Burke was employed by Complete Production Services, Inc., an oilfield services company, as Division President from 2006 to 2009, and as Vice President Corporate Development from 2004 to 2006.

Since March 2010, Mr. Bartol’s has served as Senior Vice President, Strategic Planning.  From June 2007 to March 2010, his position was Vice President, Strategic Planning. From January 2007 to June 2007, Mr. Bartol served as a consultant to the Company on strategic initiatives.  From June 2004 to August 2006, Mr. Bartol was Chief Financial Officer of Jindal United Steel Corporation.

Since March 2010, Mr. Wells has served as Senior Vice President, Chief Financial Officer & Treasurer.  From January 2007 to March 2010 Mr. Wells’ principal occupation has been Vice President, Finance and Chief Financial Officer.  From May 2005 to January 2007, Mr. Wells served as Vice President, Finance and Treasurer. Prior to that time, Mr. Wells served as Controller.

Since May 2008, Ms. Carroll’s principal occupation has been Vice President, Health, Safety and Environmental Affairs.  From October 2007 to May 2008, Ms. Carroll served as Vice President, Environmental Affairs.  From July 2006 to October 2007, Ms. Carroll served as a consultant to the Company.  Prior to that time, Ms. Carroll was Vice President of Environmental, Health and Safety for TEPPCO Partners, LLP.

Since April 2006, Mr. Dowdy’s principal occupation has been Vice President, Engineering.  Prior to that time, Mr. Dowdy was Chief Engineer, Marine Group for LeTourneau.

Since March 2010 Ms. Gauthier has served as Vice President & Chief Information Officer. From April 2008 to March 2010 she served as Director of Information Technology. Prior to joining Rowan, Ms. Gauthier spent 17 years with CapGemini in various positions including Senior Manager, Technology Services.

Since March 2010, Mr. Hatfield has served as Vice President and Controller.  From May 2005 to March 2010, Mr. Hatfield’s principal occupation has been Controller.  Prior to that time, Mr. Hatfield served as Corporate Accountant of the Company.

Since March 2010, Ms. Trent has served as Vice President & Corporate Secretary. From January 2009 to March 2010, she served as  Corporate Secretary.  From January 2007 to January 2009, Ms. Trent served as Corporate Secretary and Special Assistant to the CEO.  From October 2005 to January 2007, Ms. Trent served as Corporate Secretary and Compliance Officer.  From 2004 to September 2005, Ms. Trent performed contract legal services, primarily for Jindal United Steel Corporation.

Since July 2005, Mr. Woodall’s principal occupation has been Vice President, Human Resources.  Prior to that time, Mr. Woodall was Manager, U.S. Employee Services for Schlumberger.

Since July 2007, Mr. Jones’ principal occupation has been Compliance Officer. From July 2006 to July 2007, Mr. Jones served as Senior Corporate Counsel. Prior to that time, Mr. Jones practiced corporate law at Andrews Kurth LLP.

9.4	Shares and stock options held by Directors and Executive Officers

The following tables show the beneficial ownership of outstanding shares of our common stock as of June, 30, 2010, based on 114,376,305 shares of common stock outstanding as of that date, for the following persons:

•	Each director of Rowan; and

•	Our principal executive officer, our principal financial officer and the other three highest paid officers of the Company during 2009 (“NEOs”).

For our directors and officers, the information includes shares that could be acquired through July 31, 2010 by the exercise of stock options. As of July 31, 2010, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our common stock (other than the group ownership noted in footnote 6 to the table).

	Restricted(1)	Shares	Savings Plan(2)	Options(3)
Directors:
R. G. Croyle	14,600	11,958	—	204,020
William T. Fox III	21,642	9,000	—	6,000
Sir Graham Hearne	18,475	1,000	—	10,000
Thomas R. Hix	8,473	—	—	—
Robert E. Kramek	14,600	—	—	—
Frederick R. Lausen (4)	21,642	23,000	—	6,000
H. E. Lentz (5)	21,642	39,100	—	6,000
Lord Moynihan (6)	21,642	4,000	—	6,000
P. Dexter Peacock	18,475	3,500	—	10,000
John J. Quicke (7)	8,473	—	—	—
W. Matt Ralls	131,109	19,214	—	357,076
Other NEOs:
D. P. Russell	88,164	22,264	10,446	144,221
M. A. Keller	74,803	70,624	4,477	192,974
J. L. Buvens	32,126	40,868	—	158,710
W. H. Wells	31,190	30,345	13,153	121,021

(1)
For each of our non-management directors, amounts shown are RSUs that are fully vested and may be converted to cash or stock upon a director’s termination of service from the Board. For each of our officers, amounts shown are shares of restricted stock over which such officer has voting power but not dispositive power.

(2)	Savings Plan participants have sole voting power and limited dispositive power over such shares.

(3)	The numbers stated in this column includes both vested and unvested options.

(4)	Mr. Lausen’s shares are owned jointly with his wife.

(4)	Includes 100 shares held in a trust for the benefit of Mr. Lentz’s adult son and Mr. Lentz serves as trustee. Mr. Lentz disclaims beneficial ownership of such shares.

(6)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(7)
Mr. Quicke is part of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 and may be deemed to beneficially own 1,745,017 shares (or approximately 1.5% of outstanding shares) owned or controlled by Steel Partners II, L.P. as of December 31, 2009. Mr. Quicke disclaims beneficial ownership of such shares.

9.5	Benefits upon Termination of Employment

None of Rowan’s directors or NEOs have service contracts with Rowan or any of its subsidiaries providing for benefits upon termination of employment, other than related to a change in control as described below. For pension and benefit restoration plan (“SERP”) benefits payable as of December 31, 2009 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table below.

The following table reflects benefits payable both as annuities and as lump sum payments under Rowan’s pension plan and benefit restoration plan, or SERP:

Other Potential Post-Employment Payments (1)

			Monthly Annuity		Lump Sum
	Plan Name	Age at 12/31/2009	Age 60 Commencement	January 1, 2010 Commencement	Age 60 Commencement	January 1, 2010 Commencement

Ralls	Pension Plan	60.49	$—	$—	$15,389	$15,389
	SERP	60.49	—	—	51,480	51,480

Russell	Pension Plan	48.61	$7,827	$3,411	$29,994	$17,150
	SERP	48.61	2,264	986	37,364	21,364

Keller	Pension Plan	57.61	$5,459	$4,799	$19,179	$17,150
	SERP	57.61	1,542	1,356	16,622	14,864

Buvens	Pension Plan	53.97	$9,088	$6,323	$28,059	$20,825
	SERP	53.97	1,883	1,310	19,514	14,484

Wells	Pension Plan	47.69	$4,734	$1,888	$24,768	$13,475
	SERP	47.69	787	314	21,769	11,844

(1)
All amounts in US Dollars. On July 1, 2009, Rowan transitioned to a cash balance formula under the Rowan Pension Plan (“Pension Plan”). At that time, the traditional defined benefit formula under the Pension Plan was frozen with no future accruals under that formula. Going forward, participants’ pension benefits are now made up of the frozen traditional formula benefit and the new cash balance amount. Similar to the Pension Plan, the Benefit Restoration Plan of Rowan Companies, Inc. was amended to freeze the traditional restoration benefit and to provide a supplemental cash balance benefit going forward.

In December 2007, Rowan’s Board and Compensation Committee approved change in control agreements (“CIC Agreements”) with each of the executive officers, including the NEOs. In December 2008, Rowan entered into a CIC Agreement with its new CEO, W. Matt Ralls. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances following a “change in control” of Rowan (so-called “double trigger” agreements), Rowan will pay the executive officer:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by Rowan; and

•	Any accrued but unused vacation pay.

The multiple of base salary and calculated bonus used for the change in control payment calculation is 2.99 for the chief executive officer, 2.0 for the other NEOs and 1.0 for all other executive officers. The CIC Agreements also provide for a parachute tax gross-up, medical coverage for a transition period and outplacement services. A supplement to the CIC Agreements provides that equity awards held by the officer will generally become fully vested and exercisable upon a change in control. Options will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and performance shares will be paid out at the target value of the award, with proration based on the timing of the change in control within the performance period. The Committee has committed not to include excise tax gross up provisions in future contractual arrangements with new NEOs.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of Rowan. The payments listed below assume a termination date of December 31, 2009. These amounts are estimates only, as the actual obligation can only be determined at the time of the executive’s separation from Rowan.

Potential Payments Upon Change in Control(1)

Payments	Ralls	Russell	Keller	Buvens	Wells
Severance	$4,784,000	$1,463,120	$1,272,067	$1,155,978	$1,135,129
Pro rata bonus payment	1,156,000	375,700	303,450	275,706	275,706
Nonvested stock option/SAR	1,553,307	355,462	263,183	204,341	204,341
Nonvested restricted stock	2,034,747	1,919,781	1,632,502	680,332	679,087
Long-term incentive plan payment	—	677,177	537,821	450,944	477,004
Retirement benefit payment	22,739	—		—
Welfare benefit values	24,141	18,782	16,094	18,782	16,094
Outplacement	25,000	25,000	25,000	25,000	25,000
Excise tax and gross-up	2,728,355	1,056,179	784,219	—	624,776

Aggregate payments	$12,328,289	$5,891,201	$4,834,336	$2,811,083	$3,437,137

(1)	All amounts are in US Dollars. These amounts are also payable in the event the listed executive’s employment is terminated by death or disability following a change in control.

9.6	Corporate governance

Rowan is subject to the corporate governance listing standards of the New York Stock Exchange and certain US laws, rules and regulations relating to corporate governance. Rowan complies with the requirements of these corporate governance laws, listing standards, rules and regulations.

10.	DESCRIPTION OF THE SHARES AND SHAREHOLDER MATTERS

10.1	Share Capital

The total number of shares of capital stock which Rowan has the authority to issue is one hundred fifty five million (155,000,000) of which five million (5,000,000) shares, par value one dollar ($1.00) per share, shall be preferred stock, and of which one hundred fifty million (150,000,000) shares, par value twelve and one-half cents ($.125) per share, shall be common stock. As of July 31, 2010, there were 114,632,793 shares of common stock outstanding. All issued shares of capital stock have been fully paid.

10.2	Share Capital History

The table below sets out the development of our share capital for the period from January 1, 2007 until June 30, 2010.

	Shares of					Accumulated
	common		Additional			other	Total
	stock	Common	paid-in	Retained	Treasury	comprehensive	stockholders'
	outstanding	stock	capital	earnings	stock	income (loss)	equity
(In thousands)

Balance, January 1, 2007	110 462	$13 808	$988 998	$981 610	$-	$(110 370)	$1 874 046
Stock issued under share-based compensation plans	826	103	13 143	-	-	-	13 246
Cash dividends ($0.40 per common share)	-	-	-	(44 368)	-	-	(44 368)
Stock-based compensation	-	-	8 418	-	-	-	8 418
Excess tax benefit from stock-based compensation plans	-	-	1 655	-	-	-	1 655
Treasury stock acquired	(25)	-	-	-	(979)	-	(979)
Retirement benefit adjustments, net of taxes of $7,670	-	-	-	-	-	14 245	14 245
Adjustment resulting from adoption of new guidance for uncertain tax positions	-	-	-	(1 625)	-	-	(1 625)
Net income	-	-	-	483 800	-	-	483 800
Balance, December 31, 2007	111 263	13 911	1 012 214	1 419 417	(979)	(96 125)	2 348 438
Stock issued under share-based compensation plans	1 828	230	33 551	-	-	-	33 781
Cash dividends ($0.40 per common share)	-	-	-	(45 023)	-	-	(45 023)
Stock-based compensation	-	-	14 754	-	-	-	14 754
Excess tax benefit from stock-based compensation plans	-	-	2 683	-	-	-	2 683
Treasury stock acquired	(55)	-	-	-	(1 554)	-	(1 554)
Retirement benefit adjustments, net of taxes of ($65,095)	-	-	-	-	-	(120 891)	(120 891)
Net income	-	-	-	427 628	-	-	427 628
Balance, December 31, 2008	113 036	14 141	1 063 202	1 802 022	(2 533)	(217 016)	2 659 816
Stock issued under share-based compensation plans	797	96	336	-	1 124	-	1 556
Stock-based compensation	-	-	12 127	-	-	-	12 127
Excess tax benefit from stock-based compensation plans	-	-	2 672	-	-	-	2 672
Retirement benefit adjustments, net of taxes of $35,912	-	-	-	-	-	66 695	66 695
Net income	-	-	-	367 504	-	-	367 504
Balance, December 31, 2009	113 833	14 237	1 078 337	2 169 526	(1 409)	(150 321)	3 110 370
Stock issued under share-based compensation plans	498	62	729	-	(4)	-	787
Stock-based compensation	-	-	2 645	-	-	-	2 645
Excess tax benefit from stock-based compensation plans	-	-	(115)	-	-	-	(115)
Net income	-	-	-	64 623	-	-	64 623
Balance, M arch 31, 2010	114 331	14 299	1 081 596	2 234 149	(1 413)	(150 321)	3 178 310
Stock issued under share-based compensation plans	45	16	2 176	-	(2 573)	-	(381)
Stock-based compensation	-	-	3 854	-	-	-	3 854
Excess tax benefit from stock-based compensation plans	-	-	130	-	-	-	130
Net income	-	-	-	90 916	-	-	90 916
Balance, June 30, 2010	114 376	$14 315	$1 087 756	$2 325 065	$(3 986)	$(150 321)	$3 272 829

10.3	The Shares

The shares of our common stock have been issued and created under the laws of the State of Delaware, and are denominated in US$. The par value of the shares of our common stock is US$ 0.125.

The Rowan Shares offered in the Exchange Offer will be issued pursuant to Rule 802 under the U.S. Securities Act of 1933, which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as SKDP.

If your SKDP shares are restricted securities, applying the definition of restricted securities under the U.S. securities laws, then you will receive restricted Rowan Shares and may not be able to resell your Rowan shares absent registration or an applicable exemption from registration requirements under the U.S. securities laws. You may be considered to have restricted securities if you are an affiliate or significant shareholder of SKDP who acquired your SKDP shares in a transaction or chain of transactions not involving any public offering.

Rowan has filed a registration statement with the U.S. Securities and Exchange Commission allowing the Rowan Shares to be offered and sold in the United States.  If you are a holder of restricted Rowan Shares, Rowan will amend such registration statement to cover your resale of Rowan Shares. You should contact the Receiving Agent to obtain the required documentation if you wish to have your Rowan Shares registered under such registration statement.  Such documentation will require you to provide your name, any position or material relationship you have had within the past three years with Rowan, the amount of Rowan Shares you own prior to the filing of the registration statement, the amount of Rowan Shares to be offered for your account, and the amount and (if one percent or more) the percentage of the class to be owned by you after completion of the offering.  Such documentation will also require you to refrain from selling your Rowan Shares during certain blackout time periods which Rowan may declare in its discretion. The anti-manipulation provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to sales of common stock under such registration statement.

On July 31, 2010, Rowan had 1284 stockholders of record.

10.4	Voting Rights

Each share of Rowan common stock is entitled to one vote on all matters subject to the vote of Rowan’s stockholders. There are no cumulative voting rights.

10.5	Listing

Rowan’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RDC.”

Rowan’s CUSIP number is 779382-10-0.

10.6	Share Price Development

The following table sets forth the high and low sales prices of our common stock for each quarterly period of 2010, 2009 and 2008, as reported by the NYSE Consolidated Transaction Reporting System.

	Six M onths Ended June 30, 2010		2009		2008
Quarter	High	Low	High	Low	High	Low

First	$29.40	$21.21	$18.52	$10.28	$42.49	$30.49
Second	32.82	21.66	23.90	11.40	47.94	36.90
Third	-	-	24.31	16.96	47.00	27.53
Fourth	-	-	27.54	21.42	30.15	12.00

10.7	Principal stockholders

To our knowledge, all stockholders with an interest in the share capital of Rowan which is disclosable under Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder are listed in the table below.

As of February 26, 2010, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares of common stock, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)

First Pacific Advisors, LLC (2) 11400 West Olympic Blvd., Suite 1200 Los Angeles, CA 90064	7,041,600	6.2%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	15,146,379	13.3%

State Street Corporation (4) State Street Financial Center One Lincoln Street Boston, MA 02111	5,907,895	5.2%

Vanguard Group, Inc.(5) 100 Vanguard Blvd Malvern, PA 19355	5,718,590	5.0%

(1)	Based on 113,834,940 shares of common stock issued and outstanding as of February 26, 2010.

(2)
As reported on Schedule 13G (filed with the SEC on February 11, 2010) by First Pacific Advisors, LLC (“FPA”), Robert L. Rodriguez, Managing Member of FPA and J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of the shares reported above, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the issuer owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares, and each disclaims beneficial ownership of such shares.

(3)
As reported on Schedule 13G (filed with the SEC on January 8, 2010) by BlackRock, Inc. and certain of its subsidiaries. BlackRock reports sole investment and sole dispositive power with respect to all shares reported above.

(4)
As reported on Schedule 13G (filed with the SEC on February 12, 2010) by State Street Corporation, acting in various fiduciary capacities. The reporting person has shared voting and dispositive power of the shares reported above, and disclaims beneficial ownership of such shares.

(5)
As reported on Schedule 13G (filed with the SEC on February 8, 2010) by Vanguard Group Inc. The filing reports sole voting power over 181,245 shares, sole dispositive power over 5,556,645 shares and shared dispositive power over 161,945 shares.

In addition, as reported on Schedule 13G (filed with the SEC on April 9, 2010) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. and certain of their subsidiaries disclosed sole voting power with respect to 10,133,093 shares and sole dispositive power with respect to 13,589,191 shares.

Based on a review of the Company’s public filings as of August 17, 2010, the Company is not aware of any other principal stockholders other than those set forth above.

10.8	Treasury Shares

As of the date of this Document we hold 142,066 shares of our common stock. In 1998, our Board of Directors authorized us to purchase up to eight million shares of our common stock.  We last purchased shares under this program in 2002, and at December 31, 2009, we could purchase up to 1,524,600 additional shares.  We have no plans to purchase additional shares at the present time.

10.9	Rights to acquire Shares

Stock-Based Incentive Plans

In May 2009, stockholders of the Company approved the adoption of the 2009 Rowan Companies, Inc. Incentive Plan (the “2009 Plan” or “Plan”), which authorizes the Compensation Committee of the Company’s Board of Directors (the “Committee”) to grant employees and nonemployee directors, through May 2019, incentive awards covering up to 4,500,000 shares of Rowan common stock.  The awards may be in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units, and performance-based awards, in which the number of shares issued is dependent on the achievement of certain long-term market or performance conditions over a specified period.  The 2009 Plan replaced the 2005 Rowan Companies, Inc. Long-Term Incentive Plan.  All awards outstanding under the 2005 Plan remained outstanding at the effective date of the 2009 Plan.  Subsequent grants can only be made under the 2009 Plan.

Shares issued pursuant to the Plan may be treasury shares, authorized but unissued shares, or shares acquired in the open market.  The Plan provides that shares not issued as a result of forfeitures or the withholding of shares for the payment of income taxes or exercise price, for example, shall thereafter become available for the grant of additional awards.  As of December 31, 2009, there were 3,268,567 shares available for future grant under the Plan.

Generally, restricted stock, stock appreciation rights and options grants awarded by the Company have multiple vesting dates.  The Company recognizes compensation cost for such awards on a straight-line basis over the requisite service period for the entire award.  Compensation cost under all stock-based incentive awards recognized in income is presented below (in thousands):

	Year ended December 31,
	2009	2008	2007

Restricted stock and units	$10,334	$11,580	$5,660
Performance-based awards	1,467	2,952	1,174
Stock appreciation rights	855	-	-
Stock options	378	1,302	2,497
Total compensation cost	$13,034	$15,834	$9,331

Restricted Stock – Restricted stock represents a full share of Rowan common stock issued with a restrictive legend that prevents its sale until the restriction is later removed.  In general, the shares vest and the restrictions lapse in one-third increments each year over a three-year service period, or in some cases, cliff vest at the end of a two- or three-year service period.  The Company measures compensation related to each share based upon the market price of the common stock on the date of the grant, adjusted for the estimated effect of the restriction.  A summary of restricted stock activity for the year ended December 31, 2009, is presented below:

	Shares	Weighted-average grant-date fair value per share

Nonvested at January 1, 2009	514,503	$36.63
Granted	682,599	16.84
Vested	(200,868)	38.91
Forfeited	(8,504)	40.58
Nonvested at December 31, 2009	987,730	$22.46

The fair value of shares vested (measured at the vesting date) in 2009, 2008 and 2007 was $3.2 million, $6.4 million, and $5.2 million, respectively.  As of December 31, 2009, unrecognized compensation cost related to nonvested restricted stock totaled $14.9 million, which is expected to be recognized over a weighted-average period of 1.9 years.

Restricted Stock Units – Restricted stock units (“RSUs”) are rights to receive a specified number of shares of Rowan common stock or an equivalent value in cash.  RSUs are typically granted to nonemployee directors and generally cliff vest at the end of a one-year service period; however, shares are not issued until the director terminates service to the Company.  The Company measures compensation related to each unit based upon the market price of the underlying common stock on the grant date.  Nonemployee directors were awarded 36,000 RSUs in 2009 with a weighted-average grant-date fair value per share of $17.27, compared to 27,000 RSUs granted in each of 2008 and 2007.  The Company issued 13,205 shares of stock with a fair value of $0.3 million in 2009 in connection with the settlement of previously vested RSUs.  No shares were issued in either 2008 or 2007 in settlement of outstanding RSUs.  As of December 31, 2009, unrecognized compensation cost related to nonvested RSUs totaled $0.2 million, which is expected to be recognized over a weighted-average period of 0.3 years.

Performance-Based Awards – The Committee may grant awards in which payment is contingent upon the achievement of certain market or performance-based conditions over a period of time specified by the Committee.  Payment of such awards may be in Rowan common stock or cash as determined by the Committee.  The number of awards granted is expressed as the number of shares that would be issued in the event the “target” goal is attained.  The number of shares actually issued may range from zero to 200% of the target share amount.

Under the total shareholder return (“TSR”) criterion, under which the number of shares that may be issued is based on the Company’s TSR ranking among an industry peer group at the end of the performance period, fair value is estimated using the Monte Carlo simulation model, which considers the probabilities of the Company’s ending TSR at each rank, the number of shares issuable at each rank, and the expected stock price subject to each rank to determine the probability-weighted expected payout.  A TSR criterion is deemed a “market condition” under GAAP.  Compensation expense for awards with a market condition is reduced only for forfeitures; no adjustment to expense is otherwise made, regardless of the number of shares issued, if any.  The Company recognizes compensation expense on a straight-line basis over the performance period.

The per-share fair value of awards with return-on-investment (“ROI”) or return-on-capital-employed (“ROCE”) criteria is equal to the market price of the stock on the date of grant.  The Company initially accrues compensation expense based on the number of shares that would vest in the event the target goal is met, subject to reduction for estimated forfeitures, and the resulting compensation expense is recognized on a straight-line basis over the performance period.  ROI and ROCE criteria are deemed “performance conditions” under GAAP.  Compensation expense for awards with performance conditions is remeasured annually based on the Company’s progress towards achieving the performance goal and is recognized for only the actual number of shares that vest.  In the event that awards do not vest or lapse as a result of the failure to meet the minimum performance criteria, all previously recognized expense, if any, would be reversed.

A summary of performance-based award activity for the year ended December 31, 2009, is presented below:

	Number of shares issuable at target	Weighted-average grant-date fair value per share

Outstanding at January 1, 2009	258,809	$41.89
Granted	-	-
Forfeited	-	-
Lapsed	(99,393)	43.18
Outstanding at December 31, 2009	159,416	$41.08

Performance-based awards outstanding at January 1, 2009, included those for 99,393 shares (net of 16,398 of forfeitures) granted to a group of key employees in 2006, under which as many as 198,786 shares could have been issued in April 2009 in the event the Company had attained certain goals related to TSR and ROI as compared to an industry peer group.  At the conclusion of the three-year performance period in April 2009, the Company’s TSR and ROI rank did not result in the issuance of Rowan common stock, and all such 2006 awards lapsed.

Performance-based awards outstanding at December 31, 2009, consisted of (i) 74,401 shares (net of 16,667 of forfeitures) granted in 2007, under which anywhere from zero to 148,802 shares of Rowan common stock will be issued in May 2010 based upon an equal weighting of the Company’s TSR ranking as compared to an industry peer group and its ROCE over the three-year period then ended, and (ii) 85,015 shares (net of 41,985 of forfeitures) granted in 2008, under which from zero to 170,030 shares of Rowan common stock will be issued in April 2011 based upon an equal weighting of the Company’s TSR ranking as compared to an industry peer group and its ROCE over the three-year period then ended.

No shares were issued in 2009, 2008 or 2007 in connection with performance-based awards.  As of December 31, 2009, unrecognized compensation cost related to outstanding performance-based awards totaled $1.3 million, which is expected to be recognized over a weighted-average period of 1.1 years.

Stock Options – Stock options granted to employees generally become exercisable in one-third or one-quarter annual increments over a three or four-year service period at a price not less than 100% of the market price of the stock on the date of grant.  Any options not exercised expire ten years after the grant date.

Fair values of options granted were determined using the Black-Scholes option pricing model with the following weighted-average assumptions (no options were granted in 2009 or 2007):

2008

Expected life in years	5.0
Risk-free interest rate	2.50%
Expected volatility	48.96%

The weighted-average grant-date per-share fair value of options granted in 2008 was $7.01.

A summary of stock option activity for the year ended December 31, 2009, is presented below:

	Number of shares under option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2009	2,087,977	$21.68
Granted	-	-
Exercised	(146,213)	10.77
Forfeited or expired	(105,514)	22.90
Outstanding at December 31, 2009	1,836,250	$22.50	3.5	$808

Exercisable at December 31, 2009	1,720,400	$22.72	3.2	$378

The total intrinsic value of options exercised was $1.1 million in 2009, $10.7 million in 2008 and $8.6 million in 2007.  As of December 31, 2009, unrecognized compensation cost related to stock options totaled $0.5 million, which is expected to be recognized over a weighted-average period of 1.9 years.

Stock Appreciation Rights – Stock appreciation rights (“SARs”) give the holder of the award the right to receive, at no cost to the employee, shares of Rowan common stock, or cash at the discretion of the Committee, equal in value to the excess of (i) the market price of the stock on the date of exercise over (ii) the exercise price, which is the market price of the stock on the date of grant.  SARs granted to employees in 2009 become exercisable in one-third annual increments over a three-year service period.  Any SARs not exercised expire ten years after the grant date.

Fair values of SARs granted were determined using the Black-Scholes option pricing model with the following weighted-average assumptions (no SARs were granted prior to 2009):

2009

Expected life in years	6.0
Risk-free interest rate	2.375%
Expected volatility	52.86%

The weighted-average grant-date per-share fair value of SARs granted in 2009 was $9.03.

A summary of SARs activity for the year ended December 31, 2009, is presented below:

	Number of shares under SARs	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2009	-	$-
Granted	513,834	17.39
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2009	513,834	$17.39	9.3	$2,852

Exercisable at December 31, 2009	-	$-	-	$-

As of December 31, 2009, unrecognized compensation cost related to SARs totaled $3.5 million, which is expected to be recognized over a weighted-average period of 2.3 years.

On March 5, 2010, the Company granted restricted stock awards and stock appreciation rights covering a total of 798,846 shares, which vest in one-third increments over a three-year service period, with a fair value aggregating approximately $17.7 million. Grant-date fair value, net of estimated forfeitures, was $17.1 million, which will be amortized on a straight-line basis over three years from the grant date.

At June 30, 2010, Rowan had approximately $30.5 million of unrecognized future stock-based compensation expense, which is expected to be recognized over a remaining weighted-average period of 1.5 years.

10.10	Dividends and Dividend Policy

In May 2006, our Board of Directors approved a regular quarterly cash dividend of $0.10 per common share, which we paid approximately every three months thereafter through November 2008.  In January 2009, in light of prevailing business conditions, our Board of Directors decided to discontinue the payment of dividends, and no dividends have been paid since that time.  Future dividends, if any, will only be paid at the discretion of the Board of Directors. At June 30, 2010, we had approximately $586 million of cash available for distribution to stockholders under provisions of our debt agreements.  We do not expect to pay dividends in the foreseeable future.

11.	INFORMATION ABOUT SKDP

The information in this Document regarding SKDP has been prepared on the basis of SKDP’s annual report of 2009. This information has been accurately reproduced and that as far as Rowan is aware and is able to ascertain from information published by SKDP, no facts have been omitted which would render the reproduced information inaccurate or misleading. Accordingly, the Board of Directors of Rowan Companies, Inc. disclaims any responsibility or liability for the correctness or completeness of the Document in terms of the information on SKDP.

11.1	Introduction

SKDP is a Norwegian public limited company that has contracted three high-spec jack-up rigs, designated “N-class”, designed and being built by Keppel FELS Ltd. in Singapore. SKDP’s head office and registered office is located in Tordenskjolds gate 9, N-4612 Kristansand-S, Kristiansand, Norway. SKDP’s telephone number is + 47 38 04 19 40.

The legal and commercial name of SKDP is Skeie Drilling & Production ASA. SKDP was incorporated under Norwegian law and is registered with the Norwegian Register of Business Enterprises under enterprise number 989395718. SKDP operates under Norwegian law.

11.2	History

SKDP was established in 2006.

During the fourth quarter of 2006, SKDP entered into a contract with Keppel Fels Limited for the construction of a jack-up rig of the model “KFELS Class N Drilling/Production Unit” for harsh environments. In February and June 2007, the Company entered into additional two construction contracts with Keppel Fels Limited for the construction of additional two jack-up rigs with equal specifications as the first jack-up rig.

In order to secure the financing of the jack-up rigs, SKDP completed a private placement of shares, raising approximately NOK 940 million in equity during the first quarter of 2007. The Company also raised two bond loans of a total of US$ 330 million in the same period. In July 2007, the Company also issued a convertible bond loan of NOK 660 million in addition to a third bond loan of US$ 165 million.

In 2009, SKDP carried out a major debt restructuring. The restructuring resulted in approximately US$ 300 million in debt write-downs and debt/equity conversion and as well as US$ 85 million in new equity.

In April 2010, SKDP completed a successful share issue with gross proceeds of approximately US$ 30 million. In May 2010 SKDP 1 Ltd., a subsidiary of SKDP, successfully completed a new senior bond issue of US$ 225 million to finance delivery of the first rig.

11.3	Business

SKDP currently has three jack-up rigs under construction with the Keppel FELS shipyard in Singapore with contractual delivery date in September 2010, December 2010 and June 2011 respectively following variation of the initial contracts to defer delivery by four to six months compared to the original contracted schedule. The KFELS N-Class is designed to do both production and drilling, and is fully prepared for mounting of a production unit.

The KFELS N-Class is a self-elevating drilling unit which is a significantly upgraded version of the well proven KFELS Super B Class. The N-Class rig is designed to fit the NCS and Norwegian Authority requirements with regard to North Sea environmental data and HSE working conditions. The Units are designed with drilling capabilities that exceeds those of competing units, and special emphasis has been given to areas that will give future clients concrete benefits as well as reaching targets beyond those of competing units.

Upon completion, the rigs will be classified by Det Norske Veritas in accordance with 1A1 Self Elevating Drilling Unit (N), HELDK-SH, DRILL (N) and CRANE. Further, the rigs will be designed in accordance with the OSS-101 regulations by Det Norske Veritas own specifications.

11.4	Selected Financial Information about SKDP

The tables below include selected audited consolidated financial information for SKDP as of each of the years ended December 31, 2009 and 2008 and selected unaudited consolidated financial information for the three month periods ended March 31, 2010 and 2009. The financial information has been prepared in accordance with International Financial Reporting Standards as endorsed by the European Union. The consolidated historical financial data for the years ended December 31, 2009 and 2008 is derived from the Company’s audited financial statements for 2009. The consolidated financial data ended December 31, 2009 and 2008 for the three months ended March 31, 2010 and 2009 is derived from the Company’s unaudited interim financial statements for the three months ended December 31, 2009.

The information and data in this Section 11.4 (“Selected Financial Information about SKDP”) is only a summary and should be read in conjunction with, and is qualified in its entirety by the Company’s audited consolidated financial statement for the year ended December 31, 2009 and the Company’s unaudited interim financial statements for the three months ended March 31, 2010, both available at SKDP’s web site: www.skeiedrilling.no.

11.4.1	Consolidated statement of income

The table below shows a summary of SKDP’s consolidated income statement for the financial year ended December 31, 2008 and 2009.

	Year ended
All figures in USD 1.000	31 December
	2009	2008

Revenues	0	0
Employee benefit expenses	-4 518	-666
Other expenses	-8 400	-2 882
Remission of debt	273 292	0
Impairment (reversal of -) of rigs under construction	51 793	-517 917
Operating profit	312 167	-521 465

Financial income	7 690	33 919
Financial expenses	0	-123
Net financial income (loss)	7 690	33 796

Income (loss) before tax	319 857	-487 669

Tax	0	0

Net income (loss)	319 857	-487 669

The table below shows a summary of SKDP’s consolidated income statement for the three months ended March 31, 2009 and 2010.

(Amounts in USD 1.000)	(unaudited)(unaudited)
INCOME STATEMENT	1Q 10	1Q 09

Revenues	-	-
Interest income	-	-

Operating expenses	(4 009)	(2 127)
Remission of debt	-	-
Write down of non current assets	-
Operating expenses	(4 009)	(2 127)

Operating result	(4 009)	(2 127)

Finance income		1 230
Finance costs	(1 154)
Net change financial derivatives	-	(1 844)
Net result before taxes	(5 163)	(2 741)

Taxes	-	-

Net result after taxes	(5 163)	(2 741)

11.4.2	Consolidated balance sheet

The table below show a summary of SKDP’s consolidated balance sheet as of December 31, 2008 and 2009.

All figures in USD 1.000
	As at 31 December
	2009	2008

ASSETS

Rigs under construction	323 181	139 941
Machinery & Equipment	259	286
Total non-current assets	323 440	140 227

Prepayments and other receivables	302	76
Cash and bank deposits	80 891	143 780
Total current assets	81 193	143 856
Total assets	404 633	284 083

EQUITY AND LIABILITIES

Share capital	30 364	123 745
Share premium	110 924	0
Retained earnings/loss	9 802	-432 404
Currency translation differences	-666	316
Total shareholders equity	150 424	(308 343)

Bonds	250 924	561 412
Financial derivative	0	850
Total non-current liabilities	250 924	562 262

Interest bearing debt (current portion)	0	26 445
Other current liabilities	3 285	3 719
Total current liabilities	3 285	30 164
Total equity and liabilities	404 633	284 083

The table below show a summary of SKDP’s consolidated balance sheet as of March 31, 2009 and 2010.

BALANCE SHEET	(unaudited)	(unaudited)
(Amounts in USD 1.000)	31.03.10	31.03.09
ASSETS
Non-current assets
Investment in equipment	255	171
Rigs under construction	375 714	160 137
Total non-current assets	375 969	160 308

Current assets
Trade and other receivables	527	1 714
Cash and cash equivalents	30 200	109 924
Total current assets	30 727	111 638

TOTAL ASSETS	406 696	271 946

EQUITY
Share capital	30 364	123 745
Share premium	110 924
Other paid in equity
Other Equity	4 410	-434 840
Total Equity	145 698	-311 095

LIABILITIES
Non-current liabilities
Bond loans	258 685	564 815
Financial derivatives	0	98
Borrowings	0	0
Total non-current liabilities	258 685	564 913

Current liabilities	2 313	18 128

Total liabilities	260 998	583 041

TOTAL EQUITY AND LIABILITIES	406 696	271 946

11.4.3	Statement in changes of equity

The table below shows a summary of SKDP’s statement of changes in equity for the period December 31, 2008 to March 31, 2010.

Statement of changes in equity (unaudited)
		Share	Other	Retained
	Note	capital	reserves	earnings	Total

Balance at 31 December 2008		123 745	-	(432 088)	(308 343)

Total comprehensive income for the period ended 31 December 2009		-	-	319 857	319 857
Currency differential amount				(982)	(982)
Reduction of share capital		(122 349)		122 349	-
Share capital increase by conversion of convertible bond		2 000	8 000		10 000
Share capital increase by conversion of bond loans		9 960	39 841		49 801
Private placement July 2009		17 008	68 031		85 039
Issue expenses			(4 948)		(4 948)
Balance at 31 December 2009		30 364	110 924	9 136	150 424
Total comprehensive income for the period ended 31 March 2010				(5 163)	(5 163)
Currency differential amount				437	437
Balance at 31 March 2010		30 364	110 924	4 410	145 698

11.5	Shares and Share Capital

As at the date of this Document, SKDP has a registered share capital of NOK 212.481.738,30 divided into 2,124,817,383 shares, each with a par value of NOK 0.10. SKDP has only one class of shares, and each share carries the right to one vote at general meetings of SKDP.

SKDP’s shares are not listed on any regulated market or other equivalent markets. SKDP’s shares are traded on the NOTC-market maintained by the Norwegian Securities Dealers Association.

11.6	Shareholders

The table below shows the 20 largest registered shareholders of SKDP based on a transcript from SKDP’s shareholders’ registry with the VPS dated August 18, 2010.

Number of shares	Shareholder

422 588 144	ROWAN COMPANIES,DRIL 2800 Post Oak Blvd
420 374 074	SKEIE TECHNOLOGY AS
381 461 493	WIDELUCK ENTERPRISES
190 500 000	SKEIE TECH INVEST AS
135 429 059	EUROCLEAR BANK S.A./ 25% CLIENTS
29 428 788	AKERSHUS FYLKESKOMM. S/A JPMORGAN CHASE B
28 911 720	CREDIT SUISSE SECURI SPECIAL CUSTODY A/C
28 474 325	PARETO SECURITIES AS EMISJONSKONTO INNLAN
19 587 597	LØKKE HELGE ARNFINN
12 948 333	JP MORGAN CLEARING C A/C CUSTOMER SAFE KE
12 649 439	SCA FIDELITY FUNDS E YIELD FUND
12 288 024	SKANDINAVISKA ENSKIL A/C CLIENTS ACCOUNT
11 211 221	LOLIGO AS
10 860 632	THE ROYAL BANK OF SC A/C EUROPEAN HUB
10 837 765	SEB ENSKILDA ASA EGENHANDELSKONTO
10 816 345	WARRENWICKLUND NORGE
9 045 621	MP PENSJON
8 144 481	PICTET & CIE BANQUIE
8 037 315	BROWN BROTHERS HARRI S/A PIONEER GLOBAL H
8 000 000	PIMA AS

11.7	Board of Directors, Management, Employees

The board of directors of SKDP has the following members:

Bjarne Skeie, chairman

Lesley Jones

David Patrick Russell

Ralph John Whelan

Melanie Montague Trent

The executive management of SKDP is comprised of Tomas Norrby (Chief Executive Officer), Willy Tørhaug (Chief Operating Officer), Svein Anton Bjørnholmen (Chief Financial Officer), Berhard Hovden (Analyst), Dag Eggan (QHSE Director), and Stein Eggan (VP Business Development).

SKDP is managed by its wholly owned subsidiary Skeie Rig Management AS and also by staff seconded from Skeie Technology AS pursuant to a business management agreement entered into on December 31, 2008. It has been agreed to terminate the business management agreement with effect from January 31, 2011 against payment of a termination fee equal to USD 8,700,000 less the management fee paid in the period from and including August 1, 2010 to and including January 31, 2011 (i.e. the sum of the termination fee and the management fee payable in the period from and including August 1, 2010 to and including January 31, 2011 shall be USD 8,700,000).

Management of SKDP's Cyprus subsidiaries, SKDP 1 Ltd, SKDP 2 Ltd and SKDP 3 Ltd, is handled by an employee of these subsidiaries in Cyprus.

At December 31, 2009 SKDP and its subsidiaries had approximately 18 employees.

11.8	Auditor

The auditor of SKDP is PricewaterhouseCoopers AS, Karenslyst Alle 12, 0278 OSLO, Norway.

11.9	No Significant Change

To Rowan’s knowledge, no significant change has occurred in the financial or trading position of the SKDP Group since March 31, 2010 except as described in Section 11.2.

11.10	Legal and Arbitration Proceedings

To Rowan’s knowledge, SKDP has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware), during a period covering the last twelve months which may have, or have had in the recent past, significant effects on the SKDP Group’s financial position or profitability.

12.	NORWEGIAN TAXATION

12.1	General

The following is a summary of certain Norwegian tax consequences for the SKDP Shareholders accepting the Exchange Offer who are resident in Norway for tax purposes. The summary is based on the Norwegian legislation in force as of the date of this Document. The summary is intended only as general guidance and does not give an exhaustive description of all the tax rules that may be of relevance, hereby included special rules which may apply to any SKDP Shareholder. Tax-related implications related to the Exchange Offer must therefore be determined individually based on each SKDP Shareholder’s individual tax position. The SKDP Shareholders are requested to seek advice from their own tax advisers to determine whether there are any specific circumstances that may lead to a different result than follows from this summary. Changes in the prevailing laws and regulations may have tax-related implications for the SKDP Shareholders. See “Risk Factors.” SKDP shareholders who are resident abroad, or for other reasons are in a special tax position, is urged to contact their professional advisers.

12.2	Tax Consequences for Accepting the Exchange Offer

Individual Shareholders Resident in Norway

For SKDP Shareholders, who are Norwegian individuals, realization of SKDP Shares by accepting the Exchange Offer will result in a taxable capital gain or a deductible loss in the year of realization. Such capital gain or loss is included in or deducted from the shareholder's general income in the year of disposal. The tax rate for general income is currently 28 percent. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares realized.

The taxable gain/deductible loss on the realization of shares is calculated per share as the difference between the consideration received and the tax purchase price of the share less costs incurred in relation to the acquisition or realization of the share. Any unused allowance on a share (see below section 12.3) may be set off against capital gains related to the realization of the same share, but this may not lead to or increase a deductible loss, i.e. any unused allowance exceeding the capital gain upon the realization of a share will lapse.

The value of the consideration in Rowan Shares received by the SKDP Shareholders will be valued at the date when the Exchange Offer becomes unconditional.

If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded the first to be disposed of, on a first-in first-out basis.

Norwegian individual SKDP Shareholders may apply to Norwegian tax authorities for a roll-over relief, although it is not likely that such roll-over relief will be granted. If roll-over relief is granted, Norwegian individual SKDP Shareholders may not be subject to tax on the capital gain as described above. However, if relief is granted, it is likely to be conditioned by an obligation to continue the tax value of the SKDP shares as tax value of the Rowan shares. Such relief will thus only imply a postponement of taxation rather than a definitive tax exemption.

Corporate Shareholders Resident in Norway

Exchange of shares is considered a realization for Norwegian tax purposes. However, Norwegian SKDP Shareholders, who are limited liability companies or similar entities, are exempt from tax on capital gains derived from realization of SKDP Shares by accepting the Exchange Offer. Losses upon the realization and costs incurred in connection with the purchase and realization of such shares are not deductible for tax purposes.

However, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate of 28 percent. Losses on realization of shares may reduce the income from shares to zero, but not create a loss carry forward or reduce taxable income from other sources.

Shares owned through partnerships

Partnerships are as a general rule transparent for Norwegian tax purposes, and taxation occurs at partner level on a current basis. Due to the participation exemption method capital gains received by the partnership are not taxed on a current basis. However, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate cf. the description of tax issues related to corporate shareholders above.

For partners who are Norwegian personal shareholders further taxation occurs when the capital gains received are distributed from the partnership to such partners. Such distributions will be taxed as general income at a rate of 28 percent. The Norwegian personal shareholders will be entitled to deduct a calculated allowance when calculating their taxable income.

Norwegian corporate shareholders holding shares through a partnership will be exempt from further taxation of their proportional part of capital gains received and distributed by the partnership.

Shareholders Resident Outside of Norway

Capital gains derived from acceptance of the Exchange Offer by a SKDP Shareholder, who is not resident in Norway for tax purposes, will not be subject to taxation in Norway, unless the non-resident Shareholder (i) is an individual SKDP Shareholder and the SKDP Shares are held in connection with the conduct of a trade or business in Norway or (ii) is an individual SKDP Shareholder who has been a tax resident of Norway within the five calendar years preceding the year of the sale.

Stamp Duty

No stamp or similar duties are currently imposed in Norway on the transfer of SKDP Shares in connection with the Exchange Offer.

12.3	Tax Consequences Related to Owning Rowan Shares

Taxation of Dividends – Norwegian individual shareholders

Dividends distributed to Norwegian personal shareholders (i.e. shareholders who are individuals) are taxable in Norway as general income at a rate of 28 percent to the extent the dividends exceed a statutory tax-free allowance. The allowance is calculated on a share by share basis, and is equal to the tax purchase price of the share multiplied with a determined risk free interest rate based on the effective rate after tax of interest on treasury bills (Norwegian: Statskasseveksler) with three months maturity. Any part of the calculated allowance one year exceeding the dividend distributed on the share the same year (“unused allowance”) is added to the tax purchase price of the share and included in the basis for calculating the allowance the following year, and may also be carried forward and set off against future dividends received on the same share.

If certain requirements are met, Norwegian individual shareholders are entitled to a tax credit in the Norwegian tax for any withholding tax imposed on the dividends distributed in the United States. According to the tax treaty between United States and Norway, the applicable withholding tax rate is 15 percent.

Taxation of Dividends – Norwegian corporate shareholders

Dividends distributed from Rowan, which is a company resident in the United States for tax purposes, to Norwegian corporate shareholders, are taxable in Norway as general income at a rate of 28 percent. No tax free allowance is granted for corporate shareholders.

If certain requirements are met, Norwegian corporate shareholders are entitled to a tax credit in the Norwegian tax for any withholding tax imposed on the dividends distributed in the United States. According to the tax treaty between United States and Norway, the applicable withholding tax rate is 15 percent.

However, if the Norwegian corporate shareholder, who are limited liability companies or similar entities, owns at least 10 percent of the capital and has at least 10 percent of the votes to be given in a shareholder’s meeting of the company for a consecutive period of two years, the dividends received from Rowan is exempt from tax in Norway due to the participation exemption. The exemption is applicable to dividends received during the period of such shareholding, including the mentioned two year period.

However, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate of 28 percent. Losses on realization of shares may reduce the income from shares to zero, but not create a loss carry forward or reduce taxable income from other sources.

If the dividends covered by the participation exemption, Norwegian corporate shareholders are not entitled to a tax credit in the Norwegian tax for any withholding tax imposed in the United States on the dividends distributed.

Taxation of Dividends – Shares owned through partnerships

Partnerships are as a general rule transparent for Norwegian tax purposes. Taxation occurs at partner level, and each partner is taxed on a current basis for its proportional share of the net income generated by the partnership at a rate of 28 percent, regardless of whether such income is distributed to the partners or not.

Due to the participation exemption method dividends received from Rowan, by a partnership which owns at least 10 percent of the capital and has at least 10 percent of the votes to be given in a shareholder’s meeting of the company for a consecutive period of two years, is not taxed on a current basis. However, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate cf. the description of tax issues related to corporate shareholders above.

For partners who are Norwegian personal shareholders further taxation occurs when the dividends received are distributed from the partnership to such partners. Such distributions will be taxed as general income at a rate of 28 percent. The Norwegian personal shareholders will be entitled to deduct a calculated allowance when calculating their taxable income.

Norwegian corporate shareholders holding shares through a partnership will be exempt from further taxation of their proportional part of dividends received and distributed by the partnership.

Taxation upon Realization of Shares – Norwegian individual Shareholders

Sale or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian individual shareholder through a realization of shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the shareholder's general income in the year of disposal. The tax rate for general income is currently 28 percent. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares realized.

The taxable gain/deductible loss on the realization of shares is calculated per share as the difference between the consideration received and the tax purchase price of the share less costs incurred in relation to the acquisition or realization of the share. Any unused allowance on a share (see above) may be set off against capital gains related to the realization of the same share, but this may not lead to or increase a deductible loss, i.e. any unused allowance exceeding the capital gain upon the realization of a share will lapse.

If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

A Norwegian individual shareholder, who moves abroad and ceases to be tax resident in Norway as a result of this, will be deemed taxable in Norway for any potential gain of NOK 500,000 or more, on the shares held at the time the tax residency ceased, as if the shares were realized at that time. Gains of NOK 500,000 or less are though not taxable. If such gains exceed NOK 500,000, a deferral of the tax payment may be granted, provided that satisfactory guarantee is given. The payment may be postponed if adequate security is provided. If the personal shareholder moves to a jurisdiction within the EEA, a deferral of the payment of the taxes might be granted without such guarantee, provided that Norway, pursuant to a treaty, can request information from the other jurisdiction regarding the person’s income- and wealth, and assistance in relation to the collection of taxes. Losses on shares, held at the time tax residency ceases will, to the same extent as a gain would be taxable, be tax deductible to the same extent as a gain would be taxable, if the personal shareholder moves to a jurisdiction within the EEA. In such case the loss is determined in the year of the emigration, but the taxation (loss deduction) will occur at the time the shares are actually sold or otherwise disposed of. The tax liability calculated under these provisions may be reduced if the value of the shares at the time of the realization is less than the value at the time of the emigration, or if the gain is regarded taxable in another jurisdiction. If the shares are not realized within five years after the shareholder ceased to be resident in Norway for tax purposes, the tax liability described above will not apply. Any tax treaty in force between Norway and the state to which the shareholder has moved may influence the application of these rules.

Taxation upon Realization of Shares – Norwegian corporate Shareholders

A capital gain or loss generated by a Norwegian corporate shareholder through a realization of Rowan shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the shareholder's general income in the year of disposal. The tax rate for general income is currently 28 percent. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares realized.

However, if the Norwegian corporate shareholder owns at least 10 percent of the capital and has at least 10 percent of the votes to be given in a shareholders meeting of the company for a consecutive period of two years, capital gains upon the realization of shares is exempt from tax in Norway due to the participation exemption. Losses upon the realization and costs incurred in connection with the purchase and realization of such shares are not deductible for tax purposes.

Furthermore, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate cf. the description of tax issues related to corporate shareholders above.

Taxation upon Realization of Shares – Shares owned through partnerships

Partnerships are as a general rule transparent for Norwegian tax purposes, and taxation occurs at partner level on a current basis. Due to the participation exemption method capital gains acquired or losses incurred on Rowan shares, by a partnership which owns at least 10 percent of the capital and has at least 10 percent of the votes to be given in a shareholders meeting of the company for a consecutive period of two years, is not taxable or deductible on a current basis. However, 3 percent of the net income exempt from tax under the participation exemption method shall be entered as general income and taxed at the ordinary tax rate cf. the description of tax issues related to corporate shareholders above.

For partners who are Norwegian personal shareholders further taxation occurs when the capital gains received are distributed from the partnership to such partners. Such distributions will be taxed as general income at a rate of 28 percent. The Norwegian personal shareholders will be entitled to deduct a calculated allowance when calculating their taxable income.

Norwegian corporate shareholders holding shares through a partnership will be exempt from further taxation of their proportional part of capital gains received and distributed by the partnership.

Net Wealth Tax

The value of Rowan Shares is included in the base for calculating net wealth tax for the individual shareholders resident in Norway. The current marginal wealth tax rate is 1.1 percent. Listed shares are valued at 100 percent of the quoted value as of January 1 of the tax assessment year, i.e., the year following the income year. Norwegian corporate shareholders are not subject to Norwegian net wealth tax.

Inheritance and Gift Tax

The transfer of shares by inheritance or gift may involve a liability to pay inheritance or gift tax to Norway if the deceased, at the time of death, or the donor, at the time of the gift, is a resident or citizen of Norway, or if the shares are effectively connected with a business carried out through a permanent establishment in Norway. However, in the case of inheritance tax, if the deceased was a citizen but not a resident of Norway, Norwegian inheritance tax will not be levied if inheritance tax or a similar tax is levied in the country where the deceased was resident. In the case of listed shares, the basis for the tax calculation is the market value of the shares, less 20 percent of the deceased’s or the donor’s latent gains on the shares.

****

Each SKDP Shareholder is responsible for any taxes it incurs as a consequence of accepting the Exchange Offer. Rowan assumes no responsibility for any tax liability resulting from the acceptance of the Exchange Offer. SKDP Shareholders are urged to seek advice from their own tax consultants in order to determine the particular tax consequences to them from their acceptance of the Exchange Offer and the relevance or effect of any domestic or foreign tax laws or treaties.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

13.1	General

The following is a discussion of certain material U.S. federal income tax consequences to (1) SKDP Shareholders of exchanging SKDP Shares for Rowan Shares (or any cash in lieu of fractional shares or otherwise) under the Exchange Offer (which, for purposes of this discussion, includes any compulsory acquisition described in Section 5.16), and (2) non-U.S. holders (as defined below) of owning and disposing of Rowan Shares received under the Exchange Offer. Accordingly, this discussion does not address any U.S. federal income tax consequences to U.S. holders (as defined below) of owning and disposing of Rowan Shares received under the Exchange Offer. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, and it does not address any tax consequences arising under any U.S. federal tax laws other than the U.S. federal income tax laws, any state, local or foreign tax laws, or any applicable tax treaties. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this Document. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences discussed below, or that any such contrary position would not be sustained by a court.

TO COMPLY WITH U.S. TREASURY DEPARTMENT CIRCULAR 230,  SKDP SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) THIS DISCUSSION IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE CODE; (B) THIS DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is limited to SKDP Shareholders that receive Rowan Shares (or any cash) under the Exchange Offer and that hold any such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances or to holders subject to special tax rules, such as:

•	banks or other financial institutions;

•	insurance companies;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	partnerships or other pass-through entities, or persons that hold SKDP Shares or Rowan Shares through such entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that own, or are deemed to own, more than 5% of the outstanding Rowan Shares (except to the extent specifically set forth below);

•	persons that hold SKDP Shares or Rowan Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell SKDP Shares or Rowan Shares under the constructive sale provisions of the Code; or

•	persons that hold or receive SKDP Shares or Rowan Shares pursuant to the exercise of any employee stock option or otherwise as compensation.

If an entity treated as a partnership for U.S. federal income tax purposes holds SKDP Shares or Rowan Shares, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Accordingly, such partnerships and partners in such partnerships should consult their tax advisors.

THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SKDP SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF ROWAN SHARES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY U.S. FEDERAL TAX LAWS OTHER THAN THE U.S. FEDERAL INCOME TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY APPLICABLE TAX TREATIES.

Definitions of U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of SKDP Shares that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia (or other entity treated as a corporation that is so created or organized for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of SKDP Shares that is not a U.S. holder.

13.2	Consequences to SKDP Shareholders of Exchanging Shares under the Exchange Offer

The following is a discussion of certain material U.S. federal income tax consequences to SKDP Shareholders of exchanging SKDP Shares for Rowan Shares (or any cash) under the Exchange Offer.

Treatment as Taxable Exchange

Rowan believes that the exchange of SKDP Shares for Rowan Shares (or any cash) under the Exchange Offer will be treated as a taxable exchange for U.S. federal income tax purposes. This belief is based on the fact that Rowan’s previous acquisition of approximately 1.5% of the outstanding SKDP Shares for cash would be inconsistent with treatment of the share exchange as a tax-free reorganization for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not take a contrary position, or that any such contrary position would not be sustained by a court. The U.S. federal income tax consequences to SKDP Shareholders could be materially different from those described below, and consequently SKDP Shareholders are strongly urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Exchange Offer. The remainder of this discussion assumes that the exchange of SKDP Shares for Rowan Shares (or any cash) under the Exchange Offer will be treated as a taxable exchange for U.S. federal income tax purposes.

Consequences to U.S. Holders

In General

Subject to the discussion below under “Passive Foreign Investment Company,” a U.S. holder that exchanges SKDP Shares for Rowan Shares (or any cash) under the Exchange Offer will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized from such exchange and the U.S. holder’s adjusted tax basis in such SKDP Shares. The amount realized from such exchange will generally be equal to the fair market value of the Rowan Shares (plus the amount of any cash) received under the Exchange Offer. Capital gains recognized by a non-corporate U.S. holder, including an individual, will generally be subject to a maximum U.S. federal income tax rate of 15% if the SKDP Shares were held for more than one year. The deductibility of capital losses is subject to limitations. For U.S. foreign tax credit purposes, any capital gain or loss recognized by a U.S. holder under the Exchange Offer will generally be treated as gain or loss from sources within the United States. See the discussion below under “Passive Foreign Investment Company” concerning certain rules that could materially impact the taxation of U.S. holders.

Passive Foreign Investment Company

A non-U.S. corporation is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either

•	at least 75% of its gross income for such year is passive income; or

•
at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, “passive income” includes, among other things, dividends, interest, royalties, rents, annuities, and net gains from certain commodity and foreign currency transactions, subject to certain exceptions.

Based on SKDP’s lack of operating income and the amount of investment (passive) income earned by SKDP, Rowan believes that SKDP was a PFIC for the 2006, 2007 and 2008 taxable years, and that SKDP may have been a PFIC for the 2009 taxable year. Although SKDP’s PFIC status for the taxable year ending December 31, 2010 will not be determinable until the close of the year, based on SKDP’s anticipated operations during the third and fourth quarters of the year, Rowan expects that SKDP will not be a PFIC for the year. However, Rowan can provide no assurance regarding SKDP’s PFIC status for any given taxable year.

In general, if a non-U.S. corporation is a PFIC for any taxable year during which a U.S. holder holds shares of the corporation, the corporation will be treated as a PFIC with respect to the holder for all subsequent taxable years during the holder’s holding period, unless the corporation has ceased to be a PFIC and the holder makes a “deemed sale” election with respect to the shares. If a deemed sale election is made, the holder would be deemed to have sold the shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the next paragraph. In addition, a new holding period would be deemed to begin for purposes of the PFIC rules. After the deemed sale election, the corporation would not continue to be treated as a PFIC with respect to the holder, so long as the corporation does not become a PFIC in a subsequent taxable year.

If SKDP is treated as a PFIC with respect to a U.S. holder, and the holder has not made a timely and valid “mark-to-market” election or “qualified electing fund” election, the holder will be subject to the following rules with respect to any gain recognized as a result of its participation in the Exchange Offer:

•	the recognized gain will be allocated ratably over the holder’s holding period for the SKDP Shares;

•	the amount allocated to the current taxable year, and any taxable years in the holder’s holding period prior to the first taxable year in which SKDP was a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year, and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If SKDP is treated as a PFIC with respect to a U.S. holder, but the holder has made a timely and valid mark-to-market election or qualified electing fund election, the holder would generally not be subject to the rules described in the preceding paragraph. Instead, the holder would generally be subject to the rules described in the next two paragraphs.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Rowan has not determined whether SKDP Shares would constitute “marketable stock” for purposes of this rule. Accordingly, U.S. holders are strongly urged to consult their tax advisors regarding the potential application of the mark-to-market election. If a U.S. holder has made a timely and valid mark-to-market election for its SKDP Shares, the holder would include in gross income for each taxable year that SKDP is a PFIC an amount equal to the excess, if any, of the fair market value of the shares held by the holder as of the close of the taxable year over the holder’s adjusted tax basis in the shares. The U.S. holder would be allowed a deduction for the excess, if any, of the adjusted tax basis of the shares over their fair market value as of the close of the taxable year. However, deductions would be allowable only to the extent of any net mark-to-market gains on the shares included in the holder’s gross income for prior taxable years. Amounts included in the U.S. holder’s gross income under a mark-to-market election, as well as any gain recognized as a result of the holder’s participation in the Exchange Offer, would be treated as ordinary income. Ordinary loss treatment would apply to the deductible portion of any mark-to-market loss on the shares, as well as to any loss recognized as a result of the holder’s participation in the Exchange Offer, to the extent that the amount of the loss does not exceed the net mark-to-market gains previously included for the shares.

The qualified electing fund election is available to a U.S. holder of PFIC stock only if the PFIC provides the holder with certain information regarding the corporation’s ordinary earnings and net capital gain, as required under applicable U.S. Treasury regulations. U.S. holders should consult their tax advisors as to whether the qualified electing fund election is available to them. If a U.S. holder has made a timely and valid qualified electing fund election for its SKDP Shares, the holder would include in gross income for each taxable year, (i) as ordinary income, the holder’s pro rata share of SKDP’s ordinary earnings for the taxable year and, (ii) as long-term capital gain, the holder’s pro rata share of SKDP’s net capital gain for the taxable year.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, U.S. holders of PFIC stock are required to file an annual report containing such information as the U.S. Treasury may require. U.S. holders should consult their tax advisors regarding any PFIC reporting requirements that may apply to them.

The PFIC rules are highly complex. The foregoing discussion does not address all of the potential U.S. federal income tax consequences that may be relevant to a particular U.S. holder under the PFIC rules. Accordingly, U.S. holders are strongly urged to consult their tax advisors regarding the application of the PFIC rules to them, as well as the availability and consequences of any election under the PFIC rules.

Consequences to Non-U.S. Holders

A non-U.S. holder will generally not be subject to U.S. federal income tax on the exchange of SKDP Shares for Rowan Shares (or any cash) under the Exchange Offer, unless:

•
the gain realized by the non-U.S. holder in such exchange is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. persons. A corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable tax treaty), but the gain may be offset by U.S.-source capital losses.

Information Reporting and Backup Withholding

Payments made to SKDP Shareholders under the Exchange Offer may be subject to U.S. information reporting and backup withholding. U.S. holders can avoid backup withholding by providing a correct taxpayer identification number and making any other required certification on IRS Form W-9 or by otherwise establishing an exemption from backup withholding. Non-U.S. holders can avoid backup withholding by providing a properly completed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying their non-U.S. status or by otherwise establishing an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

13.3	Consequences to Non-U.S. Holders of Owning and Disposing of Rowan Shares

The following is a discussion of certain material U.S. federal income tax consequences to non-U.S. holders of owning and disposing of Rowan Shares received under the Exchange Offer.

Distributions on Rowan Shares

If Rowan makes cash or other property distributions on Rowan Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Rowan’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in its Rowan Shares, but not below zero. Any remaining excess amount will be treated as gain realized on a sale or other disposition of the shares and will be treated as described below under “—Gain on Disposition of Rowan Shares.”

Dividends paid to a non-U.S. holder will generally be subject to a statutory U.S. federal withholding tax equal to 30% (or such lower rate specified by an applicable tax treaty) of the gross amount of the dividends. To claim the benefit of a reduced treaty rate, a non-U.S. holder must provide Rowan or its paying agent with a properly executed IRS Form W-8BEN (or applicable successor form) making certain certifications under penalty of perjury. This certification must be provided to Rowan or its paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide Rowan or its paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid to a non-U.S. holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained in the United States) will be exempt from U.S. federal withholding tax. To claim this exemption, a non-U.S. holder must provide Rowan or its paying agent with a properly executed IRS Form W-8ECI (or applicable successor form) making certain certifications under penalty of perjury. Although such effectively connected dividends will not be subject to U.S. federal withholding tax, they will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. persons. A corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Gain on Disposition of Rowan Shares

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of Rowan Shares, unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
the shares constitute “U.S. real property interests” by reason of Rowan’s status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the shares.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. persons. A corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable tax treaty), but the gain may be offset by U.S.-source capital losses.

With respect to the third bullet point above, Rowan believes that it currently is not and will not become a USRPHC. However, because the determination of whether Rowan is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests, there can be no assurance that Rowan will not become a USRPHC in the future. Even if Rowan were to become a USRPHC, if Rowan Shares continue to be regularly traded on an established securities market (which for this purpose includes the New York Stock Exchange), Rowan Shares will be treated as a U.S. real property interest only in the case of a non-U.S. holder that has owned, actually or constructively, more than 5% of the outstanding Rowan Shares at any time during the shorter of the periods described in the third bullet point above.

Information Reporting and Backup Withholding

Rowan must report annually to the IRS and to each non-U.S. holder the amount of distributions on Rowan Shares paid to such holder and the amount of any tax withheld with respect to such distributions. These reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available under a specific treaty or other agreement to the tax authorities in the non-U.S. holder’s country of residence. Backup withholding, however, will generally not apply to distributions paid to a non-U.S. holder if such holder provides Rowan or its paying agent with the required certification as to such holder’s foreign status, such as a properly executed IRS Form W-8BEN or IRS Form W-8ECI, and Rowan or its paying agent does not have actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient, or certain other requirements are met. Information reporting and backup withholding will generally not apply to the payment of the proceeds from a sale or other disposition of Rowan Shares within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the required certification described above and does not have actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient, or certain other requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

New Legislation Relating to Foreign Accounts

Newly enacted U.S. legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation would impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, Rowan Shares paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. SKDP Shareholders should consult their tax advisors regarding this legislation.

14.	ADDITIONAL INFORMATION

14.1	Name, Incorporation and Registered Office

Rowan is a corporation incorporated and operating under the laws of the State of Delaware. The company’s charter number is 0418601.

The legal and commercial name of the Company is Rowan Companies, Inc.

The principal executive offices of the Company are located at:

2800 Post Oak Boulevard
Suite 5450
Houston, TX  77056
United States
Tel: +1 713 621-7800

Rowan’s web site is www.rowancompanies.com.

Rowan was incorporated in the State of Delaware on December 15, 1947.

14.2	Legal Structure

Rowan is a publicly traded company, listed on the New York Stock Exchange under the symbol “RDC”.  Rowan is the ultimate parent company of 60 subsidiaries, all of which are 100% owned, except Rowandrill Malaysia Sdn Bhd (of which Rowan owns 49%).

Below is an overview of the structure of the Rowan group of companies showing the subsidiaries directly owned by Rowan.

14.3	Legal and Arbitration Proceedings

During 2005, Rowan lost four offshore rigs, including the Rowan-Halifax, and incurred significant damage on a fifth as a result of Hurricanes Katrina and Rita.  The Company had leased the Rowan-Halifax under a charter agreement that commenced in 1984 and was scheduled to expire in March 2008.  The rig was insured for $43.4 million, a value that Rowan believes to be more than sufficient to satisfy its obligations under the charter agreement, and by a margin sufficient to cover the $6.3 million carrying value of Rowan equipment installed on the rig.  However, the parties holding interests in the rig under the charter claimed that the rig should have been insured for its fair market value and sought recovery from Rowan for compensation above the insured value.  Thus, Rowan assumed no insurance proceeds related to the Rowan-Halifax and recorded a charge during 2005 for the full carrying value of its equipment.  On November 3, 2005, the Company filed a declaratory judgment action styled Rowan Companies, Inc. vs. Textron Financial Corporation and Wilmington Trust Company as Owner Trustee of the Rowan-Halifax 116-C Jack-Up Rig in the 215th Judicial District Court of Harris County, Texas.  The owner interests filed a counterclaim for a variety of relief, claiming a right to payment under the charter based on a post-casualty rig valuation of approximately $83 million.  The insurance proceeds were placed in escrow.  The district court ultimately granted judgment against Rowan for the difference between (a) what Rowan had already paid to the Owner Trustee out of the escrowed insurance proceeds and (b) that rig valuation.  On March 31, 2009, the Court of Appeals for the 14th District of Texas reversed this judgment, holding that the Company’s interpretation of the charter was substantially correct, but directing Rowan to pay additional amounts due under the charter.  The Company has since made this payment out of the escrowed insurance proceeds.  In addition, the Court of Appeals remanded the case for further proceedings in the district court to resolve additional issues and to determine the parties’ respective rights to the balance of the escrowed insurance proceeds, which is currently $21.4 million.  The owner interests filed a motion for rehearing of the Court of Appeals’ decision.  On October 8, 2009, the Court of Appeals denied the motion, but issued a substitute opinion to clarify the scope of the remand.  The Court of Appeals again held that the trial court is to resolve issues concerning the proper disposition of excess insurance proceeds.  The Court of Appeals further held that the owner interests’ claim that Rowan breached the charter agreement by failing to maintain adequate insurance remains to be decided by the trial court.  The owner interests filed another motion for rehearing, which motion was denied in January 2010.  On March 22, 2010, the owner interests filed its petition for review in the Supreme Court of Texas.  The Company believes that no further payment is owed to the opposing parties under the charter and intends to pursue that position vigorously in all subsequent court proceedings.

During 2004, Rowan learned that the Environmental and Natural Resources Division, Environmental Crimes Section of the U.S. Department of Justice (“DOJ”) had begun conducting a criminal investigation of environmental matters involving several of the Company’s offshore drilling rigs, including a rig known as the Rowan-Midland, which at various times operated in the Gulf of Mexico.  In 2007, the Company entered into a plea agreement with the DOJ, as amended, under which the Company paid fines and made community service payments totaling $9 million and agreed to be subject to unsupervised probation for a period of three years, ending November 2010.  During this period the Company must ensure that it commits no further criminal violations of federal, state, or local laws or regulations and must also continue to implement its comprehensive Environmental Management System Plan.  Subsequent to the conduct at issue, the Company sold the Rowan-Midland to a third party.  Concurrent with the plea agreement, the Environmental Protection Agency approved a compliance agreement with Rowan which, among other things, contains a certification that the conditions giving rise to the violations to which the Company entered guilty pleas have been corrected.  The Company believes that if it fully complies with the terms of the compliance agreement, it will not be suspended or debarred from entering into or participating in contracts with the U.S. Government or any of its agencies.

On January 3, 2008, a civil lawsuit styled State of Louisiana, ex. rel. Charles C. Foti, Jr., Attorney General vs. Rowan Companies, Inc. was filed in U.S District Court, Eastern District of Texas, Marshall Division, seeking damages, civil penalties and costs and expenses for alleged commission of maritime torts and violations of environmental and other laws and regulations involving the Rowan-Midland and other facilities in areas in or near Louisiana.  Subsequently, the case was transferred to U.S. District Court, Southern District of Texas, Houston Division.  On July 28, 2010, the District Court dismissed the claims of the plaintiff.  At this time, the Company is not aware of any appeal by the plaintiff.  The Company intends to vigorously defend its position in this case but cannot estimate any potential liability at this time.

In June 2007, Rowan received a subpoena for documents from the U.S. District Court, Eastern District of Louisiana, relating to a grand jury hearing.  The agency requesting the information is the U.S. Department of the Interior, Office of Inspector General Investigations.  The documents requested include all records relating to use of the Company’s entertainment facilities and entertainment expenses for a former employee of the Minerals Management Service, U.S. Department of Interior, and other records relating to items of value provided to any official or employee of the U.S. Government.  The Company fully cooperated with the subpoena.

The construction of Rowan’s fourth Tarzan-class jack-up rig, the J.P. Bussell, was originally subcontracted to an outside Gulf of Mexico shipyard, Signal International LLC (“Signal”), and scheduled for delivery in the third quarter of 2007 at a total cost of approximately $145 million.  As a result of various problems encountered on the project, Rowan exercised its right to take over the rig construction pursuant to the terms of the construction contract, and Signal turned the rig over to the Company in March 2008.  The rig was later completed by the Company more than one year behind schedule, and its final cost was approximately 40% over the original estimate.  Accordingly, Rowan has declared Signal in breach of contract and initiated court proceedings styled Rowan Companies, Inc. and LeTourneau Technologies, Inc. vs. Signal International LLC in the 269th Judicial District Court of Harris County, Texas, to recover the cost to complete the rig over and above the agreed contract price and other damages, plus interest.  Signal filed a separate counterclaim against Rowan styled Signal International LLC vs. LeTourneau, Inc., in the U.S. District Court, Southern District of Texas, Houston Division, alleging breach of contract and claiming unspecified damages for cost overruns.  That case has been administratively stayed in favor of the State Court proceeding filed by the Company.  Signal reasserted its claimed damages for amounts owed and additional costs incurred, totaling approximately $88 million, as a counterclaim in the State Court suit.  The Company intends to vigorously defend its rights under the contract.  The Company does not believe that it is probable that Signal will prevail in its claim and has made no accrual for such at June 30, 2010.

During 2005, the Company learned that the DOJ was conducting an investigation of potential antitrust violations among helicopter transportation providers in the Gulf of Mexico.  Rowan's former aviation subsidiary, which was sold effective December 31, 2004, received a subpoena in connection with the investigation.  The Company has not been contacted by the DOJ, but the purchaser claimed that Rowan is responsible for any exposure it may have.  The Company has disputed that claim. On August 6, 2009, the Company received a letter from the purchaser informing the Company that Rowan’s former aviation subsidiary has been named as a defendant in a purported class action lawsuit alleging antitrust violations and claiming that Rowan is responsible for any exposure the purchaser may have under the lawsuit.  The Company disputes that claim as well.

Rowan is involved in various other legal proceedings incidental to its businesses and is vigorously defending its position in all such matters.

Other than as described above, the Company has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware), during a period covering the last twelve months which may have, or have had in the recent past, significant effects on the Group’s financial position or profitability.

14.4	Material Contracts

See “Long-term Debt” in Section 8.4 (“Liquidity and Capital Resources”) for a summary of our material financing contracts, other than contracts entered into in the ordinary course of business, to which we are party, for the three years immediately preceding publication of this Document as well any other contract (not being a contract entered into in the ordinary course of business) entered into by us which contains any provision under which we have any obligation or entitlement that is material to us as at the date of this Document. In addition, a description of specific material financing contracts follows below.

Contracts with U.S. Department of Transportation’s Maritime Administration (“MARAD”).  Rowan’s first two Tarzan Class jack-up rigs and each of our four Super Gorilla class rigs were substantially financed through long-term bank loans guaranteed by MARAD. Under the MARAD Title XI program, we obtained financing as a reimbursement for qualifying expenditures up to a pre-approved limit and based upon actual construction progress.  Each note requires semi-annual payments of principal and interest and is secured by a preferred mortgage on the rig.  See the table under the heading Long-term Debt in Section 8.4 (“Liquidity and Capital resources”) for a summary of the status of each of our Title XI borrowings at December 31, 2009.

In August 2009, we fixed the interest rate for the remaining term on the $65.7 million of outstanding MARAD debt collateralized by the offshore rig, Bob Keller, at an annual rate of 3.525%.  Prior to that time, the rate floated based on a short-term commercial-paper rate plus 0.15%.

Obligation Purchase Agreement with Citigroup.  Effective November 16, 2009, we entered into an obligation purchase agreement with Citigroup Global Markets Inc., relating to the issuance and sale of $124,859,000 United States Government Guaranteed Ship Financing Obligations, Gorilla VIII Series, 3.158% Fixed Rate Note due July 15, 2021 in an exempt offering (the “New Note”) to refinance the floating rate obligation (“Prior Note”) used to finance the construction cost of the Bob Palmer offshore drilling rig.  Prior to that time, the rate floated based on a short-term commercial-paper rate plus 0.25%. Other than the interest rate, the New Note has the same material terms and conditions as the Prior Note. The proceeds from the New Note will be used to redeem the Prior Note.

The obligation purchase agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, other obligations of the parties and termination provisions.

On November 24, 2009, the Company successfully completed the issuance and sale of the New Note to refinance the Prior Note. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2010. The New Note will mature on July 15, 2021.  The New Note will be subject to semi-annual redemption at 100% of its principal amount, plus accrued interest, through the operation of a mandatory redemption schedule and through certain mandatory and optional redemptions. The Notes are the Company’s senior secured obligations.

Underwriting Agreement for issuance of $500 million in 7.875% Senior Notes due 2019.  On July 15, 2009, we entered into an underwriting agreement with Barclays Capital Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, relating to the issuance and sale in an underwritten public offering by the Company of $500 million aggregate principal amount of 7.875% Senior Notes due 2019 (the "Senior Notes"). The offer and sale of the Senior Notes was registered with the Securities and Exchange Commission pursuant to the Company's Registration Statement on Form S-3 (File No. 333-160579), which became effective upon filing with the Securities and Exchange Commission on July 15, 2009. The material terms of the offering are described in the prospectus supplement dated July 15, 2009, which was filed by the Company with the Securities and Exchange Commission on July 16, 2009.  The underwriting agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, certain investment and commercial banking and financial advisory services to the Company and its subsidiaries and affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of Barclays Capital Inc. own approximately 7% of the Company's common stock.  The Senior Notes constitute a new series of debt securities under an indenture dated as of July 21, 2009 (the "Base Indenture"), between the Company and U.S. Bank National Association, as trustee, as amended and supplemented by the first supplemental indenture dated as of July 21, 2009 (the "First Supplemental Indenture") between the Company and U.S. Bank National Association, setting forth the specific terms applicable to the Senior Notes.

On July 21, 2009, the Company completed the issuance and sale of $500 million aggregate principal amount of 7.875% Senior Notes. Net proceeds to the Company, after underwriting discount and offering expenses, were $492 million.  The Company intends to use the net proceeds from the offering for general corporate purposes.  Interest on the Senior Notes is payable in semi-annual installments of $19.7 million on February 1 and August 1 of each year, commencing in 2010.  No principal payments are required prior to maturity.

The Company may, at its option, redeem all or part of the Senior Notes at any time at a make-whole price.  The Senior Notes are general unsecured, senior obligations that rank (a) pari passu in right of payment with any of the Company’s existing and future unsecured indebtedness that is not by its terms subordinated to the Senior Notes, including any indebtedness under the Company’s senior revolving credit facility (other than letter of credit reimbursement obligations that are secured by cash deposits), (b) effectively junior to the Company’s existing and future secured indebtedness (including indebtedness under its secured notes issued pursuant to the MARAD Title XI program to finance several offshore drilling rigs), in each case, to the extent of the value of the Company’s assets constituting collateral securing that indebtedness and (c) effectively junior to all existing and future indebtedness and other liabilities of the Company’s subsidiaries (other than indebtedness and liabilities owed to the Company).

Additional Provisions of MARAD Contracts and Underwriting Agreement. Our debt agreements contain provisions that require minimum levels of working capital and stockholders’ equity and limit the amount of long-term debt and, in the event of noncompliance, restrict investment activities, asset purchases and sales, lease obligations, borrowings and mergers or acquisitions. Our debt agreements also specify the minimum insurance coverage for our financed rigs.  The extent of hurricane damage sustained throughout the Gulf Coast area in recent years has dramatically increased the cost and reduced the availability of insurance coverage for windstorm losses. As a result, we determined that windstorm coverage meeting the requirements of our existing debt agreements was cost-prohibitive.  At the Company’s request, MARAD waived certain windstorm insurance coverage requirements under the loan agreements, for which the Company agreed to a covenant to maintain a minimum cash balance, which is currently $25 million.  Rowan remains subject to restrictions on the use of certain insurance proceeds should the Company experience future windstorm losses.  Each of these security provisions will be released by MARAD should Rowan be able to obtain windstorm coverage that satisfies the original terms of its debt agreements.

June 30, 2008 Credit Agreement.  On June 23, 2008, we entered into a Credit Agreement dated as of such date (the “Credit Agreement”) among the Company, the lenders party thereto, Bayerische Hypo-Und Vereinsbank AG, as syndication agent, Amegy Bank National Association, as documentation agent, and Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, whereby the Company may borrow, on a revolving basis, up to $155 million. The Company may, subject to lender consent, increase the size of the facility up to $250 million. The Company intends to use the facility, as needed, for general corporate purposes. Certain of the Company’s subsidiaries agreed to act as guarantors of the Company’s obligations under the Credit Agreement.

In the Credit Agreement, the Company and the subsidiary guarantors have agreed to certain covenants, including financial covenants limiting the total indebtedness of the Company on a consolidated basis. The Credit Agreement also contains events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Credit Agreement.  The underlying credit agreement limits new borrowings, requires minimum cash flows, provides that the facility will not be available in the event of a material adverse change in our condition, operations, business, assets, liabilities or ability to perform, and otherwise contains restrictions similar to those noted above.

14.5	Auditor and Advisors

The Company’s independent registered public accounting firm is Deloitte & Touche LLP of 1111 Bagby Street, Suite 4500, Houston, Texas, 77002. Deloitte & Touche LLP has been the Company’s auditor for the period covered by the historical financial information included in this Document. Deloitte & Touche LLP is registered with the Public Company Acounting Oversight Board.

Pareto Securities, of Dronning Mauds gate 3, PO Box 1411 Vika, NO-0115 Oslo, Norway, acts as financial advisor to and Receiving Agent for Rowan in connection with the Exchange Offer.

Latham & Watkins LLP of 717 Texas Avenue, 16th floor, Houston TX 77002, acts as US counsel to Rowan in connection with the Exchange Offer.

Wiersholm, Mellbye & Bech advokatfirma AS of Ruseløkkveien 26, N-0115 Oslo, Norway, acts as Norwegian counsel to Rowan in connection with the Exchange Offer.

14.6	Statement regarding Sources

The information in this Document that has been sourced from third parties has been accurately reproduced and as far as the Company is aware and able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

14.7	Documents on Display

Copies of the following documents will be available for inspection at Rowan’s principal offices at 2800 Post Oak Blvd. Suite 5450, Houston, TX  77056, United States office during normal business hours from Monday to Friday each week (except public holidays) for a period of 12 months from the date of this Document:

•	the Company’s Amended and Restated Bylaws;

•	the Company’s Restated Certificate of Incorporation;

•
the consolidated audited financial statements of the Company as of, and for the years ended, December 31, 2009, 2008, 2007 and the Company’s unaudited condensed consolidated financial statement as of, and for the six months ended June 30, 2010 (with comparable figures as of, and for the six months ended June 30, 2009); and

•	this Document.

14.8	Incorporation by Reference

The information incorporated by reference in this Document shall be read in connection with the cross reference list set out in the table below. Except as provided in this Section, no information is incorporated by reference in this Document.

The Company incorporates by reference the Company’s audited consolidated financial statements as of, and for the years ended, December 31, 2009, 2008 and 2007, and the Company’s unaudited condensed consolidated financial statements as of, and for the three and six months ended, June 30, 2010 (with comparable figures as of, and for the three and six months ended, June 30, 2009).

Section in the Document	Disclosure requirement of the Document	Reference document and link
Sections 7,8	Audited historical financial information (Annex I, Section 20.1)	2009: Rowan’s Annual Report on Form 10-K for the year ended December 31, 2009 http://sec.gov/Archives/edgar/data/85408/000008540810000006/0000085408-10-000006-index.htm 2008:
Rowan’s Annual Report on Form 10-K for the year ended December 31, 2008 http://sec.gov/Archives/edgar/data/85408/000095012909000706/0000950129-09-000706-index.htm 2007:
Rowan’s Annual Report on Form 10-K for the year ended December 31, 2007 http://sec.gov/Archives/edgar/data/85408/000095012908001384/0000950129-08-001384-index.htm
Sections 7,8	Audit report (Annex I, Section 20.4.1)	2009: Rowan’s Annual Report on Form 10-K for the year ended December 31, 2009 http://sec.gov/Archives/edgar/data/85408/000008540810000006/0000085408-10-000006-index.htm
2008: Rowan’s Annual Report on Form 10-K for the year ended December 31, 2008 http://sec.gov/Archives/edgar/data/85408/000095012909000706/0000950129-09-000706-index.htm
2007: Rowan’s Annual Report on Form 10-K for the year ended December 31, 2007 http://sec.gov/Archives/edgar/data/85408/000095012908001384/0000950129-08-001384-index.htm
Sections 7.2	Accounting policies (Annex I, Section 20.1)	Rowan’s Annual Report on Form 10-K for the year ended December 31, 2009 http://sec.gov/Archives/edgar/data/85408/000008540810000006/0000085408-10-000006-index.htm

Sections 7,8	Interim financial information (Annex I, Section 20.6.1)
The period ended June 30, 2010:

Rowan’s Quarterly Report on Form 10-Q for the period ended June 30, 2010

http://sec.gov/Archives/edgar/data/85408/000008540810000015/0000085408-10-000015-index.htm

The period ended March 30, 2010:

Rowan’s Quarterly Report on Form 10-Q for the period ended March 31, 2010

http://sec.gov/Archives/edgar/data/85408/000008540810000012/0000085408-10-000012-index.htm

15.	NORWEGIAN SUMMARY

This section provides a summary in Norwegian of certain parts of the information included in this Document. The summary does not include all the information contained in the English text. The English version is the legally binding version, and in case of discrepancies between the Norwegian summary and the English text, the latter will prevail.

Dette kapittelet inneholder et norsk sammendrag av enkelte deler av informasjonen i dette Dokumentet. Sammendraget inneholder ikke all den informasjon som er inntatt i den engelske teksten. Den engelske versjonen er den juridisk bindende, og ved eventuelle avvik mellom det norske sammendraget og den engelske teksten vil sistnevnte gjelde.

Dette sammendraget må leses som en innledning til den øvrige, engelske teksten og vedleggene til dette Dokumentet. Alle beslutninger om å akseptere Tilbudet og å investere i Rowan aksjer bør baseres på en vurdering av Dokumentet i sin helhet. Dersom et krav knyttet til informasjonen i dette Dokumentet bringes inn for en domstol, kan saksøkende investor i henhold til nasjonal lovgivning i et land som er medlem av Det europeiske økonomiske samarbeidsområdet (“EØS”), måtte dekke kostnader forbundet med oversettelse av dette Dokumentet, før saken behandles. De personer som har utarbeidet den norske oversettelsen av sammendraget kan ikke holdes sivilrettslig ansvarlig for dette med mindre det er villedende, unøyaktig eller selvmotsigende når det leses sammen med den engelskspråklige delen av Dokumentet.

15.1	Tilbudet

15.1.1	Innledning

Rowan fremsetter herved et tilbud overfor aksjonærene i Skeie Drilling & Production ASA (”SKDP”) om å kjøpe alle utstedte og utestående SKDP-aksjer som ikke allerede er eid av Rowan eller er kjøpt i henhold til Aksjekjøpsavtalen (”Tilbudet”).

15.1.2	Nærmere om Tilbudet

Den 1. juli 2010 kunngjorde Rowan at selskapet hadde inngått en aksjekjøpsavtale (”Aksjekjøpsavtalen”) med Skeie Technology AS, Skeie Tech Invest AS og Wideluck Enterprises Limited samt innhentet ugjenkallelige forpliktelser fra Skeie Holding AS og Trafalgar AS (sammen kalt ”Selgerne”), noe som gjorde det mulig for Rowan å kjøpe alle SKDP-aksjene til Selgerne.

Til sammen eier Selgerne 1.037.006.792 ordinære SKDP-aksjer eller 48,8 % av det totale antall ordinære utestående aksjer. Rowan hadde tidligere kjøpt ca. 1,5 % av SKDP’s utestående ordinære aksjer. 19. juli mottok Rowan aksjene fra Skeie Holding AS og Trafalgar AS i henhold til Selskapets instruks om gjennomføring av de ugjenkallelige forpliktelsene.

I henhold til vilkårene i Aksjekjøpsavtalen og ugjenkallelige forpliktelser fra Selgerne vil Rowan utstede 0,00574167 Rowan-aksjer for hver SKDP-aksje som Selgerne innehar (eller 5.741,67 Rowan-aksjer per 1 million SKDP-aksjer), for totalt ca. 5.954.151 Rowan-aksjer). Dette bytteforholdet ble fremforhandlet på grunnlag av en verdi på NOK 1 per SKDP-aksje, en aksjekurs for Rowan på USD 27,30 per aksje og en vekslingskurs mellom NOK og USD på 6,38. SKDP-aksjene som er kjøpt eller skal kjøpes fra Selgerne og de SKDP-aksjene som tidligere er kjøpt av Rowan, utgjør til sammen 50,3 % av SKDP’s utestående ordinære aksjer.

Aksjekjøpsavtalen ble utbetinget 19. juli 2010. Gjennomføringen av Aksjekjøpsavtalen vil sammenfalle med datoen da oppgjøret finner sted for SKDP-aksjonærene som aksepterer Tilbudet i løpet av de første 14 dagene av Tilbudsperioden.

I henhold til Aksjekjøpsavtalen forpliktet Rowan seg til å fremsette et ubetinget offentlig tilbud på de gjenværende ordinære SKDP-aksjene på samme vilkår. Det følger av Aksjekjøpsavtalen at vederlaget per aksje som tilbys i et slikt offentlig tilbud skal være identisk med vederlaget per aksje som Selgerne mottar.

I løpet av august 2010 har Rowan inngått avtaler om å kjøpe ytterligere 387,3 millioner SKDP-aksjer, tilsvarende ca. 18,2% av SKDPs utestående aksjer. Disse aksjene erverves til samme vederlag som avtalt med Selgerne i Akskjøpsavtalen og de ugjenkallelige forpliktelsene nevnt ovenfor. Sammen med SKDP aksjene som Rowan tidligere har ervervet eller avtalt å erverve utgjør disse aksjene 68,5% av SKDPs utestående aksjer.

15.1.3	Vederlag – Bytteforhold

Som vederlag i Tilbudet tilbyr Rowan å utstede 0,00574167 Rowan-aksjer (”Vederlagsaksjene”) for hver SKDP-aksje som på gyldig måte er akseptert solgt i Tilbudet. Se punkt 10.3 (”The Shares”) for en beskrivelse av Rowan-aksjene.

Brøkdeler av Vederlagsaksjene vil ikke bli tildelt og utstedt til SKDP-aksjonærene under Tilbudet. Rettigheter til brøkdeler av vederlagsaksjer vil bli utbetalt i norske kroner netto etter fradrag for utbetalingskostnader basert på en pris per aksje for Rowan-aksjen på USD 27,30 og en vekslingskurs mellom NOK og USD på 6,38.

Dette er det samme bytteforholdet som ble avtalt i Aksjekjøpsavtalen, ref. punkt 5.2 (”Background to the Exchange Offer”).

På grunnlag av sluttkursen på Rowan-aksjene på New York Stock Exchange den 19. august 2010 på USD 25,21 og en vekslingskurs mellom USD og NOK på 6,19, verdsetter bytteforholdet den totale aksjekapitalen til SKDP til ca. NOK 1.904 millioner.

Ingen rentekompensasjon vil bli betalt til SKDP-aksjonærer som aksepterer tilbudet.

Dersom du etter amerikansk verdipapirlovgivning som kommer til anvendelse på Tilbudet anses å eie SKDP aksjer med omsetningsbegrensninger vil du også motta Rowan aksjer med omsetningsbegrensninger. Du vil kunne anses å ha aksjer med omsetningsbegrensninger dersom du er et tilknyttet selskap av eller en vesentlig aksjeeier i SKDP og kjøpte SKDP aksjene dine i en transaksjon eller rekke av transaksjoner som ikke inneholdt et offentlig tilbud. Rowan har inngitt et registreringsdokument til U.S. Securities and Exchange Commission for å åpne for at Rowan aksjer underlagt omsetningsbegrensninger kan videreselges i USA. Du bør kontakte Oppgjørsagenten for å få nødvendig dokumentasjon hvis du mottar Rowan aksjer med omsetningsbegrensninger og ønsker å aksjene registrert under dette registreringsdokumentet. Se punkt 5.9 (”Listing of the Consideration Shares”) punkt 10.3 (”The Shares”) for en nærmere beskrivelse av Vederlagsaksjene og mulige begrensninger i omsetteligheten til Vederlagsaksjene.

Vederlagsaksjene vil ha fulle aksjonærrettigheter, herunder rett til utbytte, fra tidspunktet da Aksjene leveres til SKDP-aksjonærene som aksepterer Tilbudet ved oppgjøret av Tilbudet. Se punkt 10.4 (”Voting Rights”) for en beskrivelse av stemmeretten til Vederlagsaksjene. Se punkt 5.9 (”Listing of the Consideration Shares”) for en beskrivelse av noteringen av Vederlagsaksjene på New York Stock Exchange.

Aksept av Tilbudet kan utløse gevinstbeskatning eller gi et fradragsberettiget tap i realisasjonsåret for SKDP-aksjonærer som er underlagt norske skatteregler. Se punkt 12 (”Norwegian Taxation”) for en kort beskrivelse av visse skattevirkninger av Tilbudet for SKDP-aksjonærer som er underlagt norsk skattelovgivning. Se også punkt 13 (“Material U.S. Federal Income Tax Consequences”) for en gjennomgang av visse viktige skattekonsekvenser når det gjelder amerikansk inntektskatt for (1) SKDP-aksjonærer for å delta i Tilbudet og (2) ikke-amerikanske aksjeeiere for å eie og avhende Rowan-aksjer mottatt under Tilbudet.

15.1.4	Betingelser for Tilbudet

Tilbudet er uten betingelser.

15.1.5	Tilbudsperioden

Tilbudsperioden starter 24. august 2010 og avsluttes 14. september 2010 kl. 16.30 CET (Utløpsdatoen).

Rowan kan forlenge Tilbudsperioden én eller flere ganger, men ikke utover 2. november 2010. Forlengelser av Tilbudsperioden må kunngjøres før utløpet av Tilbudsperioden på den måten som er beskrevet i punkt 5.10 (”Announcements”). Enhver aksept av Tilbudet som er mottatt av Oppgjørsagenten er bindende selv om Tilbudsperioden forlenges.

15.2	Aksept av Tilbudet

15.2.1	Aksept av Tilbudet

For at en SKDP-aksjonær skal anses for å ha akseptert Tilbudet, må Oppgjørsagenten motta en riktig utfylt Akseptblankett (inkludert i engelskspråklig versjon i Vedlegg 2 og i norskspråklig versjon i Vedlegg 3) (eller en kopi av denne) samt amerikansk skatteskjema (IRS Form W-9, skal benyttes av amerikanere, mens IRS Form W-8BEN, (eventuelt annet Form W-8 skjema) skal benyttes av ikke-amerikanere) (eller kopi av slikt skjema). Både Akseptblanketten og skatteskjemaet må være korrekt og undertegnet, og må være mottatt av Oppgjørsagenten på eller før Utløpsdatoen, dvs. innen 16.30 CET den 14. september 2010, eller, dersom Tilbudsperioden har blitt utvidet, innen 16.30 CET på den nye Utløpsdatoen. IRS Form W-9 er vedlagt som Vedlegg 4 og IRS Form W-8BEN er vedlagt som Vedlegg 5.

Akseptblanketten og det amerikanske skatteskjemaet, korrekt utfylt og undertegnet, kan sendes med ordinær post eller faks eller leveres på annen måte, sammen med eventuelle andre nødvendige dokumenter, til Oppgjørsagenten til følgende adresse:

Pareto Securities AS
Dronning Mauds gate 3
Postboks 1411 Vika
0115 Oslo
Tel:   22 87 87 00
Faks: 22 83 43 09

Dersom en SKDP-aksjonær ønsker å akseptere Tilbudet for mindre enn alle de SKDP-aksjene som er registrert på aksjonærens VPS-konto, må vedkommende aksjonær fylle ut andre avsnitt i Akseptblanketten. Med mindre noe annet er uttrykkelig angitt i Akseptblanketten, vil en aksept av Tilbudet anses å omfatte samtlige av SKDP aksjene til den aktuelle SKDP-aksjonæren.

SKDP-aksjonærer som aksepterer Tilbudet bes fylle inn et norsk kontonummer i Akseptblanketten for å gjøre det enklere å betale kompensasjon for eventuelle rettigheter til brøkdeler av Vederlagsaksjer som vil bli betalt kontant etter fradrag for overføringsgebyrer. Aksjonærer som ikke inkluderer et norsk kontonummer i Akseptblanketten vil få betaling i form av betalingsanvisning/ sjekk. Det gjøres oppmerksom på at slike betalinger vil imidlertid bare bli utført dersom kompensasjonen for rettigheter til brøkdeler av Vederlagsaksjer overstiger overføringsgebyrene.

Aksept av Tilbudet er ugjenkallelig og kan ikke tilbakekalles, verken helt eller delvis, før eller etter Utløpsdatoen. Ved å returnere Akseptblanketten til Oppgjørsagenten forplikter SKDP-aksjonæren seg til å akseptere Tilbudet på de vilkår som er gitt i dette Dokumentet og i Akseptsblanketten. SKDP-aksjonærene som aksepterer Tilbudet er dog ikke bundet av sin aksept dersom oppgjøret ikke finner sted senest 31. desember 2010.

SKDP-aksjer som det foreligger aksept for i Tilbudet, vil bli blokkert til fordel for Oppgjørsagenten på vegne av Rowan (og må ellers være fri for tredjeparts rettigheter). Det vil heller ikke være mulig for SKDP-aksjonærer å disponere over SKDP-aksjer som Tilbudet er akseptert for, etter at blokkeringen er etablert. Denne restriksjonen vil bare gjelde for de SKDP-aksjene det foreligger aksept for, og SKDP-aksjonærer kan fritt disponere alle andre verdipapirer som er registrert på VPS-kontoen. SKDP-aksjonærer som aksepterer Tilbudet vil beholde eierskap til sine SKDP-aksjer samt alle aksjonærrettigheter frem til Tilbudet er gjennomført. Ved å akseptere Tilbudet gir hver SKDP-aksjonær Oppgjørsagenten ugjenkallelig fullmakt til å registrere slik blokkering av sine SKDP-aksjer og til å overføre slike SKDP-aksjer til Rowan ved gjennomføring av Tilbudet.

Rowan har ikke plikt til å godta Akseptblanketter som mottas av Oppgjørsagenten etter Utløpsdatoen, men Rowan kan velge å godta slike Akseptblanketter. Rowan forbeholder seg også retten til å behandle en aksept som gyldig, helt eller delvis, selv om den inneholder feil, mottatt på annen måte er foretatt på uregelmessig vis, det ikke er vedlagt et gjeldende amerikansk skatteskjema eller andre nødvendige dokumenter eller Akseptblanketten er sendt til et annet sted enn Oppgjørsagentens adresse. I så tilfelle vil oppgjøret (som definert i dette Dokumentet) og/eller leveringen av Vederlagsaksjene bli fullført når feilene ved aksepten er rettet opp og alle nødvendige dokumenter er tilfredsstillende mottatt av Rowan. Enhver aksept av Tilbudet må være utbetinget. Rowan forbeholder seg retten til å anse enhver betinget aksept  som ubetinget. Verken Rowan, Oppgjørsagenten eller andre personer vil ha plikt til å varsle om feil eller mangler når det gjelder aksepter og vil heller ikke ha noe ansvar for at slikt varsel ikke er gitt.

15.2.2	Oppgjør

Oppgjør av SKDP-aksjene som på gyldig måte er tilbudt for salg og mottatt hos Oppgjørsagenten i perioden fra 24. august 2010 til 7. september 2010 vil finne sted den 10. september 2010. Deretter vil oppgjør finne sted for resten av SKDP-aksjene tilbudt under Tilbudet straks etter utløpet av Tilbudsperioden. Slikt oppgjør er forventet å skje ca. den 21. september 2010 og vil under ingen omstendighet skje senere enn 14 dager etter Tilbudsperiodens utløp.

Ved oppgjør skal SKDP-aksjene som på gyldig måte er akseptert solgt i henhold til Tilbudet bli overført til Rowan mot utstedelse av Vederlagsaksjene. Vederlagsaksjene vil bli registrert av Rowans overføringsagent, Wells Fargo Bank N.A., og hver aksjonær vil bli tilsendt en erklæring om direkte registrering som bevis på deres eierskap til Vederlagsaksjene.

15.2.3	Medsalgsrett

Det er fastsatt i SKDP’s vedtekter § 8 at hver SKDP-aksjonær skal ha en medsalgsrett, som er beskrevet nærmere i vedtektene, til å selge deres SKDP-aksjer dersom Skeie Technology AS eller dets respektive Tilknyttede Selskaper selger mer enn 25 % av det totale antall aksjer i SKDP. En engelsk oversettelse av vedtektsbestemmelsen er inntatt i kap.  5.19 (”Tag-Along Rights”).

Salget av SKDP-aksjene til Skeie Technology AS og Skeie Tech Invest AS til Rowan i henhold til Aksjekjøpsavtalen utløser medsalgsrett som beskrevet i SKDP’s vedtekter § 8. Dette Tilbudet er gitt på samme bytteforhold som Skeie Technology AS og Skeie Tech Invest AS selger sine SKDP-aksjer etter Aksjekjøpsavtalen. Videre er Tilbudet ubetinget med en Tilbudsperiode på 21 kalenderdager, SKDP-aksjonærer kan selge noen av eller alle sine SKDP-aksjer i henhold til Tilbudet og SKDP-aksjonærer som aksepterer Tilbudet de første 14 dagene av Tilbudsperioden vil motta oppgjør på samme dag som Skeie Technology AS og Skeie Tech Invest AS. Derfor er Rowan, Skeie Technology AS, Skeie Tech Invest AS og SKDP av den oppfatning at fremsettelsen og gjennomføringen av Tilbudet vil oppfylle medsalgsretten til SKDP-aksjonærene etter vedtektene § 8. Dersom en SKDP-aksjonær likevel ønsker å utøve medsalgsretten formelt og selge et antall av sine SKDP-aksjer til Rowan på slike vilkår, vil Rowan inngå en separat aksjekjøpsavtale med denne SKDP-aksjonæren i stedet for å kjøpe deres SKDP-aksjer i henhold til Tilbudet. SKDP-aksjonærer som ønsker å inngå en separat aksjekjøpsavtale med Rowan må kontakte Oppgjørsagenten. De viktigste følgene av å inngå en slik aksjekjøpsavtale med Rowan i stedet for tilbudte SKDP-aksjer i henhold til Tilbudet vil være som følger:

•	at den selgende SKDP-aksjonæren vil være nødt til å gi de samme inneståelsene og garantiene til Rowan som er blitt gitt av Skeie Technology AS og Skeie Tech Invest AS,

•	at den selgende SKDP-aksjonæren vil være nødt til å forplikte seg til å holde Rowan skadesløs mot ethvert brudd på slike inneståelser og garantier, med visse begrensninger,

•	at Rowan vil gi visse begrensede inneståelser og garantier til denne SKDP-aksjonæren, og

•
at denne SKDP-aksjonæren vil motta verdipapirer underlagt omsetningsbegrensninger fordi avtalen vil være en rettet emisjon i henhold til amerikansk verdipapirlovgivning. Verdipapirer med restriksjoner oppbevares typisk i fysisk sertifisert form fordi elektroniske databaser ikke kan vise slike omsetningsbegrensninger. Verdipapirer underlagt omsetningsbegrensninger kan ikke tilbys igjen, selges på nytt, pantsettes eller overføres på annen måte med mindre det foreligger et unntak i US Securities Act av 1933 (med endringer) eller et gyldig registreringsdokument, og uansett bare i henhold til all gjeldende verdipapirlovgivning i enhver stat i USA eller andre aktuelle jurisdiksjoner.

Relevante klausuler er inntatt i Vedlegg 1 til dette dokumentet.

15.3	Strykning fra OTC

Etter gjennomføringen av Tilbudet, har Rowan til hensikt å avvikle registreringen av SKDP-aksjene på Norges Fondsmeglerforbunds OTC-liste.

15.4	Informasjon om SKDP

SKDP er et norsk allmennaksjeselskap som har kontrahert tre oppjekkbare rigger med avanserte spesifikasjoner, av typen ”N-class”, som er designet av og bygges av Keppel FELS Ltd. i Singapore. SKDPs hovedkontor ligger i Kristiansand.

SKDP ble etablert i 2006.

I fjerde kvartal 2006 inngikk SKDP en avtale med Keppel Fels Limited om bygging av en oppjekkbar rigg av modellen ”KFELS Class N Drilling/Production Unit” for værharde forhold. I februar og juni 2007 inngikk Selskapet ytterligere to byggekontrakter med Keppel Fels Limited for bygging av ytterligere to oppjekkbare rigger med de samme spesifikasjonene som den første riggen.

For å sikre finansieringen av de oppjekkbare riggene, gjennomførte SKDP en rettet emisjon med bruttoproveny på ca. 940 millioner NOK i løpet av første kvartal i 2007. Selskapet tok også opp to obligasjonslån på totalt 330 millioner USD i samme periode. I juli 2007 utstedte Selskapet også et konvertibelt obligasjonslån på 660 millioner NOK i tillegg til et tredje obligasjonslån på 165 millioner USD.

I 2009 gjennomførte SKDP en større restrukturering av gjelden sin. Restruktureringen resulterte nedskriving av gjeld og  konvertering av gjeld til aksjekapital for til sammen 300 millioner USD samt 85 millioner USD i ny aksjekapital.

I april 2010 gjennomførte SKDP en vellykket aksjemisjon med et bruttoproveny på ca. 30 millioner USD. I mai 2010 tok SKDP 1 Ltd., et datterselskap av SKDP, opp et nytt obligasjonslån på 225 millioner USD for å finansiere leveringen av den første riggen.

15.5	Informasjon om Rowan

15.5.1	Introduksjon og bakgrunn

Rowan Companies, Inc. er en stor tilbyder av internasjonale og nasjonale boretjenester. Rowan eier og driver også en produksjonsenhet som produserer utstyr for bore-, gruve- og trelastindustrien. Rowan Drilling Company ble etablert i Delaware i 1947 under navnet Rowan Drilling Company, Inc, og dets virksomhet representerer en videreføring av en borevirksomhet som har vært i drift siden 1923.

Rowan tilbyr boretjenester ved bruk av en flåte på 24 oppjekkbare flyttbare offshore boreplattformer og 29 markedsførte dypbrønns landboreplattformer. Vårt hovedsatsingsområde er premium oppjekkbare rigger og oppjekkbare rigger med avanserte spesifikasjoner, som våre kunder bruker til leting og utvikling offshore og, i visse områder, til brønnoverhaling.

Vi driver offshore borevirksomhet i forskjellig markeder i hele verden samt borevirksomhet på land i USA. Per datoen for dette Dokumentet hadde vi ni offshore plattformer i Midt-Østen, ni i Mexicogulfen, to i Nordsjøen, én på vei til Nordsjøen fra Vest-Afrika og én hver offshore øst i Canada, Mexico og Egypt. Per samme dato hadde vi 19 markedsførte landplattformer i Texas, ni i Louisiana og én i Alaska.

15.5.2	Sammendrag av finansiell informasjon for Rowan

Regnskapsinformasjonen som fremgår i dette punkt bør leses i samsvar med regnskapene som er referert til ved henvisning i dette Dokumentet (jf. punkt 14.8) og de andre punktene i dette Dokumentet, herunder punkt. 7 ("Operating and Financial Information") og punkt 8 ("Operating and Financial Review").

Tabellen under viser et sammendrag av historiske regnskapstall for Rowan på konsolidert basis for hvert av de tre årene med utløp 31. desember 2009, 2008 og 2007 og for halvårene og kvartalene med utløp 30. juni 2010 og 2009.

	Kvartal med utløp 30. juni		Halvår med utløp 30. juni		År med utløp 31. desember
	2010	2009	2010	2009	2009	2008	2007
	(urevidert)		(urevidert)
(i tusen USD bortsett fra beløp pr. aksje og delingsforhold)
Drift
Omsetning	$490 036	$482 160	$922 441	$976 968	$1 770 180	$2 212 736	$2 095 021
Kostnader og utgifter	359 679	351 617	693 980	648 180	1 269 167	1 554 613	1 361 148
Driftsinntekter	130 357	130 543	228 461	328 788	501 013	658 123	733 873
Andre inntekter (kostnader) – netto	(6 441)	2 509	(10 394)	3 875	78	(4 032)	5 213
Inntekt før innteksskatt	123 916	133 052	218 067	332 663	501 091	654 091	739 086
Avsetning for inntektsskatt	33 000	36 469	62 528	104 380	133 587	226 463	255 286
Nettoinntekt	$90 916	$96 583	$155 539	$228 283	$367 504	$427 628	$483 800

Basisinntekt for hver alminnelig aksje	$0,80	$0,85	$1,38	$2,01	$3,24	$3,80	$4,36
Utvannet inntekt for hver alminnelig aksje	$0,79	$0,85	$1,36	$1,99	$3,24	$3,77	$4,31

Kontantstrøm
Driftsvirksomhet	$220 473	$147 654	$210 285	$224 930	$544 094	$694 469	$432 543
Investeringsvirksomhet	(120 252)	(116 472)	(209 505)	(204 793)	(557 791)	(681 498)	(310 757)
Finansieringsvirksomhet	(11 428)	(10 113)	(29 522)	(28 704)	430 950	(75 001)	(95 369)
Økning (nedgang) i kontanter og likvide midler	$88 793	$21 069	$(28 742)	$(8 567)	$417 253	$(62 030)	$26 417

Økonomisk stilling (ved slutten av perioden)
Kontanter og likvide midler	$610 939	$213 861	$610 939	$213 861	$639 681	$222 428	$284 458
Eiendom, anlegg og utstyr — netto	$3 698 442	$3 327 878	$3 698 442	$3 327 878	$3 579 485	$3 147 528	$2 487 811
Totale eiendeler	$5 238 563	$4 599 017	$5 238 563	$4 599 017	$5 210 694	$4 548 892	$3 875 305
Langsiktig gjeld minus kortsiktig gjeld	$761 552	$323 099	$761 552	$323 099	$787 490	$355 560	$420 482
Egenkapital	$3 272 829	$2 897 372	$3 272 829	$2 897 372	$3 110 370	$2 659 816	$2 348 438

I løpet av 2009 genererte våre boreaktiviteter en omsetning på USD 1.214,9 millioner og et driftsresultat på USD 472,1 millioner, sammenlignet med henholdsvis USD 1.451,6 og 670,1 millioner i 2008.

Vår produksjonsvirksomhet utføres av LeTourneau Technologies, Inc. ("LeTourneau"), et heleid datterselskap av Selskapet med hovedkontor i Longview, Texas. LeTourneau har to virksomhetsområder: boreprodukter/–systemer samt gruvevirksomhet, skogbruk og stålproduksjon, som begge er rettet mot markeder som i stor målestokk krever stålintensive produkter med stor bæreevne og tilknyttede deler og tjenester.

I 2009 genererte vår produksjonsvirksomhet ekstern omsetning (salg til andre kunder enn Rowan) på USD 555,3 millioner og driftsresultat på USD 28,9 millioner sammenlignet med ekstern omsetning på USD 761,1 millioner og negativt driftsresultat på USD 12 millioner i 2008. Resultatet for 2008 omfattet vesentlige avsetninger og andre driftskostnader på USD 86,5 millioner. Ordrereserve for ekstern produksjon var pr. 31. desember 2009 på til sammen ca. USD 413 millioner, hvorav nesten alt var planlagt levert i 2010, sammenlignet med USD 562 millioner pr. 31. desember 2008.

15.5.3	Informasjon om trender

I mai 2010 mottok Selskapet den første nybygde EXL-Class-plattformen. EXL#1 ble satt i drift i Mexicogulfen i slutten av mai i henhold til den første av to kontrakter for arbeid frem til rundt juli 2011. I juni fikk vi en forlengelse av kontrakten for Gorilla V i Nordsjøen for ytterligere to år. Vi fikk nylig en kontrakt for en av våre plattformer som for tiden er under bygging, EXL#2, som er nærmere beskrevet under.

Selv om utnyttelsen av Selskapets offshore-plattformer ble forbedret i første og andre kvartal 2010 sammenlignet med fjerde kvartal 2009, har de høyeste dagsatsene ennå ikke vist noen vesentlig forbedring og holder seg langt under de maksimale nivåene, og våre driftsresultater har fortsatt å dra fordel fra kontrakter som ble inngått før den globale økonomiske nedgangen som startet i midten av 2008. Selv om vi har økt vår borereserve betydelig i de siste ukene, kan vi ikke garantere at vi vil fortsette å gjøre dette.

Selskapets andre EXL-Class-plattform, som for tiden er under bygging med forventet levering i september 2010, er forventet å bli satt i drift i Trinidad i løpet av fjerde kvartal i henhold til en treårskontrakt etter at byggingen er fullført i Brownswille, Texas, og etter inspeksjoner og godkjennelse.

Som rapportert tidligere, etter Deepwater Horizon-hendelsen, utstedte the Bureau of Ocean Energy Management, Regulation and Enforcement (tidligere kjent som Minerals Management Service) utstedte to Notices to Lessees (NTL-er) som implementer nye sikkerhetsregler og informasjonskrav for borevirksomhet på grunt hav i Mexicogulfen. Disse NTL-ene påvirker våre kunders mulighet til å få nye tillatelser i tide til å fortsette driften uavbrutt i henhold til eksisterende tillatelser. Selv om utnyttelsen av våre plattformer i Mexicogulfen gikk noe ned i andre kvartal 2010 sammenlignet med første kvartal, tror vi ikke at vår virksomhet frem til nå har blitt vesentlig påvirket av iverksettelsen av disse NTL-ene eller de nåværende reguleringene. En av våre plattformer i Mexicogulfen er under kontrakt, men venter på tillatelse. En annen har blitt løst fra sin kontrakt, og vi forventer at den returnerer til arbeid i Mexicogulfen på brønn-til-brønn-basis. Selskapet har for tiden ni oppjekkbare rigger i Mexicogulfen, og disse kan fra tid til annen påvirkes av reglene i disse nylige NTL-ene. Vi arbeider sammen med våre kunder for å oppfylle disse kravene. Se mer om dette i punkt 6.4 (“Trend Information”).

15.6	Sammendrag av risikofaktorer

Det følgende er et sammendrag av risikofaktorer. Denne listen er ikke uttømmende, og SKDP aksjonærer må lese punkt 2 (”Risk Factors”) for en mer detaljert beskrivelse av risiko forbundet med en aksept av Tilbudet.

•	Ervervet av SKDP vil resultere i opptak av vesentlig mer gjeld. Dette kan medføre en ytterligere økning av vår gjeldsgrad og medfølgende risiko.

•	En reduksjon av vår kredittverdighet kan ha en vesentlig negativ effekt på vår virksomhet og vår evne til å tiltrekke oss investeringer.

•	Vi operer i volatile bransjer som er svært avhengig av råvarepriser og andre faktorer utenfor vår kontroll.

•	Levering av nye offshore borerigger for tiden under bygging kan ytterligere redusere vår riggutnyttelsesgrad og daglige rater, og kan medføre behov for nedskrivning av balanseførte verdier.

•	Våre markeder er meget konkurranseutsatte, og tilfredsstillende prisnivåer er vanskelig å opprettholde.

•
Fravær av inngåelse av borekontrakter for våre uanvendte rigger eller rigger under bygging vil ha en vesentlig negativ effekt på våre resultater eller vår virksomhet. Tre av fire av våre rigger under bygging har ennå ikke borekontrakter.

•	Mange av våre borerigger er gjenstand for ødeleggelse og destruksjon av hardt vær, og vår virksomhet kan bli påvirket av trusselen om hardt vær.

•	Vår forsikringsdekning for kraftig vind kan være utilstrekkelig, kan bli kostbar, og kan bli utilgjengelig eller kostnadsprohibitiv.

•	Skattemyndigheter kan utfordre våre skatteposisjoner, og vi kan bli forhindret fra å realisere forventede skattefordeler.

•	Vår utenlandske virksomhet utgjør typisk en tilleggsrisiko, og virksomhet i særlige utenlandske områder medfører høyere kostnader.

•
De fleste av våre kontrakter er kontrakter med avtalt pris, og økninger i våre operasjonelle kostnader eller innvirkningen av generell inflasjon kan ha en negativ effekt på lønnsomheten av slike kontrakter.

•	Høye kostnader forbundet med å vedlikeholde ledige rigger kan forårsake tap, og ubenyttede rigger kan medføre behov for nedskrivning av balanseføre verdier.

•	Vi vil få redusert inntjening dersom våre kunder sier opp eller forsøker å re-forhandle våre drillingkontrakter

•	Svakhet i globale kapitalmarkeder kan svekke vår mulighet til å møte våre fremtidige kapitalbehov.

•
Vi er gjenstand for operasjonell risiko, slik som utblåsing og brønnbrann som kan resultere i miljøskader, tap av gods, personskader og dødsfall, og noen av disse vil ikke bli dekket av forsikring eller erstatning.

•
Dersom vi ikke kan få eller fornye de tillatelser og godkjenninger som er nødvendig for vår virksomhet, kan vi bli tvunget til midlertidig å innstille eller avslutte vår virksomhet, og våre offshoreinntekter kan bli redusert.

•	Endringer i verdsettelse av vår lagerbeholdning kan redusere våre fremtidige operasjonelle resultater.

•
Oppgradering av rigger, forbedringer og nye anleggsprosjekter er gjenstand for risiko som kan forårsake forsinkelser eller kostnadsoverskridelser og ha negativ innvirkning på vår finansielle posisjon, operasjonelle resultater og nettoinntekt.

•	Våre kunder kan bli ute av stand til å gi oss erstatning for ansvar som stammer fra ulike forhold.

•	Vi er gjenstand for statlige lover og regler som kan forårsake vesentlige kostnader og ansvar for oss for skader på miljø og naturressurser.

•	Reguleringen av klimagass og endringer i klima kan ha en negativ innvirkning på vår virksomhet.

15.7	Styre, ledelse og ansatte

Per datoen for dette Dokumentet består Rowans styre (“Styret”) av H. E. Lentz (Styrets leder), Robert G. Croyle, William T. Fox III, Sir Graham Hearne, Thomas R. Hix, Robert E. Kramek, Frederick R. Lausen, Lord Moynihan, P. Dexter Peacock, John J. Quicke og W. Matt Ralls.

Per datoen for dette Dokumentet består ledelsen av følgende personer:

W. Matt Ralls	President og Chief Executive Officer

John L. Buvens	Executive Vice President, Legal

Mark A. Keller	Executive Vice President, Business Development

David P. Russell	Executive Vice President, Drilling Operations

Thomas P. Burke	President og Chief Executive Officer, LeTourneau Technologies, Inc.

J. Kevin Bartol	Senior Vice President, Strategic Planning

William H. Wells	Senior Vice President, Chief Financial Officer og Treasurer

Barbara A. Carroll	Vice President, Health, Safety and Environmental Affairs

Michael J. Dowdy	Vice President, Engineering

Lisa Gauthier	Vice President and Chief Information Officer

Gregory M. Hatfield	Vice President og Controller

Melanie M. Trent	Vice President og Corporate Secretary

Terry D. Woodall	Vice President, Human Resources

George C. Jones	Compliance Officer

Per 31. desember 2009 hadde Rowan 4.846 ansatte på verdensbasis.

15.8	Aksjekapital og aksjonærer

Våre ordinære aksjer har blitt utstedt i henhold til lovgivningen i Delaware, og deres pålydende er i USD. Nominell verdi av våre ordinære aksjer er US$ 0,125.

Rowan aksjene som tilbys i Tilbudet, vil bli utsted i henhold til regel 802 under U.S. Securities Act av 1933, som oppstiller et unntak for bud i forbindelse med et bytte med utenlandske private utstedere, slik som SKDP.

Det totale antallet aksjer som Rowan har myndighet til å utstede er 155.000.000 hvorav 5.000.000 aksjer med nominell verdi på 1,00 USD per aksje skal være preferanseaksjer, og hvorav 150.000.000 aksjer med en nominell verdi på 0,125 USD per aksje skal være ordinære aksjer. Per 31. juli 2010 var det 114.632.793 ordinære aksjer utestående.

Per 31. juli 2010, var det 1284 aksjeeiere registrert i selskapets aksjeeierregister.

15.9	Revisor og rådgivere

Selskapets uavhengige registrerte revisor er Deloitte & Touche LLP med adresse 1111 Bagby Street, Suite 4500, Houston, Texas, 77002. Deloitte & Touche LLP har vært Selskapets revisor i den perioden som dekkes av historisk regnskapsinformasjon inntatt i dette Dokumentet. Deloitte & Touche LLP er registrert hos the Public Company Accounting Oversight Board.

Pareto Securities, med adresse Dronning Mauds gate 3, Postbok 1411 Vika, 0115 Oslo, Norge, er finansiell rådgiver og Oppgjørsagent for Rowan i forbindelse med Tilbudet.

Latham & Watkins LLP, med adresse 717 Texas Avenue, 16th floor, Houston TX 77002, USA, er amerikansk juridisk rådgiver for Rowan i forbindelse med Tilbudet.

Wiersholm, Mellbye & Bech, advokatfirma AS, med adresse Ruseløkkveien 26, 0115 Oslo, Norge, er norsk juridisk rådgiver for Rowan i forbindelse med Tilbudet.

15.10	Tilgjengelige dokumenter

Kopier av følgende dokumenter vil være tilgjengelig for inspeksjon på Rowans hovedkontor på adressen 2800 Post Oak Boulevard, Suite 5450, Houston, TX 77056, USA i vanlig åpningstid mandag til fredag hver uke (unntatt på offentlige helligdager) i en periode på 12 måneder fra datoen for dette Dokumentet:

•	Selskapets gjeldende Vedtekter,

•	Selskapets oppdaterte Stiftelsesdokument,

•
Selskapets reviderte konsernregnskap for årene 2009, 2008 og 2007 og Selskapets ureviderte konsernregnskap for andre kvartal og første halvår 2010 (med sammenligningstall for andre kvartal og første halvår 2009); og

•	Dette Dokumentet.

16.	DEFINITIONS USED IN THE DOCUMENT

In this Document, the following terms have the following meanings:

Acceptance Form:	The form which must be used to accept the Exchange Offer, included in English language version as Appendix 2 and in Norwegian language version in Appendix 3 to this Document.
Anti-Money Laundering Legislation:	The Norwegian Money Laundering Act of 6 March 2009 No. 11 and the Norwegian Money Laundering Regulations of 13 March 2009 No. 302, collectively.
Audit Committee:	The audit committee of the Company.
Board of Directors:	The board of directors of the Company.
CET:	Central European Time.
Company:	Rowan Companies, Inc. and its consolidated subsidiaries if required by the context.
Consideration Shares:	The Rowan Shares offered as consideration under the terms of the Exchange Offer.
Document:	This document.
DOJ:	U.S. Department of Justice
EEA:	The European Economic Area.
EPA:	Environmental Protection Agency
EU:	European Union.
Euro or EUR:	The lawful common currency of the EU member states who have adopted the Euro as their sole national currency (the Euro area).
Exchange Offer:	Rowan’s offer to acquire all outstanding SKDP Shares not owned by it on the terms and conditions set out in this Document.
Foreign Corporate Shareholders:	Shareholders who are limited liability companies not resident in Norway for tax purposes.
Foreign Personal Shareholders:	Shareholders who are individuals not resident in Norway for tax purposes.
FSMA:	Financial Services and Markets Act 2000
Group:	The Company and its consolidated subsidiaries.
IFRS:	International Financial Reporting Standards, issued by the International Financial Reporting Interpretations Committee (IFRIC) (formerly, the “Standing Interpretations Committee” (SIC)).
MARAD	U.S. Department of Transportation’s Maritime Administration
Norwegian kroner or NOK:	Norwegian kroner, the lawful currency of Norway.

Norwegian Public Limited Companies Act:	The Norwegian Public Limited Companies Act of 13 June 1997 No. 45 (Norwegian: “Allmennaksjeloven”).
Norwegian Securities Trading Act:	The Norwegian Securities Trading Act of 29 June 2007 No. 75 (Norwegian: “Verdipapirhandelloven”).
OPEC:	Organization of Petroleum Exporting Countries.
OSHA:	Occupational Safety and Health Administration.
Prospectus Directive:	Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Receiving Agent:	Pareto Securities AS.
Relevant Member State:	A member state of the EEA other than Norway which has implemented the Prospectus Directive.
Rowan	Rowan Companies, Inc. and its consolidated subsidiaries if required by the context.
Rowan Shares:	Shares in Rowan’s common stock, par value US$ 1.25 per share.
SEC:	The United States Securities and Exchange Commission.
Securities Act:	United States Securities Act of 1933, as amended.
Share Purchase Agreement:	The share purchase agreement dated July 1, 2010 between Rowan, Skeie Technology AS, Skeie Tech Invest AS and Wideluck Enterprises Limited.
SKDP:	Skeie Drilling & Production ASA.
SKDP Group:	SKDP and its consolidated subsidiaries.
SKDP Shareholder:	Any holder of shares in SKDP.
SKDP Shares:	Each outstanding ordinary share in SKDP.
US$:	U.S. dollars, the lawful currency of the United States of America.
VPS:	The Norwegian Central Securities Depository.

APPENDIX 1 – SHARE PURCHASE AGREEMENT PROVISIONS

8.           Sellers’ warranties

8.1	Each Seller warrants and represents, severally but not jointly, to the Buyer that the following statements are true and correct as of the date of this Agreement.

A.           Sellers and the Company

(i)
Such Seller and the Company are each an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and each has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted.

(ii)
Such Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations and undertakings as provided herein. This Agreement has been duly executed by such Seller and constitutes legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms except as enforceability may be restricted by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights and remedies generally.

B.           No Violation

The execution, delivery and performance of this Agreement by such Seller, and the consummation of the transactions contemplated hereby, will not:

(i)	result in a violation of any provision of the constitutional documents of such Seller; or

(ii)
to the best of each Seller's actual knowledge, result in a breach of, or constitute a default under, any contract or other instrument, and to which such Seller or the Company is a party or by which such Seller or the Company is bound, provided, however, that the Sellers do not give any representations or warranties as to:

•	whether the transactions contemplated by this Agreement may give the bondholders or the loan trustee under

•	the Bond Agreement SKDP 1 Ltd (Issuer) and Norsk Tillitsmann ASA (Bond Trustee) on behalf of the bondholders in the bond issue 12 per cent SKDP 1 Ltd Senior Secured Callable Bond Issue 2010/2017;

•
the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated March 6, 2007;

•
the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated February 20, 2007; or

•
the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Senior Secured Callable Bond Issue 2007/2013 II dated June 29, 2007

(hereinafter jointly referred to as the "Bond Loan Agreements"), a right to claim immediate repayment of any amount outstanding thereunder, or sell any of the bonds outstanding under the Bond Loan Agreements to the Company; or

•
whether, if the transactions contemplated by this Agreement give the bondholders or loan trustees under the Bond Loan Agreement such rights as referred to in item a above, any other financial indebtedness of the Company may be deemed to have fallen due for payment or be defaulted; or

(iii)	result in a violation of any law by which such Seller or the Company is bound.

C.           No Consents

No filing or registration with, no notice to and no permit, authorisation, consent or approval from any governmental entity is necessary for the execution and delivery by the Sellers of this Agreement and the consummation and performance of the transactions contemplated by this Agreement other than those already obtained.

D.           The Shares

Such Seller is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 1 and is free to transfer the legal and beneficial ownership of such Shares to the Buyer as set out in this Agreement and such transfer will not result in any Encumbrance upon any of such Shares. All of such Shares are, and will be when transferred to the Buyer, duly authorized, validly issued, fully paid, free and clear of any Encumbrances.

E.           Securities Matters

(i)
To the best of such Seller’s actual knowledge, the Company’s capital structure and number of shares outstanding is set forth on Schedule 1 attached hereto. Except as disclosed on Schedule 1, the Company has no outstanding stock options or warrants;

(ii)
With the sole purpose of possible claims from third parties, to the best of each Seller’s actual knowledge, the Company has complied and is complying with applicable requirements under Norwegian securities law and the disclosure obligations it has undertaken in connection with the listing of its shares on the OTC-List maintained by the Norwegian Securities Dealers Association;

(iii)         Such Seller is:

•
A corporation, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of USD $5,000,000, or all the equity owners of such Seller are each a corporation, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of USD $5,000,000; or

•	All the equity owners of such Seller are natural persons whose individual net worth, or joint net worth with each person’s spouse, exceeds USD $1,000,000; or

•
All the equity owners of such Seller are natural persons who had an individual income in excess of USD $200,000 in each of the two most recent years or joint income with each person’s spouse in excess of USD $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(iv)	Such Seller is acquiring the Consideration Shares for investment purposes and not with a view to distribution;

(v)
Such  Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Consideration Shares, and such Seller is able to bear the economic risk of investing in the Consideration Shares for an indefinite amount of time;

(vii)
Such Seller has access to or has received all information that such Seller believes is necessary, sufficient or appropriate to make an informed investment decision, including the Buyer’s periodic reports and other filings to the date hereof, in connection with its acquisition of the Consideration Shares and has had an opportunity to ask questions of, and to receive answers from, the appropriate executive officers and other persons acting on behalf of the Buyer concerining the Buyer and the terms and conditions of this transaction.  Such Seller has made an independent decision to acquire the Consideration Shares from the Buyer based on the information concerning the business and financial condition of the Buyer and other information available to such Seller, which such Seller has determined is adequate for that purpose;

(viii)
Such Seller understands that the Consideration Shares are “restricted securities” as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and such Seller is purchasing the Consideration Shares in accordance with an exemption from the registration requirements under the Securities Act.  Such Seller will not reoffer, resell, pledge or otherwise transfer any Consideration Shares except pursuant to an applicable exemption under the Securities Act or an effective registration statement as contemplated by Section 3.3, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction.  All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act and they may not be resold unless they are registered under the Securities Act or exempt therefrom;

(viiii)
Such Seller acknowledges that the Consideration Shares are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(ix)
Such Seller acknowledges that the Buyer may possess material non-public information not known to such Seller regarding or relating to the Buyer or the Consideration Shares, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Buyer.  Such Seller acknowledges that the Buyer has not disclosed any material, non-public information to such Seller and such Seller has not requested that any such information be disclosed.

8.2
The Seller’s Warranties shall be deemed to be repeated as of the Closing Date, with the exception of the Seller’s Warranties in Section 8.1(A)(i) and 8.1(B)(ii) with respect to the Company and 8.1(E)(i) and 8.1(E)(ii), which shall all be true and correct as of the date of this Agreement.

8.3
Other than the Sellers’ Warranties made in accordance with this Section 8, the Sellers do not make any express or implied representations or warranties to the Buyer in connection with the transactions contemplated hereby.

9.           Buyer’s warranties

9.1         The Buyer warrants and represents to the Sellers that the following statements are true and correct as of the date of this Agreement.

A.           The Buyer

(i)
The Buyer is an entity duly organized and validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted.

(ii)
The Buyer has full corporate power to execute and deliver this Agreement and to carry out and perform its obligations and undertakings as provided herein. This Agreement has been duly executed by the Buyer and constitutes legal, valid and binding obligations of the Buyer enforceable against it in accordance with its terms except as enforceability may be restricted by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights and remedies generally.

(iii)
At the Closing, the Consideration Shares will be duly authorized by the board of directors of the Buyer and when issued and delivered to the Sellers as provided for in this Agreement, the Consideration Shares will be duly authorised, validly issued, fully paid, nonassessable, and free and clear of any Encumbrances (except with respect to restrictions related to the private placement of the shares of Buyer Common Stock to the Sellers pursuant to Regulation D under the Securities Act).

(vi)
The Buyer has complied and is complying with applicable requirements under U.S. securities law and the disclosure obligations it has undertaken in connection with the listing of its shares on the New York Stock Exchange.

B.           No Violations

The execution, delivery and performance of this Agreement by the Buyer, and the consummation of the transactions contemplated hereby, will not:

(i)	result in a violation of any provision of the constitutional documents of the Buyer; or

(ii)	result in a breach of, or constitute a default under, any contract or other instrument to which the Buyer is a party or by which the Buyer is bound; or

(iii)	result in a violation of any law by which the Buyer is bound.

C.           No Consents

No filing or registration with, no notice to and no permit, authorisation, consent or approval from any governmental entity is necessary for the execution and delivery by the Buyer of this Agreement and the consummation and performance of the transactions contemplated by this Agreement other than those already obtained and other than the approval by the Norwegian Financial Supervisory Authority in connection with the tender offer contemplated by Section 7.

D.           Securities Matters

a.	The Buyer is an “accredited investor” as defined in Rule 501 of the Securities Act and is acquiring the Shares for its own account and for investment purposes and not with a view to distribution;

b.
The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares, and the Buyer is able to bear the economic risk of investing in the Shares for an indefinite amount of time;

c.
The Buyer has access to or has received all information that the Buyer believes is necessary, sufficient or appropriate to make an informed investment decision, including the Company’s periodic reports and other filings to the date hereof, in connection with its acquisition of the Shares and has had an opportunity to ask questions of, and to receive answers from, the appropriate persons acting on behalf of the Seller concerning the Company and the terms and conditions of this transaction.  The Buyer has made an independent decision to acquire the Shares from the Seller based on the information concerning the business and financial condition of the Company and other information available to Buyer, which the Buyer has determined is adequate for that purpose;

d.
The Buyer understands that the Shares are “restricted securities” as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and the Buyer is purchasing the Shares in accordance with an exemption from the registration requirements under the Securities Act.  The Buyer will not reoffer, resell, pledge or otherwise transfer any Shares except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction; and

e.
The Buyer acknowledges that the Shares are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

9.2         The Buyer’s Warranties shall be deemed to be repeated as of the Closing Date.

9.3
Other than the Buyer’s Warranties made in accordance with this Section 9, the Buyer does not make any express or implied representations or warranties to the Sellers in connection with the transactions contemplated hereby.

10.         Breach and Compensation

10.1
Each Seller shall separately compensate the Buyer for any losses of any kind or nature whatsoever that may be suffered or incurred by the Buyer and that may arise out of or result from any breach of such Seller’s Warranties or any breach by such Seller of any covenant, undertaking or obligation under this Agreement. Notwithstanding any other provision of this Agreement, the Buyer shall not be entitled to any consequential damages, including exemplary, punitive, lost profits or special damages suffered by the Buyer.

The Sellers have several but not joint liability, and a Seller shall not be liable for any breach made by another Seller. In the event that more than one Seller should independently be liable for the same loss, such liability shall be pro rata in relation to number of the Shares transferred to the Buyer.

For the avoidance of doubt: each Party is not entitled to claim any form of compensation and waives all claims against the other Parties based on alleged non compliance with the tag along provision in the Articles of Association of the Company clause 8.

10.2
The Buyer shall compensate the Sellers for any losses of any kind or nature whatsoever that may be suffered or incurred by the Sellers and that may arise out of or result from any breach of the Buyer’s Warranties or any breach by the Buyer of any covenant, undertaking or obligation under this Agreement. Notwithstanding any other provision of this Agreement, the Sellers shall not be entitled to any consequential damages, including exemplary, punitive, lost profits or special damages suffered by the Sellers; provided, however, that the Sellers may be entitled to lost profits if: (i) such lost profits are the difference between the lower value of the consideration for the resale of the Shares to a third party compared to the higher value of the Consideration Shares calculated as of the date of this Agreement; (ii) the Sellers are not in material breach of any covenant, undertaking, representation, or warranty in this Agreement; (iii) the Buyer has wilfully failed to deliver the Consideration Shares to the Sellers by December 31, 2010; and (iv) the Sellers make best efforts to obtain the best price for the Shares from such third party.

10.3
Claims must be notified to the other Party within 60 business days after the Seller or the Buyer, as the case may, becomes aware of the circumstances underlying the claim. Claims not notified within such time shall be lost.

Claims may not be submitted later than eighteen (18) months after the Closing.

10.4	The remedies provided for in this Section 10 shall exclude any other claim for damages or other remedies against the Sellers or the Buyer which could otherwise be available by law.

10.5	The Buyer and the Sellers' liability for breaches of the warranties shall be limited quantitatively as follows:

(i)	The Buyer and the Sellers shall have no liability with respect to any relevant individual loss which does not exceed NOK one million;

(ii)
The Buyer and the Sellers shall have no liability unless the aggregate relevant losses for warranty breaches exceed 3% of the value of the Shares, but then for the full amount. For the avoidance of doubt, individual losses for which the Buyer and the Sellers shall have no liability pursuant to item 10.5(i) above, shall not be considered in this connection;

(iii)	Each Seller's aggregate liability for breaches of the Seller’s Warranties shall not exceed 10% of the value of the Consideration Shares received by each Seller; and

(iv)	The Buyer’s aggregate liability for breaches of the Buyer’s Warranties shall not exceed 10% of the value of the Consideration Shares paid to the Sellers.

The limitations on liability in this Section 10.5 shall not apply to (i) claims which are based on fraud, wilful misconduct or gross negligence; (ii) claims arising under Section 5.8; and (iii) claims arising from breach of the warranties in Sections 8.1(A) and (D) and Section 9.1 (A) (i) to (iii).

10.6
The Buyer may not claim compensation, and shall repay to the Sellers any compensation received, under this Section 10 for any economic loss to the extent that the Buyer's economic loss is covered by payment from the Sellers to the Company following a claim from the Company against the Sellers under applicable provisions of Norwegian law.

10.7       The Buyer and each Seller shall have no liability for a loss to the extent that:

(i)
the loss occurs as a result of any legislation not in force at Closing, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date of this Agreement or any change in the practice of the relevant tax authorities;

(ii)	the matter giving rise to the claim was provided for or reserved for in the accounts (including the notes to the accounts) as supported by the underlying book keeping of the Company; and

(iii)
the Company (or its subsidiaries), the Buyer or each Seller receives any benefit (including but not limited to tax benefit or relief) which would not have arisen but for the matter which is the subject of the claim.

10.8	The Buyer and the Sellers shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.

10.9
The Buyer and the Sellers shall not be liable to the extent that the matter giving rise to the claim is an amount for which the other Parties to this Agreement or the Company (or its subsidiaries) have recovered indemnity (or would have had such a right or been so entitled but for a change in law or change in the terms of insurance after Closing) from any person other than the other Parties to this Agreement whether under any provision of applicable law, insurance policy or otherwise howsoever.

If the amount payable by the Company is in NOK, such amount shall be converted into USD using the exchange rate published by Norges Bank on the day before the transfer of Consideration Shares.

APPENDIX 2: ACCEPTANCE FORM – ENGLISH LANGUAGE VERSION

Acceptance Form

To be used for acceptance of the exchange offer (the “Exchange Offer”) made by Rowan Companies, Inc. to purchase all outstanding shares in Skeie Drilling & Production ASA on the terms and conditions set forth in the offer document  and information memorandum dated August 23, 2010 (the “Document”). Words with capital letters used in this Acceptance Form shall have the meaning as set out in the Document.

Return to:		Pareto Securities AS

Dronning Mauds gate 3 PO Box 1411 Vika NO-0115 Oslo Fax: +47 22 83 43 09

Shareholder Register in Skeie Drilling & Production ASA as of the date of this Document shows :

VPS account:	No. of shares:	Rights holder registered:

ACCEPTANCE DEADLINE:

Acceptance must be received by Pareto Securities AS by 16:30 (Norwegian time) on September 14, 2010. SKDP Shareholders owning SKDP Shares divided between several VPS-accounts will receive an Acceptance Form for each account. All Acceptance Forms received must be completed and returned within the acceptance deadline.

To Rowan Companies, Inc. and the Receiving Agent:

•
I/we confirm that I/we have received the Document and, unless I/we indicate otherwise in item 2 below, I/we accept the Exchange Offer from Rowan to purchase all my/our SKDP Shares in accordance with the terms and conditions set forth in the Document. Further, I/we confirm that, unless I/we indicate otherwise in item 2 below, if the above stated number of SKDP Shares is larger than, or less than, the number SKDP Shares which are registered on my/our VPS-account, I/we am/are still deemed to have accepted the Exchange Offer with respect to all the SKDP Shares on my/our VPS-account.

•
Irrespective of item 1, I/we only accept the Exchange Offer for_________ SKDP Shares, which is less than the amount of shares in SKDP, which is registered on my/our VPS-account (only to be filled out if you wish to undertake a partial acceptance).

•
I/we understand that from the date the Acceptance Form is received by Pareto Securities AS, I/we will not be able to sell or in any other way dispose of, use as security, charge, encumber or move to another VPS-account, the SKDP Shares covered by this Acceptance Form.

•
My/our SKDP Shares are transferred free of charges or other third party rights of any kind.  I/we acknowledge that this acceptance may only be regarded to be valid if any such rights holder have given written consent on this Acceptance Form that the SKDP Shares may be sold and transferred to Rowan (marked with a YES under "Rights holder registered" on the right hand above).

•
I/we hereby irrevocably authorize Pareto Securities AS to carry out all actions necessary to implement the Exchange Offer, including, but not limited to, establishing a block in favour of Pareto Securities AS on behalf of Rowan on the tendered SKDP Shares and to transfer my/our validly tendered SKDP Shares to Rowan in connection with the Settlement as further described in section 5.8 of the Document.

•	I/we accept that Settlement will be made by transfer of Rowan Shares to me/us as further described in section 5.8 of the Document.

•	Rowan will pay my/our directly attributable costs in VPS in connection with my/our acceptance.

•
The Exchange Offer, the Document and this Acceptance Form are subject to Norwegian law, save for the issuance of Rowan Shares which shall be governed by the laws of the State of Delaware and US securities laws. Any dispute arising out of or in connection with the Exchange Offer or the acceptance thereof shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo as the agreed venue, save for the issuance of Rowan Shares which shall be subject to the jurisdiction of the Delaware courts.

•
I/we understand and agree that the Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of SKDP Shareholders in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. I/we confirm that my/our acceptance of the Exchange Offer is not restricted according to the laws of the jurisdiction applicable to me/us.

•
 I/we understand that the Rowan Shares offered have been issued pursuant to an exemption under the U.S. Securities Act of 1933. If I/we receive restricted Rowan Shares because I/we hold restricted SKDP Shares, I/we understand that Rowan has filed a registration statement with the U.S. Securities and Exchange Commission allowing restricted Rowan Securities to be offered and sold in the United States and that I/we should contact the Receiving Agent to obtain the required documentation if I/we wish to have my/our Rowan Shares registered under such registration statement.

Place	Date	Signature *)

*) If signed pursuant to an authorization, the authorization or the company registration certificate must be attached.

NOK bank account number for payment of fractional entitlements of Consideration Shares, if any:

Rights holder:
If there is a registered rights holder on the VPS-account, this will be marked with a YES in the right-hand box on the Acceptance Form. As rights holder, the undersigned consents to the transaction being carried out:

Place	Date	Rights holder’s signature *)

*) If signed pursuant to an authorization, the authorization or the company registration certificate should be attached.

IMPORTANT U.S. TAX INFORMATION

Information applicable to U.S. shareholders:  A tendering shareholder that is a U.S. person is required to provide a correct taxpayer identification number ("TIN") on the enclosed IRS Form W-9 and to certify, under penalties of perjury, that such number is correct and that such shareholder is not subject to backup withholding of U.S. federal income tax or, alternatively, to establish another basis for exemption from backup withholding. If such shareholder is an individual, the TIN is such shareholder's social security number. If a tendering shareholder is subject to backup withholding, the shareholder must cross out Item (2) of Part II of the IRS Form W-9.  Failure to provide the information on the IRS Form W-9 may subject the tendering shareholder to a $50 penalty imposed by the Internal Revenue Service and to backup withholding of U.S. federal income tax at the applicable rate of any payments made to the shareholder or other payee, but such withheld amounts will be refunded if the tendering shareholder provides a TIN within 60 days.

Certain U.S. shareholders (including corporations) are exempt from backup withholding. Such shareholders should still complete and return the enclosed IRS Form W-9 (and check the “Exempt payee” box on the form) to avoid possible erroneous backup withholding.

For U.S. federal income tax purposes, you are considered a U.S. person if you are (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) an estate (other than a foreign estate), or (4) a domestic trust (as defined in U.S. Treasury regulations section 301.7701-7).

Information applicable to non-U.S. shareholders: If a shareholder that is not a U.S. person fails to provide such IRS form, such shareholder will be subject to backup withholding of U.S. federal income tax at a rate of 28%.  A TIN is not required to complete IRS Form W-8BEN solely for the purpose of claiming the exemption from backup withholding. (However, if you conduct a trade or business in the United States or you are present in the United States for 183 days or more during a taxable year, you may need to provide a TIN. In such case, you should consult with your tax advisor.)

Information applicable to all shareholders: Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

See the instructions on the enclosed IRS Forms W-9 and W-8BEN  for more instructions on completing these forms and additional information regarding backup withholding.  Additional copies of IRS Form W-9, Form W-8BEN and other applicable IRS forms may be obtained at www.irs.gov.

FAILURE TO PROPERLY COMPLETE AND RETURN IRS FORM W-9 OR IRS FORM W-8BEN (OR OTHER APPROPRIATE FORM W-8), AS APPLICABLE, MAY SUBJECT YOU TO BACKUP WITHHOLDING OF U.S. FEDERAL INCOME TAX AT THE CURRENT APPLICABLE RATE OF 28%.

APPENDIX 3: ACCEPTANCE FORM – NORWEGIAN LANGUAGE VERSION

Acceptance Form

Benyttes ved aksept av tilbudet (”Tilbudet”) fra Rowan Companies, Inc om kjøp av alle utestående aksjer i Skeie Drilling & Production ASA på de betingelser og vilkår som beskrevet i kombinert tilbudsdokument og informasjonsmemorandum datert 23. august 2010 (”Dokumentet”). Ord med stor forbokstav benyttet i denne Akseptblanketten skal ha samme mening som i Dokumentet.

Returneres til:		Pareto Securities AS

Dronning Mauds gate 3 PO Box 1411 Vika NO-0115 Oslo Fax: +47 22 83 43 09

Aksjonærregisteret i Skeie Drilling & Production ASA på datoen for dette Dokumentet viser:

VPS konto:	Antall aksjer:	Rettighetshaver innmeldt:

AKSEPTFRIST:

Aksepten må være mottat av Pareto Securities AS innen 16.30 (norsk tid) den 14. september 2010. SKDP aksjonærer som eier SKDP aksjer registrert på flere VPS-kontoer vil motta en Akseptblankett for hver VPS-konto. Mottatte Akseptblanketter må være fullstendig og returnert innen Tilbudsperioden.

Til Rowan Companies, Inc. og Oppgjørsagenten:

•
Jeg/vi bekrefter at jeg/ vi har mottatt Dokumentet og forutsatt at jeg/ vi ikke indikerer annet i neste kulepunkt aksepterer jeg/vi herved Tilbudet fra Rowan om kjøp av alle mine/våre SKDP aksjer i overensstemmelse med de betingelser som er gitt i Dokumentet. Videre bekrefter jeg/vi, forutsatt at ikke annet er indikert i neste kulepunkt, at dersom ovennevnte antall SKDP aksjer er større eller mindre enn det antall SKDP aksjer som er registrert på min/vår VPS konto, er jeg/vi innforstått med at jeg/vi anses å ha akseptert Tilbudet med det antall SKDP aksjer som er registrert på min/vår VPS konto

•	Jeg/ vi aksepterer Tilbudet kun for _________ SKDP aksjer, som er mindre enn det antall SKDP aksjer som er registrert på min/ vår VPS-konto (skal kun fylles in hvis du ønsker å gi delvis aksept).

•
Jeg/vi er innforstått med at så snart aksepten er motatt av Pareto Securities AS, har jeg/vi ikke anledning til å selge eller på annen måte disponere, behefte eller flytte til annen VPS konto, de SKDP aksjer som er omfattet denne Akseptblanketten.

•
Mine/våre SKDP aksjer overdras fri for heftelser og andre tredjemannsretter av enhver art. Jeg/ vi aksepterer at denne aksepten bare kan anses gyldig hvis slik eventuell rettighetshaver har gitt skriftlig samtykke på denne Akseptblanketten om at SKDP aksjene kan selges og overføres til Rowan (markert med ”JA” under " Rettighetshaver innmeldt " i boksen øverst til høyre).

•
Jeg/ vi gir herved Pareto Securities AS ugjenkallelig fullmakt til å utføre alle handlinger som er nødvendig for å gjennomføre Tilbudet, herunder å etablere en blokkering til fordel for Pareto Securities AS på vegne av Rowan for de SKDP aksjer som er omfattet av denne aksepten og å overføre våre/mine aksjer som er omfattet av denne aksepten til Rowan i forbindelse med Oppgjøret, som videre beskrevet i punkt 5.8 i Dokumentet.

•	Jeg/ vi aksepterer at oppgjør vil bli gjennomført ved overføring av Rowan aksjer til meg/ oss som videre beskrevet i punkt 5.8 i Dokumentet.

•	Rowan vil betale mine/våre direkte henførebare transaksjonskostnader i VPS i forbindelse med min/vår aksept.

•
Tilbudet, Dokumentet og denne Akseptblanketten reguleres av, og skal fortolkes i samsvar med norsk lov, med unntak av utstedelse av Rowan aksjene som skal reguleres og fortolkes i samsvar med lovgivningen i staten Delaware i USA og amerikansk verdipapirlovgivning. Konflikter som måtte oppstå i forbindelse med Tilbudet eller aksepten skal avgjøres eksklusivt ved norske domstoler med Oslo tingrett som verneting, med unntak av hva som gjelder utstedelse av Rowan aksjene, som skal avgjøres av domstolene i Delaware.

•
Jeg/vi er innforstått med og aksepterer at Tilbudet ikke skal anses fremsatt, og at aksepter ikke vil aksepteres mottatt fra eller på vegne av SKDP aksjonærer i jurisdiksjoner hvor Tilbudet eller aksept av Tilbudet ikke vil være i samsvar med lovgivningen i slike jurisdiksjoner. Jeg/vi bekrefter min/vår aksept av at Tilbudet ikke er forhindret etter lovene som kommer til anvendelse i jurisdiksjonen jeg/vi er underlagt.

•
Jeg/ vi forstår at Rowan aksjene som tilbys er utstedt i henhold til et unntak under U.S. Securities Act av 1933.  Hvis jeg/ vi mottar Rowan aksjer underlagt omsetningsbegrensninger fordi jeg/ vi eier SKDP aksjer underlagt omsetningsbegrensninger forstår jeg/ vi at Rowan har inngitt et registreringsdokument til U.S. Securities and Exchange Commission for å åpne for at Rowan aksjer underlagt omsetningsbegrensninger kan tilbys og selges i USA og at jeg/vi bør kontakte Oppgjørsagenten for å få påkrevd dokumentasjon hvis jeg/ vi ønsker å få mine/ våre Rowan aksjer registrert under dette registreringsdokumentet.

Sted	Dato	Signatur *)

*) Hvis undertegnet i henhold til fullmakt, skal firmaattest eller fullmakt vedlegges.

NOK bankkontonummer for betaling av rett til brøkdeler av Vederlagsaksjer, hvis relevant:

Rettighetshaver(e):
Dersom det er registrert rettighetshaver(e) på VPS-kontoen, vil dette fremgå som et “JA” i boksen øverst til høyre på denne Akseptblanketten. Som rettighetshaver(e) gir jeg/vi vårt samtykke til at transaksjonen kan gjennomføres:

Sted	Dat0	Rettighetshaver(e)s signatur *)

*) Hvis undertegnet i henhold til fullmakt, skal firmaattest eller fullmakt vedlegges.

VIKTIG AMERIKANSK SKATTEINFORMASJON

Informasjon som gjelder for amerikanske aksjonærer: Aksjonærer som deltar i tilbudet og som også er amerikanske må oppgi et korrekt skattebetalers identifikasjonsnummer (”TIN”) på det vedlagte skjemaet IRS Form W-9 og bekrefte, med tanke på mulige bøter for falsk ed, at dette nummeret er korrekt og at aksjonæren ikke er underlagt forskuddstrekk for inntektsskatt til de føderale myndighetene i USA, eller alternativt til å bevise at det finnes annet grunnlag for fritak fra slik forskuddstrekk. Dersom den aktuelle aksjonæren er en fysisk person, er TIN aksjonærens personnummer. Dersom en aksjonær som deltar i tilbudet er pliktig til å holde tilbake skatt, må aksjonæren krysse av punkt (2) i Del II av skjemaet IRS Form W-9. Manglende opplysninger i IRS Form W-9 kan føre til at aksjonæren må betale en bot på 50 USD pålagt av de amerikanske skattemyndighetene (”Internal Revenue Service”) og gjennomføre forskuddstrekk til de føderale myndighetene til gjeldende sats på enhver betaling til aksjonæren eller en annen mottaker. Tilbakeholdte beløp skal imidlertid tilbakebetales dersom aksjonæren oppgir et TIN innen 60 dager.

Visse amerikanske aksjonærer (herunder selskaper) er unntatt fra forskuddstrekk. Disse aksjonærene bør uansett fylle ut og returnere det vedlagte skjemaet IRS Form W-9 (og krysse av i feltet ”Exempt payee”) for å unngå eventuell uriktig forskuddstrekk.

Når det gjelder inntektsskatt til de føderale myndighetene i USA, anses du for å være amerikansk dersom du er (1) amerikansk statsborger eller utenlandsk statsborger bosatt i USA, (2) et ansvarlig selskap, et konsern, et aksjeselskap eller en forening som er etablert eller organisert i USA eller i henhold til USAs lover, (3) et bo (bortsett fra utenlandsk bo), eller (4) et innenlandsk trust (definert i punkt 301.7701-7 i U.S. Treasury Regulations).

Informasjon som gjelder for ikke-amerikanske aksjonærer: Dersom en ikke-amerikansk aksjonær ikke sender inn et slikt IRS-skjema, vil denne aksjonæren være underlagt forskuddstrekk for inntektsskatt til de føderale myndighetene i USA på 28%. Et TIN er ikke nødvendig ved utfyllingen av IRS Form W-8BEN kun for det formål å gjøre krav på fritak fra forskuddstrekk. (Det kan imidlertid være at du vil trenge et TIN dersom du driver handel eller forretningsvirksomhet i USA eller du oppholder deg i USA i mer enn 183 dager i løpet av et skatteår. I så tilfelle bør du rådføre deg med din skatterådgiver.)

Informasjon som gjelder for alle aksjonærer: Forskuddstrekk av skatt er ikke en  særskilt skatt. Ethvert beløp som er holdt tilbake i henhold til reglene for forskuddstrekk kan gis som refusjon eller kreditt mot aksjonærens plikt til å betale inntektsskatt til de føderale myndighetene i USA, forutsatt at de nødvendige opplysningene oppgis til IRS til rett tid.

Se retningslinjene på de vedlagte skjemaene IRS Form W-9 og W-8BEN for mer informasjon om hvordan disse skjemaene skal fylles ut samt mer informasjon om forskuddstrekk. Ytterligere kopier av skjemaene IRS Form W-9 og W-8BEN og andre aktuelle skjemaer fra IRS kan lastes ned på www.irs.gov.

DERSOM DU IKKE FYLLER UT OG RETURNERER IRS FORM W-9 ELLER IRS FORM W-8BEN (ELLER EVENTUELT ET ANNET AKTUELT W-8-SKJEMA), KAN DU BLI BELASTET FORSKUDDSTREKK FOR INNTEKTSSKATT TIL DE FØDERALE MYNDIGHETENE I USA TIL GJELDENDE SATS PÅ 28%.

APPENDIX 4: IRS FORM W-9

Form **W-9**
(Rev. October 2007)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 2.

Name (as shown on your income tax return)

Business name, if different from above

Check appropriate box: ☐ Individual/Sole proprietor ☐ Corporation ☐ Partnership
☐ Limited liability company. Enter the tax classification (D=disregarded entity, C=corporation, P=partnership) ▶ -------
☐ Other (see instructions) ▶

☐ Exempt payee

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I **Taxpayer Identification Number (TIN)**

Enter your TIN in the appropriate box. The TIN provided must match the name given on Line 1 to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number

or

Employer identification number

Part II **Certification**

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here **Signature of U.S. person ▶** **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

- The U.S. owner of a disregarded entity and not the entity,

Cat. No. 10231X Form **W-9** (Rev. 10-2007)

Form W-9 (Rev. 10-2007) Page 2

• The U.S. grantor or other owner of a grantor trust and not the trust, and

• The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name" line.

Limited liability company (LLC). Check the "Limited liability company" box only and enter the appropriate code for the tax classification ("D" for disregarded entity, "C" for corporation, "P" for partnership) in the space provided.

For a single-member LLC (including a foreign LLC with a domestic owner) that is disregarded as an entity separate from its owner under Regulations section 301.7701-3, enter the owner's name on the "Name" line. Enter the LLC's name on the "Business name" line.

For an LLC classified as a partnership or a corporation, enter the LLC's name on the "Name" line and any business, trade, or DBA name on the "Business name" line.

Other entities. Enter your business name as shown on required federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name" line.

Note. You are requested to check the appropriate box for your status (individual/sole proprietor, corporation, etc.).

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the "Exempt payee" box in the line following the business name, sign and date the form.

Form W-9 (Rev. 10-2007) Page 3

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 7[2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited liability company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, and 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). Exempt payees, see *Exempt Payee* on page 2.

Signature requirements. Complete the certification as indicated in 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

Form W-9 (Rev. 10-2007) Page 4

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner [3]
For this type of account:	**Give name and EIN of:**
6. Disregarded entity not owned by an individual	The owner
7. A valid trust, estate, or pension trust	Legal entity [4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership
11. A broker or registered nominee	The broker or nominee
12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 1.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

Call the IRS at 1-800-829-1040 if you think your identity has been used inappropriately for tax purposes.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS personal property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.consumer.gov/idtheft* or 1-877-IDTHEFT(438-4338).

Visit the IRS website at *www.irs.gov* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. We may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.

You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

APPENDIX 5: IRS FORM W-8BEN

Form **W-8BEN**
(Rev. February 2006)
Department of the Treasury
Internal Revenue Service

Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding

▶ Section references are to the Internal Revenue Code. ▶ See separate instructions.
▶ Give this form to the withholding agent or payer. Do not send to the IRS.

OMB No. 1545-1621

Do not use this form for:	**Instead, use Form:**
• A U.S. citizen or other U.S. person, including a resident alien individual	W-9
• A person claiming that income is effectively connected with the conduct of a trade or business in the United States	W-8ECI
• A foreign partnership, a foreign simple trust, or a foreign grantor trust (see instructions for exceptions)	W-8ECI or W-8IMY
• A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession that received effectively connected income or that is claiming the applicability of section(s) 115(2), 501(c), 892, 895, or 1443(b) (see instructions)	W-8ECI or W-8EXP

Note: *These entities should use Form W-8BEN if they are claiming treaty benefits or are providing the form only to claim they are a foreign person exempt from backup withholding.*

• A person acting as an intermediary	W-8IMY

Note: *See instructions for additional exceptions.*

Part I Identification of Beneficial Owner (See instructions.)

1 Name of individual or organization that is the beneficial owner

2 Country of incorporation or organization

3 Type of beneficial owner: ☐ Individual ☐ Corporation ☐ Disregarded entity ☐ Partnership ☐ Simple trust ☐ Grantor trust ☐ Complex trust ☐ Estate ☐ Government ☐ International organization ☐ Central bank of issue ☐ Tax-exempt organization ☐ Private foundation

4 Permanent residence address (street, apt. or suite no., or rural route). **Do not use a P.O. box or in-care-of address.**

City or town, state or province. Include postal code where appropriate.

Country (do not abbreviate)

5 Mailing address (if different from above)

City or town, state or province. Include postal code where appropriate.

Country (do not abbreviate)

6 U.S. taxpayer identification number, if required (see instructions) ☐ SSN or ITIN ☐ EIN

7 Foreign tax identifying number, if any (optional)

8 Reference number(s) (see instructions)

Part II Claim of Tax Treaty Benefits (if applicable)

9 **I certify that (check all that apply):**

a ☐ The beneficial owner is a resident of ______________ within the meaning of the income tax treaty between the United States and that country.

b ☐ If required, the U.S. taxpayer identification number is stated on line 6 (see instructions).

c ☐ The beneficial owner is not an individual, derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty provision dealing with limitation on benefits (see instructions).

d ☐ The beneficial owner is not an individual, is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation, and meets qualified resident status (see instructions).

e ☐ The beneficial owner is related to the person obligated to pay the income within the meaning of section 267(b) or 707(b), and will file Form 8833 if the amount subject to withholding received during a calendar year exceeds, in the aggregate, $500,000.

10 **Special rates and conditions** (if applicable—see instructions): The beneficial owner is claiming the provisions of Article ________ of the treaty identified on line 9a above to claim a ________ % rate of withholding on (specify type of income): ______________ .
Explain the reasons the beneficial owner meets the terms of the treaty article: ______________

____

Part III Notional Principal Contracts

11 ☐ I have provided or will provide a statement that identifies those notional principal contracts from which the income is **not** effectively connected with the conduct of a trade or business in the United States. I agree to update this statement as required.

Part IV Certification

Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:

1 I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this form relates,

2 The beneficial owner is not a U.S. person,

3 The income to which this form relates is (a) not effectively connected with the conduct of a trade or business in the United States, (b) effectively connected but is not subject to tax under an income tax treaty, or (c) the partner's share of a partnership's effectively connected income, and

4 For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.

Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner.

Sign Here ▶ ______________ Signature of beneficial owner (or individual authorized to sign for beneficial owner) ______________ Date (MM-DD-YYYY) ______________ Capacity in which acting

For Paperwork Reduction Act Notice, see separate instructions. Cat. No. 25047Z Form **W-8BEN** (Rev. 2-2006)

Printed on Recycled Paper

Instructions for Form W-8BEN

(Rev. February 2006)

Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding

Department of the Treasury
Internal Revenue Service

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

For definitions of terms used throughout these instructions, see *Definitions* on pages 3 and 4.

Purpose of form. Foreign persons are subject to U.S. tax at a 30% rate on income they receive from U.S. sources that consists of:

- Interest (including certain original issue discount (OID));
- Dividends;
- Rents;
- Royalties;
- Premiums;
- Annuities;
- Compensation for, or in expectation of, services performed;
- Substitute payments in a securities lending transaction; or
- Other fixed or determinable annual or periodical gains, profits, or income.

This tax is imposed on the gross amount paid and is generally collected by withholding under section 1441 or 1442 on that amount. A payment is considered to have been made whether it is made directly to the beneficial owner or to another person, such as an intermediary, agent, or partnership, for the benefit of the beneficial owner.

In addition, section 1446 requires a partnership conducting a trade or business in the United States to withhold tax on a foreign partner's distributive share of the partnership's effectively connected taxable income. Generally, a foreign person that is a partner in a partnership that submits a Form W-8 for purposes of section 1441 or 1442 will satisfy the documentation requirements under section 1446 as well. However, in some cases the documentation requirements of sections 1441 and 1442 do not match the documentation requirements of section 1446. See Regulations sections 1.1446-1 through 1.1446-6. Further, the owner of a disregarded entity, rather than the disregarded entity itself, shall submit the appropriate Form W-8 for purposes of section 1446.

If you receive certain types of income, you must provide Form W-8BEN to:

- Establish that you are not a U.S. person;
- Claim that you are the beneficial owner of the income for which Form W-8BEN is being provided or a partner in a partnership subject to section 1446; and
- If applicable, claim a reduced rate of, or exemption from, withholding as a resident of a foreign country with which the United States has an income tax treaty.

You may also be required to submit Form W-8BEN to claim an exception from domestic information reporting and backup withholding for certain types of income that are not subject to foreign-person withholding. Such income includes:

- Broker proceeds.
- Short-term (183 days or less) original issue discount (OID).
- Bank deposit interest.
- Foreign source interest, dividends, rents, or royalties.
- Proceeds from a wager placed by a nonresident alien individual in the games of blackjack, baccarat, craps, roulette, or big-6 wheel.

You may also use Form W-8BEN to certify that income from a notional principal contract is not effectively connected with the conduct of a trade or business in the United States.

A withholding agent or payer of the income may rely on a properly completed Form W-8BEN to treat a payment associated with the Form W-8BEN as a payment to a foreign person who beneficially owns the amounts paid. If applicable, the withholding agent may rely on the Form W-8BEN to apply a reduced rate of withholding at source.

Provide Form W-8BEN to the withholding agent or payer before income is paid or credited to you. Failure to provide a Form W-8BEN when requested may lead to withholding at a 30% rate (foreign-person withholding) or the backup withholding rate.

Additional information. For additional information and instructions for the withholding agent, see the Instructions for the Requester of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY.

Who must file. You must give Form W-8BEN to the withholding agent or payer if you are a foreign person and you are the beneficial owner of an amount subject to withholding. Submit Form W-8BEN when requested by the withholding agent or payer whether or not you are claiming a reduced rate of, or exemption from, withholding.

Do not use Form W-8BEN if:

- You are a U.S. citizen (even if you reside outside the United States) or other U.S. person (including a resident alien individual). Instead, use Form W-9, Request for Taxpayer Identification Number and Certification.
- You are a disregarded entity with a single owner that is a U.S. person and you are not a hybrid entity claiming treaty benefits. Instead, provide Form W-9.

Cat. No. 25576H

• You are a nonresident alien individual who claims exemption from withholding on compensation for independent or dependent personal services performed in the United States. Instead, provide Form 8233, Exemption from Withholding on Compensation for Independent (and Certain Dependent) Personal Services of a Nonresident Alien Individual, or Form W-4, Employee's Withholding Allowance Certificate.

• You are receiving income that is effectively connected with the conduct of a trade or business in the United States, unless it is allocable to you through a partnership. Instead, provide Form W-8ECI, Certificate of Foreign Person's Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States. If any of the income for which you have provided a Form W-8BEN becomes effectively connected, this is a change in circumstances and Form W-8BEN is no longer valid. You must file Form W-8ECI. See *Change in circumstances* on this page.

• You are filing for a foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession claiming the applicability of section 115(2), 501(c), 892, 895, or 1443(b). Instead, provide Form W-8EXP, Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding. However, you should use Form W-8BEN if you are claiming treaty benefits or are providing the form only to claim you are a foreign person exempt from backup withholding. You should use Form W-8ECI if you received effectively connected income (for example, income from commercial activities).

• You are a foreign flow-through entity, other than a hybrid entity, claiming treaty benefits. Instead, provide Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding. However, if you are a partner, beneficiary, or owner of a flow-through entity and you are not yourself a flow-through entity, you may be required to furnish a Form W-8BEN to the flow-through entity.

• You are a disregarded entity for purposes of section 1446. Instead, the owner of the entity must submit the form.

• You are a reverse hybrid entity transmitting beneficial owner documentation provided by your interest holders to claim treaty benefits on their behalf. Instead, provide Form W-8IMY.

• You are a withholding foreign partnership or a withholding foreign trust within the meaning of sections 1441 and 1442 and the accompanying regulations. A withholding foreign partnership or a withholding foreign trust is a foreign partnership or trust that has entered into a withholding agreement with the IRS under which it agrees to assume primary withholding responsibility for each partner's, beneficiary's, or owner's distributive share of income subject to withholding that is paid to the partnership or trust. Instead, provide Form W-8IMY.

• You are acting as an intermediary (that is, acting not for your own account, but for the account of others as an agent, nominee, or custodian). Instead, provide Form W-8IMY.

• You are a foreign partnership or foreign grantor trust for purposes of section 1446. Instead, provide Form W-8IMY and accompanying documentation. See Regulations sections 1.1446-1 through 1.1446-6.

Giving Form W-8BEN to the withholding agent. Do not send Form W-8BEN to the IRS. Instead, give it to the person who is requesting it from you. Generally, this will be the person from whom you receive the payment, who credits your account, or a partnership that allocates income to you. Give Form W-8BEN to the person requesting it before the payment is made to you, credited to your account or allocated. If you do not provide this form, the withholding agent may have to withhold at the 30% rate, backup withholding rate, or the rate applicable under section 1446. If you receive more than one type of income from a single withholding agent for which you claim different benefits, the withholding agent may, at its option, require you to submit a Form W-8BEN for each different type of income. Generally, a separate Form W-8BEN must be given to each withholding agent.

Note. If you own the income or account jointly with one or more other persons, the income or account will be treated by the withholding agent as owned by a foreign person if Forms W-8BEN are provided by all of the owners. If the withholding agent receives a Form W-9 from any of the joint owners, the payment must be treated as made to a U.S. person.

Change in circumstances. If a change in circumstances makes any information on the Form W-8BEN you have submitted incorrect, you must notify the withholding agent or payer within 30 days of the change in circumstances and you must file a new Form W-8BEN or other appropriate form.

If you use Form W-8BEN to certify that you are a foreign person, a change of address to an address in the United States is a change in circumstances. Generally, a change of address within the same foreign country or to another foreign country is not a change in circumstances. However, if you use Form W-8BEN to claim treaty benefits, a move to the United States or outside the country where you have been claiming treaty benefits is a change in circumstances. In that case, you must notify the withholding agent or payer within 30 days of the move.

If you become a U.S. citizen or resident alien after you submit Form W-8BEN, you are no longer subject to the 30% withholding rate or the withholding tax on a foreign partner's share of effectively connected income. You must notify the withholding agent or payer within 30 days of becoming a U.S. citizen or resident alien. You may be required to provide a Form W-9. For more information, see Form W-9 and instructions.

Expiration of Form W-8BEN. Generally, a Form W-8BEN provided without a U.S. taxpayer identification number (TIN) will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. For example, a Form W-8BEN signed on September 30, 2005, remains valid through December 31, 2008. A Form W-8BEN furnished with a U.S. TIN will remain in effect until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports on Form 1042-S at least one payment annually to the beneficial owner who provided the Form W-8BEN. See the instructions for line 6

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beginning on page 4 for circumstances under which you must provide a U.S. TIN.

Definitions

Beneficial owner. For payments other than those for which a reduced rate of withholding is claimed under an income tax treaty, the beneficial owner of income is generally the person who is required under U.S. tax principles to include the income in gross income on a tax return. A person is not a beneficial owner of income, however, to the extent that person is receiving the income as a nominee, agent, or custodian, or to the extent the person is a conduit whose participation in a transaction is disregarded. In the case of amounts paid that do not constitute income, beneficial ownership is determined as if the payment were income.

Foreign partnerships, foreign simple trusts, and foreign grantor trusts are not the beneficial owners of income paid to the partnership or trust. The beneficial owners of income paid to a foreign partnership are generally the partners in the partnership, provided that the partner is not itself a partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of income paid to a foreign simple trust (that is, a foreign trust that is described in section 651(a)) are generally the beneficiaries of the trust, if the beneficiary is not a foreign partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of a foreign grantor trust (that is, a foreign trust to the extent that all or a portion of the income of the trust is treated as owned by the grantor or another person under sections 671 through 679) are the persons treated as the owners of the trust. The beneficial owners of income paid to a foreign complex trust (that is, a foreign trust that is not a foreign simple trust or foreign grantor trust) is the trust itself.

For purposes of section 1446, the same beneficial owner rules apply, except that under section 1446 a foreign simple trust rather than the beneficiary provides the form to the partnership.

The beneficial owner of income paid to a foreign estate is the estate itself.

Note. A payment to a U.S. partnership, U.S. trust, or U.S. estate is treated as a payment to a U.S. payee that is not subject to 30% withholding. A U.S. partnership, trust, or estate should provide the withholding agent with a Form W-9. For purposes of section 1446, a U.S. grantor trust or disregarded entity shall not provide the withholding agent a Form W-9 in its own right. Rather, the grantor or other owner shall provide the withholding agent the appropriate form.

Foreign person. A foreign person includes a nonresident alien individual, a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, and any other person that is not a U.S. person. It also includes a foreign branch or office of a U.S. financial institution or U.S. clearing organization if the foreign branch is a qualified intermediary. Generally, a payment to a U.S. branch of a foreign person is a payment to a foreign person.

Nonresident alien individual. Any individual who is not a citizen or resident alien of the United States is a nonresident alien individual. An alien individual meeting either the "green card test" or the "substantial presence test" for the calendar year is a resident alien. Any person not meeting either test is a nonresident alien individual. Additionally, an alien individual who is a resident of a foreign country under the residence article of an income tax treaty, or an alien individual who is a bona fide resident of Puerto Rico, Guam, the Commonwealth of the Northern Mariana Islands, the U.S. Virgin Islands, or American Samoa is a nonresident alien individual. See Pub. 519, U.S. Tax Guide for Aliens, for more information on resident and nonresident alien status.

CAUTION *Even though a nonresident alien individual married to a U.S. citizen or resident alien may choose to be treated as a resident alien for certain purposes (for example, filing a joint income tax return), such individual is still treated as a nonresident alien for withholding tax purposes on all income except wages.*

Flow-through entity. A flow-through entity is a foreign partnership (other than a withholding foreign partnership), a foreign simple or foreign grantor trust (other than a withholding foreign trust), or, for payments for which a reduced rate of withholding is claimed under an income tax treaty, any entity to the extent the entity is considered to be fiscally transparent (see below) with respect to the payment by an interest holder's jurisdiction.

For purposes of section 1446, a foreign partnership or foreign grantor trust must submit Form W-8IMY to establish the partnership or grantor trust as a look through entity. The Form W-8IMY may be accompanied by this form or another version of Form W-8 or Form W-9 to establish the foreign or domestic status of a partner or grantor or other owner. See Regulations section 1.1446-1.

Hybrid entity. A hybrid entity is any person (other than an individual) that is treated as fiscally transparent (see below) in the United States but is not treated as fiscally transparent by a country with which the United States has an income tax treaty. Hybrid entity status is relevant for claiming treaty benefits. See the instructions for line 9c on page 5.

Reverse hybrid entity. A reverse hybrid entity is any person (other than an individual) that is not fiscally transparent under U.S. tax law principles but that is fiscally transparent under the laws of a jurisdiction with which the United States has an income tax treaty. See the instructions for line 9c on page 5.

Fiscally transparent entity. An entity is treated as fiscally transparent with respect to an item of income for which treaty benefits are claimed to the extent that the interest holders in the entity must, on a current basis, take into account separately their shares of an item of income paid to the entity, whether or not distributed, and must determine the character of the items of income as if they were realized directly from the sources from which realized by the entity. For example, partnerships, common trust funds, and simple trusts or grantor trusts are generally considered to be fiscally transparent with respect to items of income received by them.

Disregarded entity. A business entity that has a single owner and is not a corporation under Regulations section 301.7701-2(b) is disregarded as an entity separate from its owner.

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A disregarded entity shall not submit this form to a partnership for purposes of section 1446. Instead, the owner of such entity shall provide appropriate documentation. See Regulations section 1.1446-1.

Amounts subject to withholding. Generally, an amount subject to withholding is an amount from sources within the United States that is fixed or determinable annual or periodical (FDAP) income. FDAP income is all income included in gross income, including interest (as well as OID), dividends, rents, royalties, and compensation. FDAP income does not include most gains from the sale of property (including market discount and option premiums).

For purposes of section 1446, the amount subject to withholding is the foreign partner's share of the partnership's effectively connected taxable income.

Withholding agent. Any person, U.S. or foreign, that has control, receipt, or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding is a withholding agent. The withholding agent may be an individual, corporation, partnership, trust, association, or any other entity, including (but not limited to) any foreign intermediary, foreign partnership, and U.S. branches of certain foreign banks and insurance companies. Generally, the person who pays (or causes to be paid) the amount subject to withholding to the foreign person (or to its agent) must withhold.

For purposes of section 1446, the withholding agent is the partnership conducting the trade or business in the United States. For a publicly traded partnership, the withholding agent may be the partnership, a nominee holding an interest on behalf of a foreign person, or both. See Regulations sections 1.1446-1 through 1.1446-6.

Specific Instructions

TIP *A hybrid entity should give Form W-8BEN to a withholding agent only for income for which it is claiming a reduced rate of withholding under an income tax treaty. A reverse hybrid entity should give Form W-8BEN to a withholding agent only for income for which no treaty benefit is being claimed.*

Part I

Line 1. Enter your name. If you are a disregarded entity with a single owner who is a foreign person and you are not claiming treaty benefits as a hybrid entity, this form should be completed and signed by your foreign single owner. If the account to which a payment is made or credited is in the name of the disregarded entity, the foreign single owner should inform the withholding agent of this fact. This may be done by including the name and account number of the disregarded entity on line 8 (reference number) of the form. However, if you are a disregarded entity that is claiming treaty benefits as a hybrid entity, this form should be completed and signed by you.

Line 2. If you are a corporation, enter the country of incorporation. If you are another type of entity, enter the country under whose laws you are created, organized, or governed. If you are an individual, enter N/A (for "not applicable").

Line 3. Check the one box that applies. By checking a box, you are representing that you qualify for this classification. You must check the box that represents your classification (for example, corporation, partnership, trust, estate, etc.) under U.S. tax principles. Do not check the box that describes your status under the law of the treaty country. If you are a partnership or disregarded entity receiving a payment for which treaty benefits are being claimed, you must check the "Partnership" or "Disregarded entity" box. If you are a sole proprietor, check the "Individual" box, not the "Disregarded entity" box.

CAUTION *Only entities that are tax-exempt under section 501 should check the "Tax-exempt organization" box. Such organizations should use Form W-8BEN only if they are claiming a reduced rate of withholding under an income tax treaty or some code exception other than section 501. Use Form W-8EXP if you are claiming an exemption from withholding under section 501.*

Line 4. Your permanent residence address is the address in the country where you claim to be a resident for purposes of that country's income tax. If you are giving Form W-8BEN to claim a reduced rate of withholding under an income tax treaty, you must determine your residency in the manner required by the treaty. Do not show the address of a financial institution, a post office box, or an address used solely for mailing purposes. If you are an individual who does not have a tax residence in any country, your permanent residence is where you normally reside. If you are not an individual and you do not have a tax residence in any country, the permanent residence address is where you maintain your principal office.

Line 5. Enter your mailing address only if it is different from the address you show on line 4.

Line 6. If you are an individual, you are generally required to enter your social security number (SSN). To apply for an SSN, get Form SS-5 from a Social Security Administration (SSA) office or, if in the United States, you may call the SSA at 1-800-772-1213. Fill in Form SS-5 and return it to the SSA.

If you do not have an SSN and are not eligible to get one, you must get an individual taxpayer identification number (ITIN). To apply for an ITIN, file Form W-7 with the IRS. It usually takes 4-6 weeks to get an ITIN.

CAUTION *An ITIN is for tax use only. It does not entitle you to social security benefits or change your employment or immigration status under U.S. law.*

If you are not an individual or you are an individual who is an employer or you are engaged in a U.S. trade or business as a sole proprietor, you must enter an employer identification number (EIN). If you do not have an EIN, you should apply for one on Form SS-4, Application for Employer Identification Number. If you are a disregarded entity claiming treaty benefits as a hybrid entity, enter your EIN.

A partner in a partnership conducting a trade or business in the United States will likely be allocated effectively connected taxable income. The partner is

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required to file a U.S. federal income tax return and must have a U.S. taxpayer identification number (TIN).

You must provide a U.S. TIN if you are:

- Claiming an exemption from withholding under section 871(f) for certain annuities received under qualified plans,
- A foreign grantor trust with 5 or fewer grantors,
- Claiming benefits under an income tax treaty, or
- Submitting the form to a partnership that conducts a trade or business in the United States.

However, a U.S. TIN is not required to be shown in order to claim treaty benefits on the following items of income:

- Dividends and interest from stocks and debt obligations that are actively traded;
- Dividends from any redeemable security issued by an investment company registered under the Investment Company Act of 1940 (mutual fund);
- Dividends, interest, or royalties from units of beneficial interest in a unit investment trust that are (or were upon issuance) publicly offered and are registered with the SEC under the Securities Act of 1933; and
- Income related to loans of any of the above securities.

TIP *You may want to obtain and provide a U.S. TIN on Form W-8BEN even though it is not required. A Form W-8BEN containing a U.S. TIN remains valid for as long as your status and the information relevant to the certifications you make on the form remain unchanged provided at least one payment is reported to you annually on Form 1042-S.*

Line 7. If your country of residence for tax purposes has issued you a tax identifying number, enter it here. For example, if you are a resident of Canada, enter your Social Insurance Number.

Line 8. This line may be used by the filer of Form W-8BEN or by the withholding agent to whom it is provided to include any referencing information that is useful to the withholding agent in carrying out its obligations. For example, withholding agents who are required to associate the Form W-8BEN with a particular Form W-8IMY may want to use line 8 for a referencing number or code that will make the association clear. A beneficial owner may use line 8 to include the number of the account for which he or she is providing the form. A foreign single owner of a disregarded entity may use line 8 to inform the withholding agent that the account to which a payment is made or credited is in the name of the disregarded entity (see instructions for line 1 on page 4).

Part II

Line 9a. Enter the country where you claim to be a resident for income tax treaty purposes. For treaty purposes, a person is a resident of a treaty country if the person is a resident of that country under the terms of the treaty.

Line 9b. If you are claiming benefits under an income tax treaty, you must have a U.S. TIN unless one of the exceptions listed in the line 6 instructions above applies.

Line 9c. An entity (but not an individual) that is claiming a reduced rate of withholding under an income tax treaty must represent that it:

- Derives the item of income for which the treaty benefit is claimed, and
- Meets the limitation on benefits provisions contained in the treaty, if any.

An item of income may be derived by either the entity receiving the item of income or by the interest holders in the entity or, in certain circumstances, both. An item of income paid to an entity is considered to be derived by the entity only if the entity is not fiscally transparent under the laws of the entity's jurisdiction with respect to the item of income. An item of income paid to an entity shall be considered to be derived by the interest holder in the entity only if:

- The interest holder is not fiscally transparent in its jurisdiction with respect to the item of income, and
- The entity is considered to be fiscally transparent under the laws of the interest holder's jurisdiction with respect to the item of income. An item of income paid directly to a type of entity specifically identified in a treaty as a resident of a treaty jurisdiction is treated as derived by a resident of that treaty jurisdiction.

If an entity is claiming treaty benefits on its own behalf, it should complete Form W-8BEN. If an interest holder in an entity that is considered fiscally transparent in the interest holder's jurisdiction is claiming a treaty benefit, the interest holder should complete Form W-8BEN on its own behalf and the fiscally transparent entity should associate the interest holder's Form W-8BEN with a Form W-8IMY completed by the entity.

CAUTION *An income tax treaty may not apply to reduce the amount of any tax on an item of income received by an entity that is treated as a domestic corporation for U.S. tax purposes. Therefore, neither the domestic corporation nor its shareholders are entitled to the benefits of a reduction of U.S. income tax on an item of income received from U.S. sources by the corporation.*

To determine whether an entity meets the limitation on benefits provisions of a treaty, you must consult the specific provisions or articles under the treaties. Income tax treaties are available on the IRS website at *www.irs.gov*.

TIP *If you are an entity that derives the income as a resident of a treaty country, you may check this box if the applicable income tax treaty does not contain a "limitation on benefits" provision.*

Line 9d. If you are a foreign corporation claiming treaty benefits under an income tax treaty that entered into force before January 1, 1987 (and has not been renegotiated) on (a) U.S. source dividends paid to you by another foreign corporation or (b) U.S. source interest paid to you by a U.S. trade or business of another foreign corporation, you must generally be a "qualified resident" of a treaty country. See section 884 for the definition of interest paid by a U.S. trade or business of a foreign corporation ("branch interest") and other applicable rules.

In general, a foreign corporation is a qualified resident of a country if any of the following apply.

- It meets a 50% ownership and base erosion test.
- It is primarily and regularly traded on an established securities market in its country of residence or the United States.
- It carries on an active trade or business in its country of residence.
- It gets a ruling from the IRS that it is a qualified resident.

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See Regulations section 1.884-5 for the requirements that must be met to satisfy each of these tests.

CAUTION *If you are claiming treaty benefits under an income tax treaty entered into force after December 31, 1986, do not check box 9d. Instead, check box 9c.*

Line 9e. Check this box if you are related to the withholding agent within the meaning of section 267(b) or 707(b) and the aggregate amount subject to withholding received during the calendar year will exceed $500,000. Additionally, you must file Form 8833, Treaty-Based Return Position Disclosure Under Section 6114 or 7701(b).

Line 10

Line 10 must be used only if you are claiming treaty benefits that require that you meet conditions not covered by the representations you make in lines 9a through 9e. However, this line should always be completed by foreign students and researchers claiming treaty benefits. See *Scholarship and fellowship grants* below for more information.

The following are additional examples of persons who should complete this line.

- Exempt organizations claiming treaty benefits under the exempt organization articles of the treaties with Canada, Mexico, Germany, and the Netherlands.
- Foreign corporations that are claiming a preferential rate applicable to dividends based on ownership of a specific percentage of stock.
- Persons claiming treaty benefits on royalties if the treaty contains different withholding rates for different types of royalties.

This line is generally not applicable to claiming treaty benefits under an interest or dividends (other than dividends subject to a preferential rate based on ownership) article of a treaty.

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the recipient has otherwise become a U.S. resident alien for tax purposes. The individual must use Form W-9 to claim the tax treaty benefit. See the instructions for Form W-9 for more information. Also see *Nonresident alien student or researcher who becomes a resident alien* later for an example.

Scholarship and fellowship grants. A nonresident alien student (including a trainee or business apprentice) or researcher who receives noncompensatory scholarship or fellowship income may use Form W-8BEN to claim benefits under a tax treaty that apply to reduce or eliminate U.S. tax on such income. No Form W-8BEN is required unless a treaty benefit is being claimed. A nonresident alien student or researcher who receives compensatory scholarship or fellowship income must use Form 8233 to claim any benefits of a tax treaty that apply to that income. The student or researcher must use Form W-4 for any part of such income for which he or she is not claiming a tax treaty withholding exemption. Do not use Form W-8BEN for compensatory scholarship or fellowship income. See *Compensation for Dependent Personal Services* in the Instructions for Form 8233.

TIP *If you are a nonresident alien individual who received noncompensatory scholarship or fellowship income and personal services income (including compensatory scholarship or fellowship income) from the same withholding agent, you may use Form 8233 to claim a tax treaty withholding exemption for part or all of both types of income.*

Completing lines 4 and 9a. Most tax treaties that contain an article exempting scholarship or fellowship grant income from taxation require that the recipient be a resident of the other treaty country at the time of, or immediately prior to, entry into the United States. Thus, a student or researcher may claim the exemption even if he or she no longer has a permanent address in the other treaty country after entry into the United States. If this is the case, you may provide a U.S. address on line 4 and still be eligible for the exemption if all other conditions required by the tax treaty are met. You must also identify on line 9a the tax treaty country of which you were a resident at the time of, or immediately prior to, your entry into the United States.

Completing line 10. You must complete line 10 if you are a student or researcher claiming an exemption from taxation on your scholarship or fellowship grant income under a tax treaty.

Nonresident alien student or researcher who becomes a resident alien. You must use Form W-9 to claim an exception to a saving clause. See *Nonresident alien who becomes a resident alien* on this page for a general explanation of saving clauses and exceptions to them.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would complete Form W-9.

Part III

If you check this box, you must provide the withholding agent with the required statement for income from a notional principal contract that is to be treated as income not effectively connected with the conduct of a trade or business in the United States. You should update this statement as often as necessary. A new Form W-8BEN is not required for each update provided the form otherwise remains valid.

Part IV

Form W-8BEN must be signed and dated by the beneficial owner of the income, or, if the beneficial owner is not an individual, by an authorized representative or

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officer of the beneficial owner. If Form W-8BEN is completed by an agent acting under a duly authorized power of attorney, the form must be accompanied by the power of attorney in proper form or a copy thereof specifically authorizing the agent to represent the principal in making, executing, and presenting the form. Form 2848, Power of Attorney and Declaration of Representative, may be used for this purpose. The agent, as well as the beneficial owner, may incur liability for the penalties provided for an erroneous, false, or fraudulent form.

Broker transactions or barter exchanges. Income from transactions with a broker or a barter exchange is subject to reporting rules and backup withholding unless Form W-8BEN or a substitute form is filed to notify the broker or barter exchange that you are an exempt foreign person.

You are an exempt foreign person for a calendar year in which:

- You are a nonresident alien individual or a foreign corporation, partnership, estate, or trust;
- You are an individual who has not been, and does not plan to be, present in the United States for a total of 183 days or more during the calendar year; and
- You are neither engaged, nor plan to be engaged during the year, in a U.S. trade or business that has effectively connected gains from transactions with a broker or barter exchange.

Paperwork Reduction Act Notice. We ask for the information on this form to carry out the Internal Revenue laws of the United States. You are required to provide the information. We need it to ensure that you are complying with these laws and to allow us to figure and collect the right amount of tax.

You are not required to provide the information requested on a form that is subject to the Paperwork Reduction Act unless the form displays a valid OMB control number. Books or records relating to a form or its instructions must be retained as long as their contents may become material in the administration of any Internal Revenue law. Generally, tax returns and return information are confidential, as required by section 6103.

The time needed to complete and file this form will vary depending on individual circumstances. The estimated average time is: **Recordkeeping,** 5 hr., 58 min.; **Learning about the law or the form,** 3 hr., 46 min.; **Preparing and sending the form to IRS,** 4 hr., 2 min.

If you have comments concerning the accuracy of these time estimates or suggestions for making this form simpler, we would be happy to hear from you. You can email us at **taxforms@irs.gov*. Please put "Forms Comment" on the subject line. Or you can write to Internal Revenue Service, Tax Products Coordinating Committee, SE:W:CAR:MP:T:T:SP, 1111 Constitution Ave. NW, IR-6406, Washington, DC 20224. Do not send Form W-8BEN to this office. Instead, give it to your withholding agent.

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